As filed with the Securities and Exchange Commission on October 20 , 2023

Registration No. 333-271439

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 6 to

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Ludwig Enterprises, Inc.

(Exact name of registrant as specified in its charter)

Nevada	8099	61-1133438
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1749 Victorian Avenue, #C-350
Sparks, Nevada 89431
(954) 235-9026

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Marvin S. Hausman, M.D.
Chief Executive Officer
Ludwig Enterprises, Inc.
1749 Victorian Avenue, #C 350
Sparks, Nevada 89431
(786) 235-9026
(Name, address and telephone number of agent for service)

With copies to:

Eric Newlan, Esq. Newlan Law Firm PLLC 2201 Long Prairie Road, Suite 107-762
Flower Mound, Texas 75022
Phone: (940) 367-6154

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement is declared effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a) may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Preliminary Prospectus	Subject to Completion, dated October 20 , 2023

Ludwig Enterprises, Inc.
47,000,000 Shares of Common Stock

This prospectus relates to the sale of 47,000,000 shares of common stock, par value $0.001 (the “Offered Shares”), of Ludwig Enterprises, Inc. (the “Company,” “we” or “us”), by the Company on a best-efforts basis (the “Offering”). The Company anticipates that the public offering price will be $[0.75-1.25] per share. The Offering (which will commence upon effectiveness of the registration statement of which this prospectus is a part) terminates on __________, 2024. The Company is offering the shares on a self-underwritten, “best-efforts” basis directly through its President, Anne B. Blackstone. The total proceeds from the Offering will not be escrowed or segregated but will be available to the Company immediately. There is no minimum amount of common shares required to be purchased, and, therefore, the total proceeds received by the Company might not be enough to sustain continued operations, or a market may not develop. For more information, see the sections titled “Plan of Distribution” and “Use of Proceeds” herein.

Upon the effectiveness of this Offering, a total of $940,000 of principal amount convertible notes (the “Convertible Notes”) will, by their terms, be eligible for conversion into shares of common stock (the shares of common stock issued upon conversion of the Convertible Notes are referred to as the “Conversion Shares”), at the election of their respective holders, at a price equal to 80% of the offering price for all of the Offered Shares, or $[0.60-1.00] per Conversion Share. (See “Use of Proceeds” and “Plan of Distribution”).

Our common stock is quoted on the OTC PINK market operated by OTC Markets Group, Inc., under the symbol LUDG. As of October 19 , 2023, the last reported sale price for our common stock was $0.20 per share. Prior to this Offering, there has been a limited market for the securities of the Company. While our common stock is quoted on the OTC PINK marketplace, there has been limited trading volume. There is no guarantee that an active trading market for our common stock will develop. We are not a “blank check company,” and we have no plans or intentions to engage in a business combination following this Offering.

This Offering is highly speculative, and the Offered Shares involve a high degree of risk, including the superior voting rights of our outstanding shares of Convertible Preferred Stock, and should be considered only by persons who can afford the loss of their entire investments. See “Risk Factors,” beginning on page 5.

Each share of our Convertible Preferred Stock (1) is convertible into 100 shares of our common stock at any time, (2) votes on all matters as a class with the holders of our common stock and (3) is entitled to 100 votes per share. The holders of our Convertible Preferred Stock will, therefore, be able to control the management and affairs of our company, as well as matters requiring the approval by our shareholders, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets, and any other significant corporate transaction. (See “Description of Securities–Convertible Preferred Stock” and “Security Ownership of Certain Beneficial Owners and Management”).

We are an “emerging growth company” under applicable U.S. Securities and Exchange Commission (“SEC”) rules and will be subject to reduced public company reporting requirements.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is ___________, 2023

About this Prospectus

You should rely only on the information contained in this prospectus and in any free writing prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of shares of our common stock.

We have not done anything that would permit this Offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and to observe any restrictions as to this Offering and the distribution of this prospectus applicable to that jurisdiction.

Market and Industry Data

Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate is based on information from independent industry and research organizations, other third-party sources and management estimates. Management estimates are derived from publicly available information released by independent industry analysts and third-party sources, as well as data from our internal research, and are based on assumptions made by us upon reviewing such data and our knowledge of such industry and markets which we believe to be reasonable. Although we believe the data from these third-party sources is reliable, we have not independently verified any third-party information. In addition, projections, assumptions and estimates of the future performance of the industry in which we operate and our future performance are necessarily subject to uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and “Information Regarding Forward-Looking Statements.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

PROSPECTUS SUMMARY

As this is a summary, it does not contain all of the information that you should consider in making an investment decision. You should read the entire prospectus carefully, including the information under the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes thereto included in this prospectus, before investing. This prospectus includes forward-looking statements that involve risks and uncertainties. See “Information Regarding Forward-Looking Statements.” Unless the context otherwise requires, we use the terms “Ludwig,” the “Company,” “we,” “us” and “our” in this prospectus to refer to Ludwig Enterprises, Inc. and its wholly-owned subsidiaries mRNAforLife, Inc., Precision Genomics, Inc. and Exousia Ai, Inc.

The Company

Overview. We are an innovative genomics technology and health related company that is developing mRNA genetic testing kits that use “inflammatory genetic markers” to assess the presence of disease and monitor treatment responses [in a person], and nutritional supplements that may modulate and/or reduce inflammatory genetic markers associated with certain diseases.

Inflammatory genetic markers are biological molecules that indicate the presence (or absence) of inflammatory disease activity. These inflammatory molecules, called cytokine and chemokines, mediate the biological response of tissues within the body to harmful agents, such as bacteria, viruses, damaged cells or toxic irritants. These inflammatory molecules are produced by messenger RNA (mRNA) and are signals that are sent between cells. Messenger RNA transfers information from DNA to the cell machinery that makes proteins. Examples of such inflammatory molecules include, but are not limited to, nuclear factorE2, superoxide dismutase, TNF-α and NF-κB, IFN-γ, and IL-6.

Leveraging our proprietary mRNA genetic testing kits, we can collect buccal cheek swabs from an individual and isolate the individual’s mRNA from these swabs. Next, we use a Thermo Fisher Scientific Quant Studio Real-Time Polymerase Chain Reaction system to measure levels of specific mRNA-produced inflammatory molecules within the individual.) We believe these measurements could be used to detect genetic biomarkers for inflammatory driven diseases or to monitor treatment responses for conditions such as heart disease, preeclampsia, and cancer. Once we identify involved inflammatory genetic markers, our proprietary natural nutritional anti-inflammatory supplements may be able to modulate a person’s previously measured inflammatory index or even potentially control further inflammatory reactions and continued disease development. We believe our genetic tools will have the potential to not only achieve early detection of diseases, but also to evaluate and support customized treatments that may improve patient outcomes. (See “Business”).

Our Products. We intend to launch and market our proprietary mRNA genetic testing kits and supplements into the U.S. marketplace by the end of the third quarter 2023.

Test Kits. The My RNA for Life Home Test Kit is a home testing kit containing a flocked swab designed to collect cheek cells, and a collection tube containing a molecular medium inside to stabilize and preserve human nucleic acids such as DNA and RNA. [Once the buccal cheek swab sample is collected and stored in the collection tube, the testing kit is then sent to a third-party laboratory for analysis.] The Company is also developing proprietary technology to properly store swab samples and isolated mRNA samples for future analysis.

Our testing kits are considered a Laboratory Developed Test (“LDT”). LDT’s are classified as medical devices but do not generally require U.S. Food and Drug Administration (“FDA”) clearance, approval or premarket review. (See “Business”).

Supplement. The My RNA for Life Genetic Centric Supplement (NuGenea™) is a preventive natural nutritional anti-inflammatory formulation that utilizes compounds that have the potential to modulate expression of the genes that produce the inflammatory molecules that cause inflammation. The focus of the unique NuGenea™ formula of ingredients is the potential modulation and/or reduction of the inflammatory genetic markers associated with chronic disease.

The FDA does not approve dietary supplements and supplements are regulated as food, not as drugs. Companies are required to submit a premarket safety notification to the FDA at least 75 days before marketing dietary supplements containing certain “new dietary ingredients” (that were not marketed in the U.S. before Oct. 15, 1994). Because our supplement does not contain any such ingredients, we will not be required to submit a premarket safety notification. (See “Business”).

2023 Plans. We hope to launch our supplement during the fourth quarter of 2023. We will focus our efforts in launching into the wellness clinic space. Patients and clients in this space are seeking ways, in general, to reduce inflammation in their bodies. We believe we can be part of that armamentarium with our supplement. There is no assurance that we will be successful in this regard. We plan to launch our inflammation home test kit during the 4th quarter of 2023. This will be direct to consumer and to wellness clinics. We will use advertisement in journals, internet and through educational literature.

Challenges to Our Plans. The primary challenges we face in establishing our business are our history of recurring net losses, our management’s limited experience in commercializing products, and that fact that we have not yet established sales, marketing, large scale manufacturing or distribution capabilities. We must obtain capital, including from this offering, with which to begin the full-scale commercialization of our products. There is no assurance that we will obtain sufficient capital. (See “Risk Factors” and “Business”).

In addition, the market into which we intend to sell our supplement is very crowded and filled with supplements targeted for the anti-inflammatory marketplace. There is no guarantee we can establish ourselves within this category. Further, most other companies in this space are well-established brands offered by some of the most notable companies. We are a start-up with no existing presence nor relationships. Also, we have only one product SKU, while most of our competitors have many SKU’s and have large areas of shelf space in retail environments. Further, we plan to initially offer only one product will find it very challenging to get shelf space thereby limiting our opportunity and sales. We cannot assure our investors our product launch will be a success.

The use of home testing kits to assess inflammation may not be perceived as needed in the market, especially one not paid by insurance. Relying on customers to pay out of pocket for this tool is potentially a very large impediment to product use and acceptance. The Company does not currently plan to seek insurance coverage for use of the home testing kits.

Launching a marketing campaign for our products will be costly without any assurance the products will be purchased, used and accepted. As a start up with limited capital, there may not be enough time or capital to see this product through to market acceptance.

Selected Risks Associated with Our Business

Investing in our common stock involves a high degree of risk. You should carefully consider all the information in this prospectus prior to investing in our common stock. These risks are discussed more fully in the section entitled “Risk Factors” immediately following this prospectus summary. These risks and uncertainties include, but are not limited to, the following:

●	we are an early-stage genomics technology and health related Company without any products or services currently available for sale and we may not be able to successfully develop or bring products or services to market;

●	the report of our independent auditors on our financial statements for the years ended December 31, 2022, and December 31, 2021, indicate uncertainty concerning our ability to continue as a going concern and this may impair our ability to raise capital to fund our business;

●	we have incurred significant losses in prior periods, and losses in the future could cause the quoted price of our common stock to decline or have a material adverse effect on our financial condition, our ability to pay our debts as they become due, and on our cash flows;

●	we have limited experience in dealing with third-party manufacturers or commercializing proposed product candidates and may encounter difficulties, delays or other unanticipated hurdles before the manufacturing of our product candidates begin in the quantities needed to achieve our business plans;

●	we are dependent upon our sole officer and director for future success;

●	we may have a President and chief financial officer, as well as two additional board members which would sign employment letters contingent on this Registration Statement on Form S-1 going effective, successful capital campaign and officer and director’s insurance;

●	we use RNA-based molecular biology in our products and services pipeline and the successful commercialization of these products will depend on public perceptions of RNA-based products;

●	if the FDA were to begin actively regulating our tests, we could incur substantial costs and delays associated with trying to obtain premarket clearance or approval and incur costs associated with complying with post-market controls;

●	we have yet to establish sales, marketing or distribution capabilities, and if we are unable to establish these capabilities, we may not be successful in commercializing our product candidates if they are approved;

●	we are in competition with companies that are larger, more established and better capitalized than are we;

●	adverse publicity or consumer perception of our My RNA for Life™ Genetic Centric Supplement and any similar products distributed by others could harm our reputation and adversely affect our sales and revenues;

●	the materials used in the processes by which our RNA-based products and our derivative products are manufactured, such as mRNA genetic microarrays, may become difficult to obtain in the quality or quantity required for our business plans or at the prices that are currently projected;

●	if we are unable to obtain and maintain protection of our intellectual property, which are costly to maintain, the value of our products may be adversely affected; and

●	the outstanding shares of our convertible preferred stock will, for the foreseeable future, preclude current and future owners of our common stock from influencing any corporate decision.

Corporate Information

The Company was originally organized as a Kentucky corporation on February 11, 1988. On February 8, 2006, we formed a wholly owned subsidiary, Ludwig Enterprises, Inc., a Nevada corporation. On March 28, 2006, Ludwig Enterprises, Inc., the Kentucky corporation, merged with and into Ludwig Enterprises, Inc., the Nevada corporation, with the Company, Ludwig Enterprises, Inc., the Nevada corporation, being the surviving entity.

Our principal executive offices, and those of our subsidiaries, are located at 1749 Victorian Avenue, #C-350, Sparks, Nevada 89431. Our phone number is (786) 235-9026. Our corporate website is located at www.ludwigent.com. Information on our website is not part of this prospectus.

The Offering

Summary of the Offering

Securities being offered by us:	47,000,000 shares of common stock

Shares of common stock outstanding prior to the Offering:	152,408,220 shares(1)

Shares of common stock to be outstanding after the Offering:	199,408,220 shares

Offering price:	$[$0.75-1.25] per share

Offering Period:	From the date of this prospectus until __________, 2024
Disparate Voting Rights:

Each share of our Convertible Preferred Stock votes on all matters as a class with the holders of our common stock and is entitled to 100 votes per share. The holders of our Convertible Preferred Stock will, therefore, be able to control the management and affairs of our company, as well as matters requiring the approval by our shareholders, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets, and any other significant corporate transaction. (See “Description of Securities–Convertible Preferred Stock” and “Security Ownership of Certain Beneficial Owners and Management”).

Market for the common stock:

Our common stock is quoted on the OTC Pink marketplace under the symbol “LUDG.” As of September 15, 2023, the last reported sale price for our common stock was $0.164 per share. Prior to this Offering, there has been a limited market for our securities. While our common stock is quoted on the OTC Pink marketplace, there has been negligible trading volume.

There is no assurance that a trading market will develop or, if developed, that it will be sustained. Consequently, purchasers of our common stock may find it difficult to resell the securities offered herein should the purchasers desire to do so when eligible for public resale.

Our officers and directors are not purchasing shares in this Offering.

Use of Proceeds: Risk Factors

We estimate that we will receive approximately $[35,250,000-58,750,000] in gross proceeds if we sell all of the shares in the Offering at $[0.75-1.25] per share, and we will receive estimated net proceeds (prior to paying offering expenses of approximately $50,000) if we sell all of those shares.

See “Risk Factors‚” and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in shares of our common stock

(1)	The number of shares of our common stock outstanding prior to this Offering does not include the conversion of all outstanding shares of Series A Preferred Stock into a total of 700,000,000 shares of common stock and the conversion of the Convertible Notes into up to [1,566,667-940,000] shares of common stock. (See “Dilution—Ownership Dilution”).

Summary Consolidated Financial Information

The following tables summarize certain financial data regarding our business and should be read in conjunction with our financial statements and related notes contained elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as our financial statements and related notes appearing elsewhere in this prospectus.

We derived the summary financial information from our unaudited financial statements and related notes for the six months ended June 30, 2023 and 2022, and our audited financial statements and related notes for the years ended December 31, 2022 and 2021, appearing elsewhere in this prospectus.

All financial statements included in this prospectus are prepared and presented in accordance with generally accepted accounting principles in the United States. The financial statements contained elsewhere fully represent our financial condition and operations; however, they are not indicative of our future performance.

	Six Months Ended June 30, 2023 (unaudited)	Six Months Ended June 30, 2022 (unaudited)
Statements of Operations Data:
Total Operating Expenses	$1,078,466	$128,772
Loss From Operations	(1,078,466)	(128,772)
Other income (expense)
Amortization of debt discount	(372,781)	(183,489)
Interest expense	(5,172)	(8,808)
Inducement expense Gain on debt extinguishment	(102,857)	44,475
Total other income (expense) – net	(480,810)	(147,822)
Net loss	$(1,559,276)	$(276,594)

	Year Ended December 31, 2022	Year Ended December 31, 2021
Statements of Operations Data:
Total Operating Expenses	$560,505	$45,723
Loss From Operations	(560,505)	(45,723)
Other income (expense)
Amortization of debt discount	(435,052)	(79,792)
Interest expense	(14,068)	(11,952)
Gain on debt extinguishment	44,475	—
Total other income (expense) – net	(404,645)	(91,744)
Net loss	$(965,150)	$(137,467)

RISK FACTORS

An investment in our shares of common stock involves significant risks. Before making an investment in our shares of common stock, you should carefully consider the risks and uncertainties discussed below under “Information Regarding Forward-Looking Statements,” and the specific risks set forth herein. Any of the following risks could have a material adverse effect on our business, financial condition and results of operations. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business, prospects, financial condition, results of operations, cash flows and ability to pay dividends. In any such case, the market price of our shares of common stock could decline, and you may lose all or part of your investment.

Risks Related to the Company

We are an early-stage genomics technology and health related Company without any products or services currently available for sale and we may not be able to successfully develop or bring products or services to market.

We have several product and service candidates, including our proprietary mRNA genetic program and nutraceutical supplement, we hope to bring to market by the fourth quarter of 2023; however, there is no assurance that we will succeed in bringing any of our product and service candidates to market or that such product candidates, or any of our other operations, will generate any revenue. If we cannot develop a marketable product or generate sufficient revenues, we may be required to suspend or cease operations.

The report of our independent auditors on our financial statements for the year ended December 31, 2022, indicates uncertainty concerning our ability to continue as a going concern and this may impair our ability to raise capital to fund our business.

The report of our independent auditors indicates uncertainty concerning our ability to continue as a going concern and this may impair our ability to raise capital to fund our business. In its opinion on our financial statements for the years ended December 31, 2022 and 2021, our independent auditors raised substantial doubt about our ability to continue as a going concern. We cannot assure you that this will not impair our ability to raise capital on attractive terms. Additionally, we cannot assure you that we will ever achieve significant revenues and therefore remain a going concern. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The obtainment of additional financing, the successful development of our contemplated plan of operations, and its transition, ultimately, to the attainment of profitable operations are necessary for us to continue operations. These conditions and the ability to successfully resolve these factors over the next twelve months raise substantial doubt about our ability to continue as a going concern.

We have incurred significant losses in prior periods, and losses in the future could cause the quoted price of our common stock to decline or have a material adverse effect on our financial condition, our ability to pay our debts as they become due, and on our cash flows.

To date, we have not generated revenues from our operations, and we have incurred significant losses in prior periods. For the six months ended June 30, 2023 and 2022, we incurred a net loss of $1,559,276 (unaudited) and $87,502 (unaudited), respectively, and, as of June 30, 2023, we had an accumulated deficit of $3,345,208 (unaudited). For the years ended December 31, 2022 and 2021, we incurred a net loss of $965,150 and $137,467, respectively, and, as of such dates, we had an accumulated deficit of $1,785,932 and $820,782, respectively.

The time required for us to become profitable is highly uncertain, and we cannot assure you that we will achieve or sustain profitability or generate sufficient cash flow from operations to meet our planned capital expenditures, working capital and debt service requirements. If required, our ability to obtain additional financing from other sources also depends on many factors beyond our control, including the state of the capital markets and the prospects for our business. The necessary additional financing may not be available to us or may be available only on terms that would result in further dilution to the current owners of our common stock. We expect we will require significant capital in connection with our efforts, and we will be required to continue to make significant investments to further develop and expand our business. In particular, we expect to continue to expend substantial financial and other resources on further research studies, marketing and advertising as part of our strategy to develop and increase our business-to-business (“B2B”) and business-to-consumer (“B2C”) channels, as well as on research and development activities regarding our proprietary mRNA genetic methodologies. The sales, marketing and advertising expenses that we will incur will typically be expensed immediately. In addition, to the extent that our business ramps up as we expect, we will need to increase our headcount significantly in the coming years.

We intend to seek interim short-term financing to assure full legal compliance with our Securities and Exchange Commission (“SEC”) filings, and to bring on the necessary personnel to begin its future development activities. Our working capital needs will be met largely from the sale of debt and public equity securities, including in this Offering, until such time that funds provided by operations, if ever, are sufficient to fund working capital requirements. The accompanying financial statements do not include any adjustments relating to the recoverability or classification of recorded assets and liabilities that might result should the Company be unable to continue as a going concern.

We will require additional capital to fund our operations and if we do not obtain additional capital, we may be required to scale back, delay or cease our operations.

Our business does not presently generate the cash needed to finance our current and anticipated operations and we need to obtain additional financing to finance our operations, until such time that we are able to conduct profitable revenue generating activities.

Through the date of this prospectus, we have obtained approximately $1.3 million in loans to meet our ongoing expenses, including professional fees and day-to-day operating expenses.  We cannot assure you that adequate financing will be available on acceptable terms, if at all. Our failure to raise additional financing, including through this Offering, in a timely manner would adversely affect our ability to pursue our business plan and could cause us to delay launching our league and our proposed business plan.

The Company has product candidates with very complex and different sales and marketing channels, the development of which will put significant burdens on us and which we may not be able to develop as effectively as competitors.

We will have very different sales and marketing channels if the products in our pipeline are to reach customers in their respective markets – either B2C or B2B channels – requiring us to develop distinct sales, marketing, and distribution methods. In particular, the B2C channels have different customers and distribution channels as B2B channels. Building, managing and maintaining such a sales and marketing infrastructure may require us to hire experts in the field, implement complex systems, establish collaborations with third parties effectively across various geographies and understand disparate regulatory regimes. Our ability to effectively engage in these steps is untested, making it impossible for us to accurately predict the level of success we will achieve.

We have yet to establish sales, marketing or distribution capabilities, and if we are unable to establish these capabilities, we may not be successful in commercializing our product candidates if they are approved.

We have not yet established a sales, marketing or product distribution infrastructure for our product and service candidates, which are still in various stages of development. To achieve commercial success for any product for which we obtain marketing approval, we will need to establish a sales and marketing organization within the United States and, potentially, also develop a strategy for sales outside of the United States. We intend to outsource the manufacturing and distribution, and failure to obtain contracts with such third parties on terms acceptable to us, or at all, may significantly delay our product and service candidates market rollout. In addition, as we begin to commercialize our products, we will need to hire, develop, train personnel with expertise in marketing and selling products in each of those markets.

Our revenue and results of operations may vary on a quarterly and annual basis.

Our revenue and results of operations could vary significantly from period-to-period and may fail to match expectations as a result of a variety of factors, some of which are outside of our control, including general market conditions and macroeconomic factors. We have not yet generated revenues and we cannot accurately estimate future revenue and operating expenses based on historical performance. Our quarterly operating results may vary significantly based on many factors, including:

●	Fluctuating demand for our potential products;

●	Announcements or implementation by our competitors of new products;

●	Amount and timing of our costs related to our marketing efforts or other initiatives;

●	Timing and amounts relating to the expansion of our operations;

●	Our ability to enter into, renegotiate or renew key agreements;

●	Timing and amounts relating to the expansion of our operations; or

●	Economic conditions specific to our industry, as well as general economic conditions.

As a result of the potential variations in our revenue and results of operations, period-to-period comparisons may not be meaningful and the results of any one period should not be relied on as an indication of future performance. We may also be unable to, or may elect not to, adjust spending quickly enough to offset any unexpected revenue shortfall. In addition, our results of operations may not meet the expectations of investors or public market analysts who follow the Company, which may adversely impact our stock price. We expect to make significant operating and capital expenditures in connection with the development of our plan of business. If these increased capital expenditures are not accompanied by increased revenue in the same quarter, our quarterly revenue and results of operations would be adversely affected.

If we fail to effectively manage our growth, our business will be harmed.

Currently, our three executive officers perform all required corporate functions, including product development activities. As we continue preparing for our service and product candidates to enter the market, we will, as availability of capital permits, begin to hire personnel necessary to support our operations. The skills we seek are typically in high demand and we may have difficulty identifying, hiring, integrating, motivating and retaining additional employees, consultants, and contract personnel. Also, our management may need to divert a disproportionate amount of our attention away from our day-to-day activities and devote a substantial amount of time to simultaneously manage rightsizing and growth activities. We may not be able to effectively manage changes in the size of our operations, which may result in weaknesses in our infrastructure, give rise to operational mistakes, loss of business opportunities, loss of employees and reduced productivity among remaining employees.

Should we secure adequate capital, whether through this offering or otherwise, we intend to hire a Marketing and Sales Officer to implement plans for product distribution and channel placement. Regional distributors will be engaged to place product into their current customers (retail) and (Physician offices). In addition, we intend to hire a Chief Financial Officer who has the financial experience in managing product launches and in developing financial models to assist in the stewarding of the capital during this period of market entrance and beyond. Further, we intend to hire a Medical Educator to write educational materials to educate and inform our potential customers on the use of our supplement.

Any future growth could require significant capital expenditures and may divert financial resources from other projects, such as the development of product candidates. If our management is unable to effectively manage our rightsizing efforts while scaling the Company, our expenses may increase more than expected, our ability to generate and/or grow revenues could be reduced, and we may not be able to implement our business strategy. Our future financial performance and our ability to commercialize our product candidates and compete effectively will depend, in part, on our ability to effectively manage the size of our organization. We cannot assure you that we will be able to accomplish these tasks or effectively manage our growth.

We are dependent upon our executive officers for future success.

Our future success to a significant extent depends on the continued services of our executive officers, Marvin S. Hausman, M.D., Anne B. Blackstone and Thomas Terwilliger. The departure of one or more of these persons could materially adversely affect our ability to implement our business strategy. Currently, we do not maintain, for our benefit, any key man life insurance on any of our executive officers; we have, however, entered into employment agreements with Dr. Hausman, Ms. Blackstone and Mr. Terwilliger. (See “Management”).

If we are unable to recruit and retain key personnel, our business may be harmed.

If we are unable to attract and retain key personnel, our business may be harmed. Our failure to enable the effective transfer of knowledge and facilitate smooth transitions with regard to our key employees could adversely affect our long-term strategic planning and execution.

Our financial success is dependent to a significant degree upon the efforts of our executive officers. Our future success and viability will depend to a significant extent upon its ability to attract and retain qualified personnel in all areas of its business, especially its sales, science, and financial management teams. If we were to be unable to retain these key members of our respective teams, we would need to replace them with qualified individuals in a timely manner or our business, results of operations and financial condition could be adversely impacted.

Significant disruptions of information technology systems or security breaches could adversely affect our operations.

We are increasingly dependent upon information technology systems, infrastructure and data to operate our business ourselves and on vendors who operate aspects of our technology infrastructure for us. In the ordinary course of business, through the use of our product and service candidates, we will collect, store and transmit large amounts of confidential information (including, among other things, trade secrets or other intellectual property, proprietary business information and personal patient information). It is critical that we do so in a secure manner to maintain the confidentiality and integrity of such confidential information.

Attacks on information technology systems are increasing in their frequency, levels of persistence, sophistication and intensity, and they are being conducted by increasingly sophisticated and organized groups that include state actors, criminal organizations and individuals who can bring significant resources and expertise to bear. Public reports indicate that state actors have specifically targeted companies developing COVID-19 vaccines with the intent of stealing trade secrets or disabling information technology systems associated with vaccine development and we may be unable to defend against these state actors who have significantly more resources at their disposal than we do.

Our information technology systems, and those of third-party vendors with whom we contract are also vulnerable to service interruptions, security breaches from inadvertent or intentional actions by our employees, third-party vendors, and/or business partners, or from cyber-attacks by malicious third parties. Cyber-attacks could include the deployment of harmful malware, ransomware, denial-of-service attacks, social engineering and other means to affect service reliability, and could threaten the confidentiality, integrity, and availability of information. For example, interruption of our information technology systems or technology infrastructure may cause delays in producing results for patients that utilize our products and/or services.

Significant disruptions of our information technology systems, or those of our third-party vendors, or security breaches could adversely affect our business operations and/or result in the loss, adulteration, misappropriation and/or unauthorized access, use or disclosure of, or the prevention of access to, confidential information, including, among other things, trade secrets or other intellectual property, proprietary business information and personal information, and could result in financial, legal, business, and reputational harm to us.

Any such breach or interruption could compromise our networks, and the information stored there could be inaccessible or could be accessed by unauthorized parties, publicly disclosed, lost or stolen. Any such interruption in access, improper access, disclosure or other loss of information could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, such as the federal Health Insurance Portability and Accountability Act (“HIPAA”), and regulatory penalties. Unauthorized access, loss or dissemination could also disrupt our operations, including our ability to perform tests, provide test results, bill facilities or patients, process claims and appeals, provide customer assistance services, conduct research and development activities, collect, process and prepare Company financial information, provide information about our current and future solutions and other patient and clinician education and outreach efforts through our website, and manage the administrative aspects of our business and damage our reputation, any of which could adversely affect our business. Any such breach could also result in the compromise of our trade secrets and other proprietary information, which could adversely affect our competitive position.

Any failure or perceived failure by us or any third-party collaborators, service providers, contractors or consultants to comply with our privacy, confidentiality, data security or similar obligations to third parties, or any data security incidents or other security breaches that result in the unauthorized access, release or transfer of sensitive information, including personally identifiable information, may result in governmental investigations, enforcement actions, regulatory fines, litigation or public statements against us, could cause third parties to lose trust in us or could result in claims by third parties asserting that we have breached our privacy, confidentiality, data security, or similar obligations, any of which could have a material adverse effect on our reputation, business, financial condition, or results of operations. Moreover, data security incidents and other security breaches can be difficult to detect, and any delay in identifying them may lead to increased harm. While we have implemented data security measures intended to protect our information technology systems and infrastructure, there can be no assurance that such measures will successfully prevent service interruptions or data security incidents.

We process, store and use certain personal information, which subjects us to privacy laws and standards, governmental regulation and other legal obligations related to privacy, and our actual or perceived failure to comply with these privacy laws and standards, regulations, and obligations could subject us to fines, sanctions or litigation, and could potentially damage our brand and reputation and adversely affect our business, financial condition and results of operations.

We depend on information technology networks and systems to process, transmit and store electronic information and to communicate among our locations around the United States and with customers. We collect, use and disclose personal information, such as names, addresses, phone numbers and email addresses. We collect, store and use sensitive or confidential transaction and account information of consumers. As a result, we are or may be subject to a variety of state, national and international laws and regulations that apply to the collection, use, retention, protection, disclosure, transfer and other processing of personal data, potentially including the Fair Credit Reporting Act, the General Data Protection Regulation (“GDPR”) and California Consumer Privacy Act (“CCPA”). These laws and regulations are evolving, with new or modified laws and regulations proposed and implemented frequently and existing laws and regulations subject to new or different interpretations. For example, the GDPR introduced new data protection requirements in the EU and imposes substantial fines for breaches of the data protection rules. Compared to the previous EU data protection laws, the GDPR notably has a greater extra territorial reach and has a significant impact on data controllers and data processors, which either have an establishment in the EU, or offer goods or services to EU data subjects or monitor EU data subjects’ behavior within the EU. The GDPR regime imposes more stringent operational requirements on both data controllers and data processors, and introduces significant penalties for non-compliance with fines of up to 4% of total annual worldwide turnover or €20.0 million (whichever is higher), depending on the type and severity of the breach.

In addition, the CCPA expands the rights of California residents to access and require deletion of their personal information, opt out of certain personal information sharing and receive detailed information about how their personal information is used. The CCPA imposes a number of privacy and security obligations on companies who collect, use, disclose, or otherwise process personal information of California residents, which may result in civil penalties for violations and private rights of action in case of data breaches. The CCPA provides for civil penalties for violations, which could result in statutory penalties of up to $2,500 per violation, or up to $7,500 per violation if the violation is intentional. Other states have adopted, or are considering enacting, similar laws. Any failure or alleged failure to comply with privacy or data protection laws could lead to government enforcement actions and significant penalties against us, and could materially and adversely affect our reputation, business, financial condition, cash flows and results of operations. Compliance with any of the foregoing laws and regulations can be costly, can delay or impede the development of new products, and may require us to change the way we operate.

Additionally, the California Privacy Rights Act (“CPRA”), which took effect on January 1, 2023 and significantly expands the CCPA, imposes additional data protection obligations on companies doing business in California, including additional consumer rights processes and opt outs for certain uses of sensitive data and sharing of personal data as well as an expanded definition of “sale” to include sharing of personal information, and data minimization and data retention requirements. The CPRA also establishes a new enforcement agency, the California Privacy Protection Agency, which may take a more active role in enforcement. Other states have and are likely to continue to implement their own privacy statutes in the near term. The effects of the CCPA, CPRA and other similar state regulations are potentially significant and may require us to modify our data collection or processing practices and policies and to incur substantial costs and expenses in an effort to comply and increase our potential exposure to regulatory enforcement and/or litigation. Any of the foregoing could materially and adversely affect our business, results of operations and financial condition.

We may also be subject to or affected by evolving federal, state and foreign data protection laws and regulations, such as laws and regulations that address privacy and data security. In the United States, federal, state, and local governments have enacted numerous data privacy and security laws, including data breach notification laws, personal data privacy laws, and consumer protection laws (e.g. Section 5 of the Federal Trade Commission Act). For example, HIPAA as amended by the Health Information Technology for Economic and Clinical Health Act, imposes specific requirements relating to the privacy, security, and transmission of individually identifiable health information. We may obtain health information or other personal information from third parties, including research institutions from which we obtain clinical trial data, that are subject to privacy and security requirements under HIPAA. While we do not believe that we are currently acting as a covered entity or business associate under HIPAA and thus are not directly regulated under HIPAA, any person may be prosecuted under HIPAA’s criminal provisions if it knowingly receives individually identifiable health information from a HIPAA-covered healthcare provider or research institution that has not satisfied HIPAA requirements for disclosure of individually identifiable health information under aiding-and-abetting or conspiracy principles.

The interpretation and application of many privacy and data protection laws are uncertain. Anticipated further evolution of regulations on this topic may substantially increase the penalties to which we could be subject to in the event of any non-compliance. These laws may be interpreted and applied in a manner that is inconsistent with our existing data management practices or the features of our products. If so, in addition to the possibility of negative publicity, fines, lawsuits and other claims and penalties, we could be required to fundamentally change our business activities and practices or modify our products, which could harm our business.

We seek to comply with privacy related industry standards and are subject to the terms of our own privacy policies and privacy related obligations to third parties. We strive to comply with all applicable laws, policies, legal obligations and industry codes of conduct relating to privacy and data security protection to the extent possible. However, these obligations may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or regulations, making enforcement, and thus compliance requirements, ambiguous, uncertain, and potentially inconsistent. Additionally, laws, regulations, and standards covering marketing and advertising activities conducted by telephone, email, mobile devices, and the internet may be applicable to our business, such as the Telephone Consumer Protection Act (as implemented by the Telemarketing Sales Rule), the CAN SPAM Act of 2003, and similar state consumer protection laws. Any failure or perceived failure by us to comply with our privacy policies, privacy related obligations to agents, clients or other third parties, or our privacy related legal obligations, any marketing or advertising related laws, regulations, or standards, or any compromise of security that results in the unauthorized access to or unintended release of personal information or other agent or client data, may result in governmental enforcement actions, litigation, or public statements against us by consumer advocacy groups or others. Any of these events could cause us to incur significant costs in investigating and defending such claims and, if found liable, pay significant damages. Further, these proceedings and any subsequent adverse outcomes may cause our agents and clients to lose trust in us, which could have a material adverse effect on our reputation and business.

We are also subject to laws and regulations that involve electronic contracts and other communications; consumer protection; and online payment services. These laws and regulations are constantly evolving and can be subject to significant change. For example, many states have ordinances in place allowing individuals with certain criminal backgrounds to become tenants. State ordinances vary from state to state, and the types of criminal backgrounds that will clear a background check are not uniform on a national scale. As a result, the application, interpretation, and enforcement of these laws and regulations are often uncertain and may be interpreted and applied inconsistently. Additionally, as we depend on third parties for key services, we rely on such third-party service providers’ compliance with laws and regulations regarding privacy, data protection, consumer protection, and other matters relating to our customers.

Any significant change to applicable laws, regulations or industry practices regarding the use or disclosure of personal information, or regarding the manner in which the express or implied consent of agents and their clients for the use and disclosure of personal information is obtained, could require us to modify our platform and its features, possibly in a material manner and subject us to increased compliance costs, which may limit our ability to innovate, improve and expand our platform and its features that make use of the personal information that our agents and their clients voluntarily share. Our customers operate independent of our platform as well and are responsible for their own data privacy compliance in certain respects. Additionally, we provide training and our platform provides tools and security controls to assist our agents with their data privacy compliance to the extent they store relevant data on our platform. However, if a customer or tenant on our platform were to be subject to a claim for breach of data privacy laws, we could possibly be found liable for their claims due to our relationship, which can require us to take more costly data security and compliance measures or to develop more complex systems.

Our business plan is not based on independent market studies.

We have not commissioned any independent market studies concerning our plans of operations. Rather, our plans for implementing our business strategy and achieving profitability are based on the experience, judgment and assumptions of our management. If these assumptions prove to be incorrect, we may not be successful in our business operations.

Our Board of Directors may change our policies without stockholder approval.

Our policies, including any policies with respect to investments, leverage, financing, growth, debt and capitalization, will be determined by our Board of Directors or officers to whom our Board of Directors delegate such authority. Our Board of Directors will also establish the amount of any dividends or other distributions that we may pay to our stockholders. Our Board of Directors or officers to which such decisions are delegated will have the ability to amend or revise these and our other policies at any time without stockholder vote. Accordingly, our stockholders will not be entitled to approve changes in our policies, which policy changes may have a material adverse effect on our financial condition and results of operations.

Our limited operating history makes it difficult for you to evaluate our prospects and future performance.

Our business operations have only a limited history upon which an evaluation of our prospects and future performance can be made. The Company’s operations are subject to all business risks associated with development stage enterprises. The likelihood of the Company’s success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the establishment and expansion of a business, operation in a competitive industry and the necessary continued development of advertising and other marketing strategies. We believe it is likely that we will continue to sustain losses throughout the next twelve months. We cannot assure you that we will ever operate profitably.

Our limited operating history makes it difficult for us to estimate correctly our future operating expenses and anticipated revenue sources, which could lead to cash shortfalls.

We have a limited operating history, and as a result our historical financial and other operating data may be of limited value in estimating future operating revenue, revenue sources and expenses. Our budgeted expense levels are based in part on our expectations concerning future revenue and future revenue sources. The amount and sources of these revenues will depend on the success of our ability to establish the commercial viability of our new products, to sustain our marketing efforts, the perception of our products by customers and users, and other factors that are difficult to forecast accurately.

Because we do not have an audit committee, stockholders will have to rely on the directors, who are not independent, to perform these functions.

We do not have an audit or compensation committee comprised of independent directors. These functions are performed by the board of directors as a whole. Our sole director is not an independent director. Thus, there is a potential conflict in that this director is also engaged in management and participate in decisions concerning management compensation and audit issues that may affect management performance.

There are limitations of director liability and indemnification of directors, officers and employees.

Pursuant to Section 78.7502 of the Nevada Revised Statutes, we have the power to indemnify any person made a party to any lawsuit by reason of being a director or officer of the Company, or serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Our Articles of Incorporation provide that the Company shall indemnify its directors and officers to the fullest extent permitted by Nevada law.

These limitations of liability do not apply to liabilities arising under the federal or state securities laws and do not affect the availability of equitable remedies such as injunctive relief or rescission. Our corporate bylaws provide that we will indemnify our directors, officers and employees to the fullest extent permitted by law. Our bylaws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding. We believe that these bylaw provisions are necessary to attract and retain qualified persons as directors and officers. The limitation of liability in our Articles of Incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might provide a benefit to us and our stockholders. Our results of operations and financial condition may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

We are an emerging growth company and a smaller reporting company and intend to take advantage of reduced disclosure requirements applicable to emerging growth companies, which could make the common stock less attractive to investors.

We are an “emerging growth company” (“EGC”) as defined in the Jumpstart Our Business Startups Act of 2012. we will remain an EGC until the earliest to occur of (i) the last day of the fiscal year in which it has total annual gross revenue of $1.235 billion or more; (ii) the last day of the fiscal year following the fifth anniversary of the date of the first sale of common stock pursuant to the registration statement; (iii) the date on which it has issued more than $1.0 billion in non-convertible debt securities during the prior three-year period; or (iv) the date it qualifies as a “large accelerated filer” under the rules of the SEC, which means the market value of the common stock held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter after it has been a reporting Company in the United States for at least 12 months. For so long as we remain an EGC, we are permitted to and intend to rely upon exemptions from certain disclosure requirements that are applicable to other public companies that are not EGCs. These exemptions include not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and reduced disclosure about our executive compensation arrangements.

We may choose to take advantage of some but not all of these reduced burdens. We have taken advantage of reduced reporting requirements in this prospectus. Accordingly, the information contained herein may be different from the information you receive from other public companies in which you hold stock. In addition, Section 107 of the Jumpstart Our Business Startups Act (the “JOBS Act”) provides that an EGC may take advantage of an extended transition period for complying with new or revised accounting standards, delaying the adoption of these accounting standards until they would apply to private companies. We have elected to avail ourselves of the extended transition period for complying with new or revised financial accounting standards. As a result of our accounting standards election, we will not be subject to the same implementation timing for new or revised accounting standards as other public companies that are not EGC’s which may make comparison of our financials to those of other public companies more difficult.

We are also a smaller reporting Company, as defined in Rule 405 promulgated under the Securities Act (“SRC”). As an SRC, the Company intends to utilize certain reduced disclosure requirements, including publishing two years of audited financial statements instead of three years, as required for companies that do not qualify as an SRC. The Company will remain an SRC until the last day of the fiscal year in which it had (i) a public float that exceeded $250 million or (ii) annual revenues of more than $100 million and a public float that exceeded $700 million. To the extent the Company takes advantage of such reduced disclosure obligations, it may make comparison of its financial statements to those of other public companies difficult or impossible.

After the Company ceases to be an SRC, it is expected to incur additional management time and cost to comply with the more stringent reporting requirements applicable to companies that are accelerated filers or large accelerated filers, including complying with the auditor attestation requirements of Section 404 of SOX.

Risks Related to Our Business

We use RNA-based molecular biology in our products and services pipeline and the successful commercialization of these products will depend on public perceptions of RNA-based products.

The successful commercialization of our product candidates depends, in part, on public acceptance of modern biotechnology techniques and the use of RNA to identify differentially expressed genes (“DEGs”) involved in the inflammatory process associated with the development of chronic diseases. Negative public perceptions about RNA and molecular regulation of gene expression can also affect the regulatory environment in the jurisdictions in which we are targeting the sale of our products and the commercialization of our product candidates. Any increase in such negative perceptions or any restrictive government regulations in response to RNA-based products could have a negative effect on our business and may delay or impair the sale of our products or the development or commercialization of our product candidates. Public pressure may lead to increased regulation and legislation for products produced using biotechnology and this could adversely affect our ability to sell our product or commercialize our product candidates.

If the U. S. Food and Drug Administration (the “FDA”) were to begin actively regulating our tests, we could incur substantial costs and delays associated with trying to obtain premarket clearance or approval and incur costs associated with complying with post-market controls.

We intend to launch and market each of our proprietary testing products as a laboratory-developed test (“LDT”). We believe each of our proprietary testing products that we will offer are LDTs. The FDA generally considers an LDT to be a test that is developed, validated and performed within a single laboratory. The FDA sometimes determines that a test that is being offered by a laboratory as an LDT is not an LDT under the FDA’s interpretation of that term but is an in vitro diagnostic (“IVD”) medical device in commercial distribution, and therefore must comply with the regulations that apply to IVDs, including the need for successfully completing the FDA review process. If the FDA were to conclude that our proprietary testing product is not an LDT, we would be subject to extensive regulation as a medical device.

Moreover, even for tests that are deemed to be LDTs, the FDA has historically taken the position that it has the authority to regulate such tests as IVDs under the Federal Food, Drug, and Cosmetic Act, or FDC Act, although it has generally exercised enforcement discretion with regard to LDTs. This means that even though the FDA believes it can impose regulatory requirements on LDTs, such as requirements to obtain premarket approval, de novo authorization or clearance of LDTs, it has generally chosen not to enforce those requirements. The regulatory environment for LDTs has changed over time. For example, in 2020, the Department of Health and Human Services, or HHS, directed the FDA to stop regulating LDTs, but in 2021, HHS reversed its policy. Thereafter, the FDA resumed requiring submission of emergency use authorization, or EUA, requests, for COVID-19 LDTs, but has not indicated an intent to change its policy of enforcement discretion with respect to other, non-COVID, LDTs. Various bills have been introduced in Congress seeking to substantially revamp the regulation of both LDTs and IVDs. For example, the VALID Act, introduced in June 2021, would clarify and enhance the FDA’s authority to regulate LDTs, while the VITAL Act, introduced in May 2021, would assign oversight of LDTs exclusively to the Centers for Medicare and Medicaid Services, or CMS.

Neither the VALID Act nor the VITAL Act has been enacted into law as of the date of this prospectus. Although the VALID Act was favorably voted upon in June 2022 by the Senate Health, Education, Labor and Pensions Committee as part of the FDA Safety and Landmark Advancements bill, it was not included in the version of that legislation that was enacted by Congress and signed into law. Congress may, through the enactment of other legislation during the current session of Congress or the subsequent Congress, enact VALID or establish new regulatory requirements for LDTs through other legislation.

In the meantime, the regulation by the FDA of LDTs remains uncertain. The FDA may, if Congress does not enact new legislation, seek to establish new requirements for LDTs. If the FDA premarket clearance, approval or authorization is required by FDA for any of our future proprietary testing products, or for any components or materials we use in our tests, such as the component used to collect samples from patients, we may be forced to stop selling our tests or we may be required to modify claims for or make other changes to our tests while we work to obtain FDA clearance, approval or de novo authorization. Our business would be adversely affected while such review is ongoing and if we are ultimately unable to obtain premarket clearance, approval or de novo authorization. For example, the regulatory premarket clearance, approval or de novo authorization process may involve, among other things, successfully completing analytical, pre-clinical and/or clinical studies beyond the studies we have already performed or plans to perform for our LDT. These studies may be extensive and costly and may take a substantial period of time to complete. Any such studies may fail to generate data that meets the FDA’s requirements. The studies may also not be conducted in a manner that meets the FDA’s requirements, and therefore could not be used in support of the marketing application. We would also need to submit a premarket notification, or 510(k), a request for de novo authorization, or a PMA application to the FDA and to include information (e.g., clinical and other data) supporting our LDT. Completing such studies requires the expenditure of time, attention and financial and other resources, and may not yield the desired results, which may delay, limit or prevent regulatory clearances, approvals or de novo authorizations. There can be no assurance that the submission of such an application will result in a timely response by the FDA or a favorable outcome that will allow the test to be marketed.

Certain types of standalone diagnostics software are subject to FDA regulation as a medical device (specifically, software as a medical device or “SaMD”). Some types of SaMD are subject to premarket authorization requirements. If the FDA were to conclude that the proprietary mRNA technology we have developed to predict presence of inflammatory-driven diseases and monitor patient treatment responses through artificial intelligence is required to obtain premarket authorization for the software used to analyze the mRNA genetic score, our ability to offer the test as an LDT could be delayed or prevented, which would adversely affect our business.

In addition, we may require cooperation in our filings for FDA clearance, approval or de novo authorization from third-party manufacturers of the components of our tests.

We cannot assure investors that any of our tests for which we decide to pursue or are required to obtain premarket clearance, approval or de novo authorization by the FDA will be cleared, approved or authorized on a timely basis, if at all. In addition, if a test has been cleared, approved or authorized, certain kinds of changes that we may make, e.g., to improve the test, or because of issues with suppliers of the components of the test or modification by a supplier to a component upon which our test approval relies, may result in the need for the test to obtain new clearance, approval or authorization from the FDA before we can implement them, which could increase the time and expense involved in implementing such changes commercially. Ongoing compliance with FDA regulations, such as the Quality System Regulation, labeling requirements, Medical Device Reports, and recall reporting, would increase the cost of conducting our business and subject us to heightened regulation by the FDA. We will be subject to periodic inspection by the FDA to ascertain whether our facility does comply with applicable requirements. The penalties for failure to comply with these and other requirements may include Warning Letters, product seizure, injunctions, civil penalties, criminal penalties, mandatory customer notification, and recalls, any of which may adversely impact our business and results of operations.

Furthermore, the FDA or the Federal Trade Commission (“FTC”), as well as state consumer protection agencies and competitors, may object to the materials and methods we use to promote the use of our current tests or other LDTs we may develop in the future, including with respect to the product claims in our promotional materials, and may initiate enforcement actions against us. Enforcement actions by these agencies may include, among others, injunctions, civil penalties, and equitable monetary relief.

For more information, see “Business – Laboratory Developed Test (LDT)” below.

We are in competition with companies that are larger, more established and better capitalized than are we.

The medical testing products industry is highly competitive, rapidly evolving and subject to constant change. The number of competitors in our industry is substantial. We expect that if our products establish a market niche, competition will arise from a variety of sources, including from large healthcare companies to other smaller national and regional healthcare companies.

Many of our potential competitors possess:

●	greater financial, technical, personnel, promotional and marketing resources;

●	longer operating histories;

●	greater name recognition; and

●	larger consumer bases.

We cannot assure you that we will be able to compete effectively in our extremely competitive industry.

We sell our nutraceutical supplement in highly competitive markets, which results in pressure on our profit margins and limits our ability to maintain or increase the market share of our services.

The nutraceutical, retail pharmacy and compounding pharmacy industries are subject to significant competition and pricing pressures. We will experience significant competitive pricing pressures as well as competitive products. While we believe that the products we offer are uniquely competitive against those offered by other supplement and nutraceutical companies, several significant competitors offer products with prices that may match or are lower than ours.

It is possible that one or more of our competitors could develop a significant research advantage over us that allows them to provide superior products or pricing, which could put us at a competitive disadvantage. Continued pricing pressure or improvements in research and shifts in customer preferences away from natural supplements could adversely impact our customer base or pricing structure and have a material and adverse effect on our business, financial condition, results of operations and cash flows.

Adverse publicity or consumer perception of our My RNA for Life™ Genetic Centric Supplement and any similar products distributed by others could harm our reputation and adversely affect our sales and revenues.

We are highly dependent upon positive consumer perceptions of the safety and quality of our My RNA for Life™ Genetic Centric Supplement as well as similar products distributed by other wellness, nutraceutical and food-supplement companies. Consumer perception of wellness supplements and our products, in particular, can be substantially influenced by scientific research or findings, national media attention and other publicity about product use. Adverse publicity from these sources regarding the safety, quality or efficacy of nutritional supplements and our products could harm our reputation and results of operations. The mere publication of news articles or reports asserting that such products may be harmful or questioning their efficacy could have a material adverse effect on our business, financial condition and results of operations, regardless of whether such news articles or reports are scientifically supported or whether the claimed harmful effects would be present at the dosages recommended for such products.

Our mRNA product candidates are based on innovative technologies and any product candidates we develop may be more complex and more difficult to manufacture than initially anticipated. We may encounter difficulties with manufacturing processes, manufacturing at higher volumes, product releases, product shelf life and storage, supply chain management, or shipping for any of our products. If we or any of our third-party vendors encounter such difficulties, our ability to supply commercial product or material for clinical studies could be delayed or stopped.

Our subsidiary, Precision Genomics, Inc., has developed medical artificial intelligence (“AI”) technology that uses RNA-based inflammatory genetic markers to assist in disease diagnosis, monitoring and assessment of pre- and post-treatment patient responses. The manufacturing processes for our product candidates using our mRNA genomic technology are innovative and complex. There are no mRNA alternatives currently manufactured at commercial scale for our program. Due to the nature of this technology and our limited experience at commercial scale production, we could encounter difficulties with manufacturing processes, manufacturing at higher volumes, product releases, product shelf life and storage, supply chain management, or shipping.

Due to the nature of our products and manufacturing platform, there may also be a high degree of technological change that can negatively impact product comparability during and after clinical development. Furthermore, technology changes may drive the need for changes in, modification to, or the sourcing of new manufacturing infrastructure or may adversely affect third-party relationships.

The process to generate mRNA product candidates is complex and, if not developed and manufactured under well-controlled conditions, can adversely impact pharmacological activity and may result in one or more of our product candidates’ failure. To date, we have not completed the development of our product candidates and there is not assurance that, once developed, that any of our products will be accepted by our targeted customers. If we do not successfully develop and commercialize our products based upon this technological approach, we may not become profitable and our results of operations may be adversely affected.

If we fail to develop and maintain satisfactory relationships with physicians and/or wellness centers that may recommend our nutraceutical supplement, our business may be adversely affected.

Our B2B approach will focus on engaging wellness center physicians as well as medical facilities and pharmacies. Our products encourage or require our customers to use these providers that we will market to. A key component of our “My RNA For Life” program is to increase the number of providers who may recommend our program or nutraceutical supplement to potential customers.

In any particular market, providers could refuse to engage with us, demand higher payments, or take other actions that could result in higher costs for us, less desirable products for customers and members or difficulty meeting regulatory or accreditation requirements. In some markets, some providers, particularly hospitals, physician specialty groups, physician/hospital organizations, or multi-specialty physician groups, may have significant market positions and negotiating power. If these providers refuse to contract with us, use their market position to negotiate unfavorable engagements with us or place us at a competitive disadvantage, or do not enter into contracts with us that encourage the usage of our “My RNA For Life” program, our ability to market products or to be profitable in those areas may be adversely affected.  The market to engage physician and wellness practices, as well as medical facilities and pharmacies, is, and is expected to remain, highly competitive, and the performance of our B2B approach to market and distribute our “My RNA For Life” program and our nutraceutical supplement may be adversely impacted if we are unable to attract or maintain satisfactory relationships with physicians other medical professionals.

The materials used in our diagnostic tests processes and those used to manufacture RNA-based products and our derivative products, such as mRNA genetic microarrays, may become difficult to obtain in the quality or quantity required for our business plans or at the prices that are currently projected.

Many of our processes and products rely on materials purchased from third parties and should these materials increase in prices, have supply constraints, or become unavailable, it could impact our ability to develop products or bring them to market either on time, at competitive prices or at all. For example, some of our protein diagnostic tests that we use to identify inflammatory related diseases, such as our “ELISA” (as defined below) and Apoptotic Index™ technology, may use compounds that are sourced from suppliers in China. Further, mRNA panels used in our diagnostic tests are produced by a third-party. Should these particular components that are sourced and/or produced by third parties become unavailable, it could impair the effectiveness, yield or availability of some of our available laboratory tests.

Single or limited sources for some materials may impact our ability to secure supply for our nutraceutical supplement.

Our dependence on single-source, limited-source or preferred suppliers exposes us to certain risks, such as:

●	a disruption to suppliers’ operations which could leave us with no other means of continuing the research, development, or manufacturing operations for which the supplier provides inputs;

●	the inability to locate a suitable replacement on acceptable terms or on a timely basis, if at all;

●	existing suppliers may cease or reduce production or deliveries, raise prices, or renegotiate terms;

●	delays caused by supply issues may harm our reputation, frustrate customers, and cause them to turn to our competitors; and

●

Our ability to progress the development of existing programs and the expansion of capacity to begin future programs could be materially and adversely impacted if the single-source, limited-source or preferred suppliers upon which we rely were to experience a significant business challenge, disruption, or failure due to issues such as financial difficulties or bankruptcy, issues relating to other customers such as regulatory or quality compliance issues, or other financial, legal, regulatory, or reputational issues.

Should any of the above risks, or should any consequences of unpredictable risks, come to fruition, such events could have a material adverse effect on operations.

We rely on highly specialized equipment and consumables for the production of RNA and our derivative products, such as mRNA, and any disruption to the supply chain or any malfunction of that equipment may adversely impact our operations.

The equipment and consumables used to produce RNA and our derivative mRNA products are currently supply constrained across all suppliers, which may cause delays in development, testing or marketing of our human health products and may require us to ultimately increase prices should our products become available to consumers.

Additionally, we will be dependent on a number of equipment providers and third-party contract manufacturing organizations (“CMOs”) who are also implementing innovative technology. For instance, we will use medical AI technology that uses mRNA-based genetic markers to measure the presence of inflammatory driven diseases and monitor patient treatment responses. This AI technology is run on a third-party equipment, which is located in a CLIA and CAP (as defined above) certified laboratory. If such equipment malfunctions or if we encounter unexpected performance issues, we could encounter delays or interruptions to clinical and commercial supply.

Delay or unavailability of products, services, or equipment provided by suppliers could require us to change the design of our research, development, and manufacturing processes based on the functions, limitations, features, and specifications of the replacement items or seek out a new supplier to provide these items. Additionally, as we grow, our existing suppliers may not be able to meet our increasing demand, and additional suppliers may need to be found. We may not be able to secure suppliers who provide lab supplies at, or equipment and services to, the specification, quantity, and quality levels that we demand (or at all) or be able to negotiate acceptable fees and terms of services with such suppliers.

If we are unable to develop and later market our products under development in a timely manner or at all, or if competitors develop or introduce similar products that achieve commercialization before our products enter the market, the demand for our products may decrease or the products could become obsolete.

Our products will compete in extremely competitive markets, where competitors may already be well established. We expect that competitors will continue to innovate and to develop and introduce similar products that could be competitive in both price and performance. Competitors may succeed in developing or introducing similar products earlier than, obtaining regulatory approvals and clearances for such products before our products are approved and cleared, or developing more effective products. In addition, competitors may have products, which may achieve commercialization before our products enter the market.

If the products we sell do not have the healthful effects intended, our business may suffer.

In general, our My RNA for Life™ Genetic Centric Supplement contain food and nutritional supplements which do not currently require approval from the FDA or other regulatory agencies prior to sale. Many of our products contain innovative ingredients or combinations of ingredients. There is minimal long-term experience with human or other animal consumption of certain of these ingredients or combinations thereof in concentrated form. Our products could have certain side effects if not taken as directed or if taken by a consumer that has certain medical conditions. Furthermore, there can be no assurance that any of the products, even when used as directed, will have the effects intended or will not have harmful side effects. Should our products cause unwanted side effects or not have the results intended, it could have a material adverse effect on our business, financial condition and results of operations.

Our marketing strategies for our products may not be successful.

We will be required to attract customers to our products, all of which will be new upon their introduction. Should our marketing strategies fail to establish sales of our products, our operations will be adversely affected.

Our business may be affected by litigation and government investigations.

We may from time to time receive inquiries and subpoenas and other types of information requests from government authorities and others and we may become subject to claims and other actions related to our business activities. While the ultimate outcome of investigations, inquiries, information requests and legal proceedings is difficult to predict, defense of litigation claims can be expensive, time-consuming, and distracting, and adverse resolutions or settlements of those matters may result in, among other things, modification of our business practices, costs and significant payments, any of which could have a material adverse effect on our business, financial condition, results of operations and prospects.

There will be no third-party oversight over the manufacturer of our products.

We intend for our products to be manufactured in an FDA-approved facility. While these facilities are inspected by the FDA, FDA inspections may not be conducted on a regular basis. Further we will not employ an independent third party to inspect regularly any such facility nor will our management regularly visit such facility to conduct a quality control review. As such, there is a risk that the quality of our products may decline. Any decline, or perception of decline, in the quality of our products can adversely affect our reputation, and consequently adversely affect our results of operations and revenue.

Our insurance coverage may not be sufficient to cover our legal claims or other losses that we may incur in the future.

We are also a smaller reporting Company, as defined in Rule 405 promulgated under the Securities Act (“SRC”). As an SRC, the Company intends to utilize certain reduced disclosure requirements, including publishing two years of audited financial statements instead of three years, as required for companies that do not qualify as an SRC. The Company will remain an SRC until the last day of the fiscal year in which it had (i) a public float that exceeded $250 million or (ii) annual revenues of more than $100 million and a public float that exceeded $700 million. To the extent the Company takes advantage of such reduced disclosure obligations, it may make comparison of its financial statements to those of other public companies difficult or impossible.

After the Company ceases to be an SRC, it is expected to incur additional management time and cost to comply with the more stringent reporting requirements applicable to companies that are accelerated filers or large accelerated filers, including complying with the auditor attestation requirements of Section 404 of SOX.

Our intellectual property rights are valuable, and any inability to protect them could reduce the value of our products and brand.

We have invested, and will continue to invest, resources to protect our brands and intellectual property rights. However, we may be unable or unwilling to strictly enforce our intellectual property rights, including our patents and trademarks, from infringement. Our failure to enforce our intellectual property rights could diminish the value of our brands and product offerings and harm our business and future growth prospects.

If we are unable to obtain and maintain protection of our intellectual property, which are costly to maintain, the value of our products may be adversely affected.

Our industry is characterized by vigorous pursuit and protection of intellectual property rights, which has resulted in protracted and expensive litigation for several companies. Third parties may assert claims of misappropriation of trade secrets or infringement of intellectual property rights against us or against our end customers or partners for which we may be liable.

As our business expands, the number of products and competitors in our markets can be expected to increase and product overlaps to occur, and infringement claims may increase in number and significance. Intellectual property lawsuits are subject to inherent uncertainties due to the complexity of the technical issues involved, and we cannot be certain that we would be successful in defending ourselves against intellectual property claims. Further, many potential litigants have the capability to dedicate substantially greater resources than we can to enforce their intellectual property rights and to defend claims that may be brought against them. Furthermore, a successful claimant could secure a judgment that requires us to pay substantial damages or prevents us from distributing products or performing certain services.

We attempt to protect our intellectual property position, in part, by filing patent applications related to our proprietary technology, inventions and improvements that are important to our business. However, our patent and trademark positions are not likely by itself to prevent others from commercializing products that compete directly with our products. In addition, the patents and trademarks owned by us or issued to us could be challenged, invalidated, or held to be unenforceable. We also note that any patent granted may not provide a competitive advantage to us. Our competitors may independently develop technologies that are substantially similar or superior to our technologies. Further, third parties may design around our patented or proprietary products and technologies.

We rely on certain trade secrets and we may not be able to adequately protect our trade secrets even with contracts with our personnel and third parties. Also, any third party could independently develop and have the right to use, our trade secret, know-how and other proprietary information. If we are unable to protect our intellectual property rights, our business, prospects, financial condition and results of operations could suffer materially.

We may not be successful in registering and enforcing our trademarks.

As we apply to register our unregistered trademarks in the United States and other countries, our applications may not be allowed for registration in a timely fashion or at all, and our registered trademarks may not be maintained or enforced. Trademark enforcement is always uncertain, since proving infringement requires a showing of consumer confusion in addition to use by the defendant of a similar or identical trademark. In addition, opposition or cancellation proceedings may be filed against our trademark applications and registrations, and our trademarks may not survive such proceedings. In certain countries outside of the United States, trademark registration is required to enforce trademark rights. If we do not secure registrations for our trademarks, we may encounter more difficulty in enforcing them against third parties than we otherwise would.

Risks Related to an Investment in Our Securities

Persons who purchase shares of our common stock may lose their money without us ever being able to develop a market.

In the event that no market to purchase our common shares is ever created, it is likely that the entire investment of a purchaser in our common stock would be lost.

The outstanding shares of our convertible preferred stock (the “Convertible Preferred Stock”) will, for the foreseeable future, preclude current and future owners of our common stock from influencing any corporate decision.

The Convertible Preferred Stock has the following voting rights: each share of Convertible Preferred Stock shall vote on all matters as a class with the holders of common stock and each share of Convertible Preferred Stock shall be entitled to the number of votes equal to the “conversion rate,” or one hundred (100) votes per share of Convertible Preferred Stock. These holders of Convertible Preferred Stock will, therefore, be able to control the management and affairs of the Company, as well as matters requiring the approval by our stockholders, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets, and any other significant corporate transaction. (See “Security Ownership of Certain Beneficial Owners and Management”).

The conversion of our outstanding shares of Convertible Preferred Stock and Convertible Notes will, if and when converted, result in significant ownership dilution to holders of our common stock, including holders of Offered Shares.

The 7,000,000 outstanding shares of Convertible Preferred Stock are convertible, at any time, into a total of 700,000,000 shares of our common stock. (See “Description of Securities--Convertible Preferred Stock” and “Security Ownership of Certain Beneficial Owners and Management”). The Convertible Notes are also convertible at the election of their respective holders, at a price equal to 80% of the offering price for all of the Offered Shares, or $ [0.60-1.00] per Conversion Share, for a total of up to [1,566,667-940,000] shares of our common stock.

If and when the shares underlying the Convertible Preferred Stock and Convertible Notes are converted, the then-holders of our common stock, including purchasers of the Offered Shares, may experience immediate and substantial dilution in their respective ownership percentages.

Investors in this Offering will experience immediate and substantial dilution in net tangible book value.

If you purchase Offered Shares in this Offering, your investment will be diluted to the extent of the difference between your purchase price per Offered Share and the net tangible book value of our common stock after this Offering. Our net tangible book value as of December 31, 2022, was $(826,167), or $(0.00) per share.

As a result of the Offered Shares in this Offering, investors in this Offering may incur immediate dilution of $[0.87-0.96] based on the $[0.75-1.25] offering price. Investors in this Offering will pay a price per share that substantially exceeds the book value of our assets after subtracting our liabilities. See “Dilution” for a more complete description of how the value of your investment will be diluted upon the completion of this Offering.

In addition, we have 7,000,000 shares of Convertible Preferred Stock outstanding, which may be converted into a total of 700,000,000 shares of our common stock. To the extent that the Convertible Preferred Stock is converted, there may be further dilution.

We have outstanding indebtedness pursuant to the Convertible Notes, and default on such Convertible Notes may adversely affect our financial condition and ability to operate our business.

If the holders of the Convertible Notes determine not to convert the Convertible Notes into shares of our common stock, we may be unable to discharge such obligations when due. In such circumstance, we would be in default on each of the Convertible Notes, which would have a severe material adverse effect on our ability to operate our business. None of the Convertible Notes is due until October 1, 2023.

In addition, we may need additional financing to support our business and pursue our growth strategy, including for pursuing our future planned studies. Our ability to obtain additional financing, if and when required, will depend on investor demand, our operating performance, the condition of the capital markets and other factors. We cannot assure you that additional financing will be available to us on favorable terms when required, or at all. If we raise additional funds through the issuance of equity, equity-linked or debt securities, those securities may have rights, preferences or privileges senior to those of our common stock, and, in the case of equity and equity-linked securities, our existing shareholder may experience dilution.

We may seek capital that may result in stockholder dilution or that may have rights senior to those of our common stock.

From time to time, we may seek to obtain additional capital, either through equity, equity linked or debt securities. The decision to obtain additional capital will depend on, among other factors, our business plans, operating performance and condition of the capital markets. If we raise additional funds through the issuance of equity, equity linked or debt securities, those securities may have rights, preferences or privileges senior to the rights of our common stock, which could negatively affect the market price of our common stock or cause our stockholders to experience dilution.

Given that we do not have committed sources of financing, we may attempt to raise capital by selling shares, possibly at a deep discount to market. These actions may result in dilution of the ownership interests and voting power of existing stockholders, further dilute common stock book value, and may delay, defer or prevent a change of control.

Future issuances of debt securities and equity securities could negatively affect the market price of shares of our common stock and, in the case of equity securities, may be dilutive to existing stockholders.

In the future, we may issue debt or equity securities or incur other financial obligations, including stock dividends. Upon liquidation, it is possible that holders of our debt securities and other loans and preferred stock would receive a distribution of our available assets before common stockholders. We are not required to offer any such additional debt or equity securities to existing stockholders on a preemptive basis. Therefore, additional common stock issuances, directly or through convertible or exchangeable securities, warrants or options, would dilute the holdings of our existing common stockholders and such issuances, or the perception of such issuances, could reduce the market price of shares of our common stock.

We do not intend to pay dividends on our common stock.

We intend to retain earnings, if any, to provide funds for the implementation of our business strategy. We do not intend to declare or pay any dividends in the foreseeable future. Therefore, there can be no assurance that holders of our common stock will receive cash, stock or other dividends on their shares of our common stock, until we have funds which our Board of Directors determines can be allocated to dividends. Further, our common stock may be less valuable because a return on your investment will only occur if our stock price appreciates.

We have broad discretion in the use of the net proceeds from this Offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds from this Offering, including for any of the purposes described in the section entitled “Use of Proceeds,” and you will not have the opportunity as part of your investment decision to assess whether the net proceeds will be used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds from this Offering, their ultimate use may vary substantially from their currently intended use. Furthermore, our management will have broad discretion in the application of the net proceeds, and investors will be relying on our judgment regarding the application of the net proceeds of this Offering.

The failure by our management to apply these funds effectively could harm our business. Pending their use, we may invest the net proceeds from this Offering in short-term, investment-grade, interest-bearing securities. These investments may not yield a favorable return to our stockholders. If we do not invest or apply the net proceeds from this Offering in ways that enhance stockholder value, we may fail to achieve expected financial results, which could cause our stock price to decline.

Because our common stock is considered a “penny stock,” any investment in our common stock is considered to be a high risk investment and is subject to restrictions on marketability.

Our common stock is considered a “penny stock” because it is quoted on the OTC Pink and it trades for less than $5.00 per share. The OTC Pink is generally regarded as a less efficient trading market than the Nasdaq Capital (“Nasdaq”) or Global Markets or the New York Stock Exchange. The SEC has rules that regulate broker dealer practices in connection with transactions in “penny stocks.”

Penny stocks generally are equity securities with a price of less than $5.00 per share (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The penny stock rules require a broker dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the SEC, which specifies information about penny stocks and the nature and significance of risks of the penny stock market. The broker dealer also must provide the customer with bid and offer quotations for the penny stock, the compensation of the broker dealer and any salesperson in the transaction, and monthly account statements indicating the market value of each penny stock held in the customer’s account. In addition, the penny stock rules require that, prior to effecting a transaction in a penny stock not otherwise exempt from those rules, the broker dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our common stock. Since our common stock is subject to the regulations applicable to penny stocks, the market liquidity for our common stock could be adversely affected because the regulations on penny stocks could limit the ability of broker dealers to sell our common stock and thus your ability to sell our common stock in the secondary market in the future.

We can provide no assurance that our common stock will be quoted or listed on any trading platform of higher quality than the OTC Pink, including the OTCQB, NYSE American or any exchange, even if eligible, in the future.

It is possible that our common stock will continue to experience volatility in its trading volume and its market price.

Our common stock is quoted in the over-the-counter market under the symbol “LUDG” on the OTC Pink. For over the past five years, our common stock has experienced both volume and price volatility. The market for low-priced securities is generally less liquid and more volatile than securities traded on national stock markets. Wide fluctuations in market prices are not uncommon.

The price of our common stock may be subject to wide fluctuations in response to factors such as the following, some of which are beyond our control:

●	quarterly variations in our operating results;

●	operating results that vary from the expectations of investors;

●	changes in expectations as to our future financial performance, including financial estimates by investors;

●	reaction to our periodic filings, or presentations by executives at investor and industry conferences;

●	changes in our capital structure;

●	announcements of innovations or new products by us or our competitors;

●	announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

●	lack of success in the expansion of our business operations;

●	third-party announcements of claims or proceedings against us or adverse developments in pending proceedings;

●	additions or departures of key personnel;

●	asset impairment;

●	temporary or permanent inability to offer products or services; and

●	rumors or public speculation about any of the above factors.

If our quarterly operating results fall below the expectations of investors or securities analysts, the price of our common stock could decline substantially. Furthermore, any quarterly fluctuations in our operating results may, in turn, cause the price of our stock to fluctuate substantially. We believe that quarterly comparisons of our financial results are not necessarily meaningful and should not be relied upon as an indication of our future performance.

In the past, following periods of volatility in the market price of a company’s securities, securities class-action litigation often has been instituted against that company. Such litigation, if instituted against us, could cause us to incur substantial costs to defend such claims and divert management’s attention and resources.

Our internal controls may be inadequate, which could cause our financial reporting to be unreliable and lead to misinformation being disseminated to the public.

Our management is responsible for establishing and maintaining adequate internal control over our financial reporting. As defined in Exchange Act Rule 13a 15(f), internal control over financial reporting is a process designed by, or under the supervision of, the principal executive and principal financial officer and effected by the Board of Directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes those policies and procedures that:

●	pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company;

●	provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and/or directors of the Company; and

●	provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements.

Our internal controls may be inadequate or ineffective, which could cause financial reporting to be unreliable and lead to misinformation being disseminated to the public. Investors relying upon this misinformation may make an uninformed investment decision.

Failure to achieve and maintain an effective internal control environment could cause us to face regulatory action and also cause investors to lose confidence in our reported financial information, either of which could have a material adverse effect on the Company’s business, financial condition, results of operations and future prospects.

However, our auditors will not be required to formally attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 until we are no longer an EGC if we take advantage of the exemptions available to us through the JOBS Act.

The costs of being a public company could result in us being unable to continue as a going concern.

As a public Company, we are required to comply with numerous financial reporting and legal requirements, including those pertaining to audits and internal control. The costs of maintaining public company reporting requirements could be significant and may preclude us from seeking financing or equity investment on terms acceptable to us and our stockholders. We estimate these costs to be approximately $75,000 per year and may be higher if our business volume or business activity increases significantly.

To the extent that funds generated from any private placements, public offerings and/or bank financing are insufficient, we will have to raise additional working capital and no assurance can be given that additional financing will be available, or, if available, will be on acceptable terms. The recent interest rate hikes and the present conditions and state of the United States and global economies make it difficult to predict whether and/or when and to what extent a recession has occurred or will occur in the near future. These conditions potentially raise substantial doubt about our ability to continue as a going concern. If adequate working capital is not available, we may be forced to discontinue operations, which would cause investors to lose their entire investment.

Risks Related to Our Organization and Structure

Our holding Company structure makes us dependent on our subsidiaries for our cash flow and could serve to subordinate the rights of our stockholders to the rights of creditors of our subsidiaries, in the event of an insolvency or liquidation of any such subsidiary.

The Company acts as a holding company and, accordingly, substantially all of our operations are conducted through our subsidiaries. Such subsidiaries will be separate and distinct legal entities. As a result, substantially all of our cash flow will depend upon the earnings of our subsidiaries. In addition, we will depend on the distribution of earnings, loans or other payments by our subsidiaries. No subsidiary will have any obligation to provide the Company with funds for our payment obligations. If there is an insolvency, liquidation or other reorganization of any of our subsidiaries, our stockholders will have no right to proceed against their assets. Creditors of those subsidiaries will be entitled to payment in full from the sale or other disposal of the assets of those subsidiaries before the Company, as a stockholder, would be entitled to receive any distribution from that sale or disposal.

Risks Relating to This Offering

FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our common stock.

The Financial Industry Regulatory Authority (“FINRA”) has adopted rules that require that in recommending an investment to a customer, a broker dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low-priced securities to their non institutional customers, broker dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker dealers to recommend that their customers buy our common stock, which may have the effect of reducing the level of trading activity in our common stock. As a result, fewer broker dealers may be willing to make a market in our common stock, reducing a stockholder’s ability to resell shares of our common stock.

State securities laws may limit secondary trading, which may restrict the states in which you can sell the shares offered by this prospectus.

If you purchase Offered Shares in this Offering, you may not be able to resell the shares in any state, unless and until the shares of our common stock are qualified for secondary trading under the applicable securities laws of such state or there is confirmation that an exemption, such as listing in certain recognized securities manuals, is available for secondary trading in such state. There can be no assurance that we will be successful in registering or qualifying our common stock for secondary trading, or identifying an available exemption for secondary trading in our common stock in every state. If we fail to register or qualify, or to obtain or verify an exemption for the secondary trading of, our common stock in any particular state, our common stock could not be offered or sold to, or purchased by, a resident of that state. In the event that a significant number of states refuse to permit secondary trading in our common stock, the market for our common stock will be limited which could drive down the market price of our common stock and reduce the liquidity of the shares of our common stock and a stockholder’s ability to resell shares of our common stock at all or at current market prices, which could increase a stockholder’s risk of losing some or all of his, her or its investment.

There has been no independent valuation of the stock, which means that the stock may be worth less than the purchase price.

The Offering price of the Offered Shares has been determined by us without independent valuation of the Offered Shares. We established the offering price based on management’s estimate of the value of the Offered Shares. This valuation is highly speculative and arbitrary. There is no relation to the market value, book value, or any other established criteria. We did not obtain an independent appraisal opinion on the valuation of the Offered Shares. The Offered Shares may have a value significantly less than the offering price and the Offered Shares may never obtain a value equal to or greater than the offering price.

Our common stock is thinly traded and experiences wide share price fluctuations, low share prices and minimal liquidity.

The trading price of our common stock is volatile with wide fluctuations in response to several factors, including, without limitation, potential investors’ anticipated feeling regarding our results of operations, increased competition and our ability or inability to generate future revenues. In addition, the trading price of our common stock may be affected by factors that are unrelated or disproportionate to our operating performance. The trading price of our common stock might be affected by general economic, political and market conditions, such as recessions, interest rates, commodity prices or international currency fluctuations. Additionally, stocks traded on the OTC PINK market are usually thinly traded, highly volatile and not followed by analysts. These factors, which are not under our control, may have a material effect on the trading price of our common stock.

Because this Offering does not have a minimum offering amount, we may not raise enough funds to continue operations.

Because the terms of this Offering lack a minimum offering amount, no minimum amount of funds are assured, and we may only receive proceeds sufficient to fund operations for a short amount of time. We may, then, have to cease operations, and investors could then lose their entire investments.

Because this Offering is a self-underwritten “best effort” basis offering, we may not raise enough capital to fund our business goals and/or objectives.

This prospectus relates to the sale of 47,000,000 Offered Shares at a price of $___[0.75-1.25] per share. This Offering terminates one year from the date of this prospectus. We are offering the Offered Shares on a self-underwritten “best-efforts” basis directly through our President, Anne B. Blackstone. There is no minimum amount of Offered Shares required to be purchased, and the total proceeds received by us might not be enough to execute our business plan, or a market may not ever develop for our common stock. No commission or other compensation related to the sale of the shares will be paid. For more information, see the sections titled “Plan of Distribution” and “Use of Proceeds” herein.

THE OFFERING

This prospectus relates to the sale of 47,000,000 Offered Shares at a price of $___[0.75-1.25] per share. This Offering terminates one year from the date of this prospectus. We are offering the Offered Shares on a self-underwritten “best-efforts” basis directly through our President, Anne B. Blackstone. There is no minimum amount of Offered Shares required to be purchased, and the total proceeds received by us might not be enough to execute our business plan, or a market may not ever develop for our common stock. No commission or other compensation related to the sale of the shares will be paid. For more information, see the sections titled “Plan of Distribution” and “Use of Proceeds” herein.

USE OF PROCEEDS

We estimate the net proceeds to us from this offering will be approximately $__[35,250,000-58,750,000] based on the initial offering price of $___[0.75-1.25] per share, prior to deducting estimated offering expenses payable by us in the approximate amount of $50,000.

We anticipate that the net cash proceeds of this Offering will be used primarily to execute our business plan and will include expenditures for equipment, marketing, staffing, legal expenses, accounting expense, company awareness, research and clinical trials, debt repayment and the exercise of an option to buy back certain shares of our common stock. Additionally, net cash proceeds will be used for paying general and administrative expenses associated with this Offering and paying general and administrative expenses associated with being a public company, including accounting, auditing, transfer agent, EDGAR filing and legal expenses. The precise amounts that we will devote to our programs will vary depending on numerous factors, including, but not limited to, the progress and results of our research and assessments as to the market for our products that are in development. In the event that we sell less than the maximum Offered Shares offered in this Offering, our first priorities are to pay fees associated with product development and their market introduction.

The table below sets forth the estimated proceeds we would derive from this Offering, assuming the sale of 25%, 50%, 75% and 100% of the Offered Shares at a per share price of $1.00, which represents the midpoint of the offering price range herein.

	Assumed Percentage of Offered Shares Sold in This Offering
	25%	50%	75%	100%
Shares sold	11,750,000	23,500,000	35,250,000	47,000,000
Gross proceeds	$11,750,000	$23,500,000	$35,250,000	$47,000,000
Offering expenses	(50,000)	(50,000)	(50,000)	(50,000)
Net proceeds	$11,700,000	$23,450,000	$35,200,000	$46,950,000

The table below sets forth the manner in which we intend to apply the net proceeds derived by us in this Offering, assuming the sale of 25%, 50%, 75% and 100% of the Offered Shares. All amounts set forth below are estimates. Following the table below, there is a narrative that describes how we intend to use the proceeds from this Offering. We urge you to read such narrative, in conjunction with the table below.

	25%	50%	75%	100%
Equipment	$1,000,000	$1,000,000	$1,000,000	$1,000,000
Marketing	2,257,143	4,757,143	8,757,143	11,757,143
Senior Staff and Support Team	500,000	750,000	1,000,000	1,300,000
Accounting and Regulatory Expenses	400,000	500,000	600,000	800,000
Company Awareness	200,000	300,000	400,000	500,000
Research and Clinical Trials	5,000,000	13,300,000	20,000,000	27,400,000
Debt Repayment(1)	105,475	105,475	105,475	105,475
Payment on Common Stock Repurchase Promissory Note(2)	122,873	122,873	122,873	122,873
Inventory	50,000	200,000	300,000	400,000
General and Administrative Expense	75,000	150,000	300,000	500,000
Working Capital	949,509	1,194,509	1,574,509	2,024,509
Plus the cash value of the amount (principal and interest) attributable to the conversion of the Subject Convertible Notes(3)	1,040,000	1,040,000	1,040,000	1,040,000
Estimated offering expenses	50,000	50,000	50,000	50,000
Total Net Proceeds	$11,700,000	$23,450,000	$35,200,000	$46,950,000

(1)	These debts relate to loans obtained by us to pay ongoing operating expenses.

(2)	With approximately $122,873 of proceeds, we intend to pay the balance of a promissory note issued by us to Worthington Financial Services, Inc., pursuant to the terms of a Common Stock Repurchase Agreement. The purchased shares have been cancelled and returned to the status of “authorized and unissued.” (See discussion below and “Certain Relationships and Related Transactions–Common Stock Repurchase Agreement”).

(3)	The Convertible Notes (as defined above) were issued as follows:

(a)	Issue Date, February 7, 2021: $150,000 original principal amount, with $75,000 of original issue discount (OID), issued to Homeopathic Partners, Inc.; payable September 1, 2023; as one of the Subject Convertible Notes, convertible into Conversion Shares at a price equal to 80% of the offering price for all of the Offered Shares. In addition, this note is convertible at any time, at the sole discretion of its holder, into shares of Company common stock at a conversion price of $0.01 per share. The proceeds of the note were used for operating expenses.

(b)	Issue Date, November 4, 2021: $250,000 original principal amount, with $125,000 of original issue discount (OID), issued to Homeopathic Partners, Inc.; payable September 1, 2023; as one of the Subject Convertible Notes, convertible into Conversion Shares at a price equal to 80% of the offering price for all of the Offered Shares. In addition, this note is convertible at any time, at the sole discretion of its holder, into shares of Company common stock at a conversion price of $0.01 per share. The proceeds of the note were used for operating expenses.

(c)	Issue Date, October 1, 2022: $150,000 original principal amount, with $75,000 of original issue discount (OID), issued to Homeopathic Partners, Inc.; payable October 1, 2023; as one of the Subject Convertible Notes, convertible into Conversion Shares at a price equal to 80% of the offering price for all of the Offered Shares. The proceeds of the note were used for operating expenses.

(d)	Issue Date, November 1, 2022: $100,000 original principal amount, with $50,000 of original issue discount (OID), issued to Homeopathic Partners, Inc.; payable September 1, 2023; as one of the Subject Convertible Notes, convertible into Conversion Shares at a price equal to 80% of the offering price for all of the Offered Shares. The proceeds of the note were used for operating expenses.

(e)	Issue Date, September 1, 2022: $60,000 original principal amount, with $30,000 of original issue discount (OID), issued to Steven J. Preiss; payable September 1, 2023; as one of the Subject Convertible Notes, convertible into Conversion Shares at a price equal to 80% of the offering price for all of the Offered Shares. The proceeds of the note were used for operating expenses.

(f)	Issue Date, August 30, 2022: $50,000 original principal amount, with $25,000 of original issue discount (OID), issued to Michael Magliochetti. Jr.; payable August 31, 2023; as one of the Subject Convertible Notes, convertible into Conversion Shares at a price equal to 80% of the offering price for all of the Offered Shares. The proceeds of the note were used for operating expenses.

(g)	Issue Date, August 30, 2022: $100,000 original principal amount, with $50,000 of original issue discount (OID), issued to Michael Magliochetti, Jr.; payable August 31, 2023; as one of the Subject Convertible Notes, convertible into Conversion Shares at a price equal to 80% of the offering price for all of the Offered Shares. The proceeds of the note were used for operating expenses.

(h)	Issue Date, August 31, 2022: $80,000 original principal amount, with $40,000 of original issue discount (OID), issued to Christopher Wald; payable September 1, 2023; as one of the Subject Convertible Notes, convertible into Conversion Shares at a price equal to 80% of the offering price for all of the Offered Shares. The proceeds of the note were used for operating expenses.

(i)	Issue Date, January 16, 2023: $100,000 original principal amount, with $30,000 of original issue discount (OID), issued to William R. Yahner, Jr.; payable January 16, 2024; as one of the Subject Convertible Notes, convertible into Conversion Shares at a price equal to 80% of the offering price for all of the Offered Shares. The proceeds of the note were used for operating expenses.

With proceeds from this Offering, we intend to purchase Thermofisher sequencing equipment, an Automated Liquid Handler (Eppendorf), a Maxwell RNA extractor and a King Fisher Extractor (if necessary, we would lease such equipment). This equipment allows for the extraction and sequencing of mRNA from samples provided. With the purchase of this equipment and related lab items, over the next year, we expect to analyze approximately 3,000 mRNA samples obtained from patients with various chronic inflammatory diseases, choose the most significant mRNA diagnostic genes and organize an antibody research lab to target the chosen genes. Our plan is to develop specific antibodies that bind to these genes and market them to biotech- and pharma-companies to treat chronic inflammatory diseases, such as cancer, diabetes and heart disease. We believe that our planned clinical studies will provide the needed therapeutic data to support our plan to develop these specific antibodies.

With proceeds from this Offering, we intend to conduct three separate clinical trials, which are detailed below.

1.	Named “Using Measurements of mRNA and Elisa-based Cytokine/Protein Indices to Evaluate Pre- and Post- Diagnosis and Treatment Response of Patients with Urothelial Carcinoma of the Bladder,” this Institutional Review Boards (IRB) approved clinical study is anticipated to begin within the next six months and will continue for about one year after the admission of the first patient; this single arm study will admit 300 individuals who qualify. Machine learning (AI) statistical analysis will be used to analyze all clinical lab results and develop indices that assess the severity of the state of disease for each patient and also allow assessment of disease response to treatment.

This study is a standard-of-care study with BCG immunotherapy, an approved FDA drug. Therefore, it is anticipated that evaluation and treatment of patients enrolled would be covered under existing medical and surgical insurance. The costs to evaluate the 300 patients with our mRNA technology and Elisa protein saliva and urine costs is expected to be approximately $180,000, to apply machine learning (AI) statistical costs are expected to be approximately $300,000 and to retain a Clinical Research Organization (CRO) is expected to be approximately $600,000. We expect that the total cost of this clinical study will be approximately $1,250,000.

2.	We intend to initiate a clinical study with respect to preeclampsia (a persistent high blood pressure that develops during pregnancy or the postpartum period). The anticipated start date for this clinical study is the first quarter of 2024. Prior to commencing this clinical study, a clinical protocol must be written (we expect that our Chief Executive Officer, Marvin S. Hausman, M.D., will author the necessary protocol) and IRB approval obtained. This clinical study is for 100 patients, with anticipated expenses for controls, laboratory tests and a CRO to perform the study are expected to be at least $10,000 per patient. Machine learning AI statistical evaluation will be used to analyze all clinical lab results and develop indices that assess the severity of the state of disease for each patient and also allow assessment of disease response to treatment. In addition, machine learning (AI) statistical costs are expected to be approximately $300,000. We expect that the total cost of this clinical study will be approximately $1,750,000.

3.	We intend to initiate a clinical study with respect to cardiovascular/heart diseases. The anticipated start date for this clinical study is the third quarter of 2023. Prior to commencing this clinical study, the partially completed protocol must be completed and submitted for IRB approval.

Currently, we are organizing cheek swab samples that have already been collected. The immediate goal is to isolate mRNA genetic samples and analyze them to identify inflammatory markers specific to cardiovascular diseases. The cost of collecting 300 samples is $300 per sample, or approximately $90,000. Prior to commencing this clinical study, a clinical protocol must be written (we expect that our Chief Executive Officer, Marvin S. Hausman, M.D., will author the necessary protocol) and IRB approval obtained. This clinical trial is for 100 patients, with anticipated expenses for controls, laboratory tests and a CRO to perform the study are expected to be at least $15,000 per patient. At a cost of approximately $300,000, machine learning (AI) statistical analysis will be used to analyze all clinical lab results and develop indices that assess the severity of the state of disease for each patient and also allow assessment of disease response to treatment. We expect that the total cost of this clinical study will be approximately $2,000,000.

We intend to deploy a direct-to-consumer marketing campaign, as well as a physician awareness program using continuous medical education on the area in which our product may be useful, i.e., inflammation. We intend to engage an outside medical education firm to assist in the production of such programs. We plan to hire a Chief Compliance Officer to lead and monitor such programs. In addition, we intend to retain outside parties to implement a company awareness that would serve to increase our company’s visibility within its target markets, as well as within the investment community. Our management believes that building investor awareness of our company is an important aspect of any company that seeks to uplist its stock to a higher quality market, to benefit its shareholders.

As we expand our operations with proceeds from this Offering, it will be necessary to hire key personnel, including a Chief Marketing Officer, a Chief Financial Officer and a Chief Compliance Officer, as well as ancillary support staff (e.g., warehouse, staff accountants, bookkeeper, marketing analyst, sales representatives, bio-analytics specialist).

Should we not be successful in selling all of the Offered Shares, we would be required to prioritize our expenditures. Our management has determined that expenditures for clinical trials and marketing would be the last expenditure items to be reduced. The remaining expenditure items would be adjusted by our management, in light of the circumstances existing at the time such decisions are to be made. Our expected use of net proceeds from this Offering represents our current intentions based upon our present plans and business condition. As of the date of this prospectus, we cannot predict with complete certainty all of the particular uses for the net proceeds to be received upon the completion of this Offering or the actual amounts that we will spend on the uses set forth above.

The amounts and timing of our actual expenditures will depend on numerous factors, including the progress of our business growth strategy and the scale achieved by our sales and marketing team, as well as the amount of cash used in our operations. We therefore cannot estimate with certainty the amount of net proceeds to be used for the purposes described above. We may find it necessary or advisable to use the net proceeds for other purposes, and we will have broad discretion in the application of the net proceeds.

DETERMINATION OF THE OFFERING PRICE

The Offered Shares covered by this prospectus at a price of $___[0.75-1.25] per share until our shares are either listed on a national securities exchange or quoted on the OTC Bulletin Board, OTCQX, or OTCQB, and thereafter at prevailing market prices or privately negotiated prices. In determining the public offering price of the Primary Offering shares, we considered several factors including:

●	Our start up status;

●	General economic conditions and political events;

●	Prevailing market conditions, including the history and prospects for the industry in which we compete;

●	Our future prospects; and

●	Our capital structure.

Therefore, the public offering price of the Offered Shares does not necessarily bear any relationship to established valuation criteria and may not be indicative of prices that may prevail at any time or from time to time in the public market for our common stock. You cannot be sure that a public market for any of our securities will develop and continue or that the securities will ever trade at a price at or higher than the offering price in this Offering. Such offering price does not have any relationship to any established criteria of value, such as book value or earnings per share. Because we have no significant operating history, the price of our common stock is not based on past earnings, nor is the price of our common stock indicative of the current market value of the assets owned by us. No valuation or appraisal has been prepared for our business and potential business expansion. You cannot be sure that the trading price for our common stock will ever trade at a price at or higher than the offering price of the Offered Shares in this Offering.

DIVIDEND POLICY

We have not declared or paid any cash dividends on our capital stock since our inception. We intend to retain future earnings, if any, to finance the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Declaration or payment of dividends, if any, in the future, will be at the discretion of our board of directors and will depend on our then current financial condition, results of operations, capital requirements and other factors deemed relevant by the There are no contractual restrictions on our ability to declare or pay dividends. Consequently, you will only realize an economic gain on your investment in our common stock if the price appreciates. You should not purchase our common stock expecting to receive cash dividends. Since we do not anticipate paying dividends, and if we are not successful in establishing an orderly public trading market for our shares, then you may not have any manner to liquidate or receive any payment on your investment. Therefore, our failure to pay dividends may cause you to not see any return on your investment even if we are successful in our business operations. In addition, because we may not pay dividends in the foreseeable future, we may have trouble raising additional funds which could affect our ability to expand our business operations.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is currently quoted on the OTC PINK tier of the OTC Markets under the symbol “LUDG.” The market price of our common stock is subject to significant fluctuations in response to variations in our quarterly operating results, general trends in the market and other factors, over many of which we have little or no control. In addition, broad market fluctuations, as well as general economic, business and political conditions, may adversely affect the market for our common stock, regardless of our actual or projected performance.

The following table reflects the high and low closing price for our common stock for the periods indicated. The information was obtained from the OTC Markets Group, Inc. and reflects inter-dealer prices, without retail mark up, markdown or commission, and may not necessarily represent actual transactions.

Year Ending December 31, 2023	High	Low
March 31, 2023	$0.410	$0.100
June 30, 2023	$0.4196	$0.110

Year Ending December 31, 2022	High	Low
March 31, 2022	$0.026	$0.015
June 30, 2022	$0.026	$0.016
September 30, 2022	$0.188	$0.022
December 31, 2022	$0.450	$0.040

Year Ending December 31, 2021
March 31, 2021	$0.662	$0.022
June 30, 2021	$0.090	$0.031
September 30, 2021	$0.040	$0.026
December 31, 2021	$0.037	$0.013

On September 15, 2023, the closing price of our common stock was $0.164.

Shareholders of Record

We have 582 shareholders of record of our common stock as of September ___, 2023.

FORWARD LOOKING STATEMENTS

Information included or incorporated by reference in this prospectus may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend” or “project” or the negative of these words or other variations on these words or comparable terminology.

This prospectus contains forward looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our production and technology, (c) the regulation to which we are subject, (d) anticipated trends in our industry and(e) our needs for working capital. These statements may be found under “Management’s Discussion and Analysis or Plan of Operations” and “Business,” as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward looking statements contained in this prospectus will in fact occur.

Except as otherwise required by applicable laws, we undertake no obligation to publicly update or revise any forward-looking statements or the risk factors described in the prospectus, whether as a result of new information, future events, changed circumstances or any other reason after the date of this prospectus.

DILUTION

Ownership Dilution

The information under “Investment Dilution” below does not take into account the potential conversion of the outstanding shares of Convertible Preferred Stock into a total of 700,000,000 shares of our common stock. The conversion of the Convertible Preferred Stock, which could occur at any time would cause holders of our common stock, including the Offered Shares, to incur significant dilution in their ownership of the Company. (See “Risk Factors--Risks Related to a Purchase of the Offered Shares,” “Description of Securities--Convertible Preferred Stock” and “Security Ownership of Certain Beneficial Owners and Management”).

In addition, should all of the Convertible Notes be converted by their respective holders into a total of up to [1,566,667-940,00] shares of our common stock, holders of our common stock, including the Offered Shares, could incur further dilution in their ownership of the Company. (See “Risk Factors--Risks Related to a Purchase of the Offered Shares,” “Description of Securities--Convertible Promissory Notes” and “Security Ownership of Certain Beneficial Owners and Management”).

Investment Dilution

Dilution in net tangible book value per share to purchasers of our common stock in this Offering represents the difference between the amount per share paid by purchasers of the Offered Shares in this Offering and the net tangible book value per share immediately after completion of this Offering. In this Offering, dilution is attributable primarily to our negative net tangible book value per share.

If you purchase Offered Shares in this Offering, your investment will be diluted to the extent of the difference between your purchase price per Offered Share and the net tangible book value of our common stock after this Offering. Our net tangible book value as of June 30, 2023, was $(997,345) (unaudited), or $(0.00) (unaudited) per share. Net tangible book value per share is equal to total assets minus the sum of total liabilities and intangible assets divided by the total number of shares outstanding.

The tables below illustrate the dilution to purchasers of Offered Shares in this Offering, on a pro forma basis, assuming 100%, 75%, 50% and 25% of the Offered Shares are sold at a per share price of $1.00, which represents the midpoint of the offering price range herein.

Percentage of Offered Shares Sold	100%	75%	50%	25%
Offering price per share	1.00	1.00	1.00	1.00
Net tangible book value per share as of June 30, 2023	(0.00)	(0.00)	(0.00)	(0.00)
Increase per share attributable to investors	0.04	0.07	0.10	0.13
Pro forma net tangible book value per share after offering	0.04	0.07	0.10	0.13
Dilution per share to investors	0.96	0.93	0.9	0.87

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of our operations together with our consolidated financial statements and the notes thereto appearing elsewhere in this prospectus. This discussion contains forward-looking statements reflecting our current expectations, whose actual outcomes involve risks and uncertainties. Actual results and the timing of events may differ materially from those stated in or implied by these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors,” “Cautionary Statement Regarding Forward Looking Statements” and elsewhere in this prospectus. Please see the notes to our Financial Statements for information about our Critical Accounting Policies and Recently Issued Accounting Pronouncements.

Forward looking Statements

There are “forward looking statements” contained herein. All statements that express expectations, estimates, forecasts or projections are forward-looking statements. In addition, other written or oral statements which constitute forward-looking statements may be made by us or on our behalf. Words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” “project,” “forecast,” “may,” “should,” and variations of such words and similar expressions are intended to identify such forward looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in or suggested by such forward-looking statements. We undertake no obligation to update or revise any of the forward-looking statements after the date of this quarterly report to conform forward-looking statements to actual results. Important factors on which such statements are based are assumptions concerning uncertainties, including but not limited to, uncertainties associated with the following:

●	Inadequate capital and barriers to raising the additional capital or to obtaining the financing needed to implement our business plans;

●	Our failure to earn revenues or profits;

●	Inadequate capital to continue business;

●	Volatility or decline of our stock price;

●	Potential fluctuation in quarterly results;

●	Rapid and significant changes in markets;

●	Litigation with or legal claims and allegations by outside parties; and

●	Insufficient revenues to cover operating costs.

The following discussion should be read in conjunction with the financial statements and the notes thereto which are included in this quarterly report. This discussion contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ substantially from those anticipated in any forward-looking statements included in this discussion as a result of various factors.

Overview

We are an innovative technology and health related Company that is developing products that use mRNA-based genetic markers with the potential to measure the presence of inflammation, and, as a result, inflammatory driven diseases and monitor patient response to treatment. Advancements in medical technology have awarded us with cutting edge genetic tools, unheard of even a generation ago. These genetic tools have the potential to not only achieve early detection of diseases but also to support customized treatments that may improve patient outcomes. The Company is at the forefront of this new era of medicine with development of products that will embody our proprietary mRNA genomic technology that has the potential of detecting genetic biomarkers for inflammatory driven diseases, including, but not limited to, heart disease, diabetes, preeclampsia, cancer and “long COVID”.

Our subsidiary, Precision Genomics, Inc., has developed medical machine learning, artificial intelligence (“AI”) technology that uses measurements of mRNA genetic biomarkers to potentially predict the presence of inflammation, and, as a result, inflammatory driven diseases and monitor patient response to treatment. Precision Genomics’ proprietary technology uses unique mRNA language to capture a snapshot of disease and the body’s response to treatment. This genomic technology is applicable to chronic inflammatory driven diseases, including, but not limited to, cancer, heart disease, diabetes, preeclampsia and “long COVID”.

Effects of COVID 19 on The Company

The COVID-19 pandemic did not have a discernable negative impact on the Company, due to our lack of capital with which we operate. Overall, the Company is not of a size that required us to implement “companywide” policies in response to the COVID-19 pandemic.

Current Financial Condition Summary

We have not yet derived revenues from our operations.

We had a net loss of $1,559,276 (unaudited) for the six months ended June 30, 2023. Additionally, we had net cash used in operating activities of $500,425 (unaudited) for the six months ended June 30, 2023. At June 30, 2023, we had a working capital deficit of $997,345 (unaudited), an accumulated deficit of $3,345,208 (unaudited) and a stockholders’ deficit of $997,345 (unaudited), which could have a material impact on our ability to obtain needed capital.

Results of Operations

Six Months Ended June 30, 2023, compared to the Six Months Ended June 30, 2022. For the six months ended June 30, 2023 and 2022, we had no revenue, respectively. We expect that revenues from sales of our planned products will begin late in the third quarter or early in the fourth quarter of 2023.

Operating Expenses. Total operating expenses for the six months ended June 30, 2023 and 2022, were $1,078,466 (unaudited) and $128,772 (unaudited), respectively. Included in operating expenses for the six months ended June 30, 2023, are $684,256 (unaudited) of general and administrative expenses and $394,210 (unaudited) of research and development expenses.

The increase in operating expenses during the six months ended June 30, 2023, was primarily due to a significant increase in our activities relating to our planned products, including the payment of product study expenses, as well as the payment of monthly fees to our key consultants and fees for professional services, including accounting and legal.

Research and Development Expenses. Total research and development (“R&D”) expenses for the six months ended June 30, 2023, was $394,210 (unaudited), as compared to $45,245 (unaudited) for the six months ended June 30, 2022. R&D consisted primarily of the expensing of 1,000,000 shares of common stock, having a fair value of $370,000 related to the acquisition of a licensing agreement. The Company believed this license was going to be the basis for future research and development activities.

General and Administrative Expenses. The increase of $600,729 (unaudited) in general and administrative expenses for the six months ended June 30, 2023, as compared to the six months ended June 30, 2022, was primarily due to the significant increase in our activities relating to our planned products, including the payment of product study expenses, as well as the payment of monthly fees to our key consultants and fees for professional services, including accounting and legal. Should we be able to obtain capital in this offering or otherwise, as we continue to expand our business activities, we expect that our general and administrative expenses for all of 2023 will be in excess of those incurred during prior periods.

Other Income/Expense. Total other expense for the six months ended June 30, 2023 and 2022, were $480,810 (unaudited) and $147,822 (unaudited), respectively. The increase in total other expense during the six months ended June 30, 2023, was primarily due to a significant increase in amortization of debt discount associated with our obtaining loans convertible into shares of our common stock.

Amortization of Debt Discount. Due to our obtaining $830,000 in convertible debt during the last half of 2022, which was offset by the conversion of $692,857 in convertible debt during the six months ended June 30, 2023, for the six months ended June 30, 2023, we incurred amortization of debt discount expense of $372,781 (unaudited), which represented a significant increase from the $183,489 (unaudited) in amortization of debt discount expense incurred for the six months ended June 30, 2022. We are unable to predict with any certainty our amortization of debt discount expense for all of 2023.

Interest Expense. Our interest expense for the six months ended June 30, 2023, was slightly lower than for the six months ended June 30, 2022, $5,172 (unaudited) versus $8,808 (unaudited). We anticipate that our interest expense for all of 2023 will be higher, but are unable to make any prediction in this regard.

Net Loss. We incurred a net loss of $1,559,276 (unaudited) for the six months ended June 30, 2023, as compared to a net loss of $276,594 (unaudited) for the six months ended June 30, 2022. The increase in net loss for the six months ended June 30, 2023, as compared to the six months ended June 30, 2022, was primarily due to an increase of $949,694 (unaudited) in operating expenses and an increase of $189,292 (unaudited) in amortization of debt discount. Should we be able to obtain capital in this offering or otherwise, as we continue to expand our business activities, we expect that our operating expenses for all of 2023 will be in excess of those incurred during prior periods. However, we are unable to predict our actual operating expenses for all of 2023, due to the uncertainty surrounding our ability to obtain capital.

Year Ended December 31, 2022, compared to the Year Ended December 31, 2021. For the years ended December 31, 2022 and 2021, we had no revenue, respectively. We expect that revenues from sales of our planned products will begin during the third quarter of 2023.

Operating Expenses. Total operating expenses for the years ended December 31, 2022 and 2021, were $560,505 and $45,723, respectively. The increase in operating expenses during the year ended December 31, 2022, was primarily due to a significant increase in our activities relating to our planned products, including the payment of product study expenses, as well as the payment of monthly fees to our key consultants and fees for professional services, including accounting and legal.

General and Administrative Expenses. The increase of $401,537 in general and administrative expenses for the year ended December 31, 2022, as compared to the year ended December 31, 2021, was primarily due to the significant increase in our activities relating to our planned products, including the payment of product study expenses, as well as the payment of monthly fees to our key consultants and fees for professional services, including accounting and legal. Should we be able to obtain capital in this offering or otherwise, as we continue to expand our business activities, we expect that our general and administrative expenses for all of 2023 will be in excess of those incurred during the year ended December 31, 2022.

Research and Development. The $113,245 in research and development expenses for the year ended December 31, 2022, were incurred due to our determining to make expenditures in the development of our planned products, including the payment of product study-relate expenses. While we expect to continue to incur research and development expenses, we are unable to predict the level of such expenditures, due to the uncertainty of the level of funding that will be available to us.

Other Income/Expense. Total other expense for the years ended December 31, 2022 and 2021, were $404,645 and $91,744, respectively. The increase in total other expense during the year ended December 31, 2022, was primarily due to a significant increase in amortization of debt discount associated with our obtaining loans convertible into shares of our common stock.

Amortization of Debt Discount. Due to our obtaining $830,000 in convertible debt during the year ended December 31, 2022, we incurred amortization of debt discount expense of $435,052, which represented a significant increase from the $79,792 in amortization of debt discount expense incurred for the year ended December 31, 2021. We are unable to predict with any certainty our amortization of debt discount expense for all of 2023.

Interest Expense. While interest expense for the year ended December 31, 2022, was only slightly higher than for the year ended December 31, 2021, $14,068 versus $11,952, we anticipate that our interest expense for all of 2023 will be higher, but are unable to make any prediction in this regard.

Gain on Debt Extinguishment. For the year ended December 31, 2022, we experienced a $44,475 gain on debt extinguishment. We had no such event during the year ended December 31, 2021.

Net Loss. We incurred a net loss of $965,150 for the year ended December 31, 2022, as compared to a net loss of $137,467 for the year ended December 31, 2021. The increase in net loss for the year ended December 31, 2022, as compared to the year ended December 31, 2021, was primarily due to an increase of $514,782 in operating expenses and an increase of $355,260 in amortization of debt discount. Should we be able to obtain capital in this offering or otherwise, as we continue to expand our business activities, we expect that our operating expenses for all of 2023 will be in excess of those incurred during the year ended December 31, 2022. However, we are unable to predict our actual operating expenses for all of 2023, due to the uncertainty surrounding our ability to obtain capital.

Liquidity and Capital Resources

June 30, 2023. At June 30, 2023, we had $85,770 (unaudited) in cash and a working capital deficit of $997,345 (unaudited), compared to $516,195 in cash and a working capital deficit of $826,167 at December 31, 2022. The Company has sufficient working capital to fund current operating expenses at least through the fourth quarter of 2023. To the extent the Company requires additional funds beyond the fourth quarter of 2023 and more than 12 months from the date hereof, we will need to obtain additional debt or equity-based capital from third parties, including in this Offering, to implement our full business plans. There is no assurance that we will be successful in obtaining such additional capital.

December 31, 2022. At December 31, 2022, the Company had $516,195 in cash and a working capital deficit of $826,167, compared to $125,000 in cash and a working capital deficit of $57,717 at December 31, 2021. The Company has sufficient working capital to fund current operating expenses at least through the second quarter of 2023. To the extent the Company requires additional funds beyond the second quarter of 2023 and more than 12 months from the date hereof, we will need to obtain additional debt or equity-based capital from third parties, including in this Offering, to implement our full business plans. There is no assurance that we will be successful in obtaining such additional capital.

Cash Flows

Six Months Ended June 30, 2023 and 2022.

Net Cash Used in Operating Activities. Net cash used in operating activities was $500,425 (unaudited) during the six months ended June 30, 2023, compared to $64,071 (unaudited) used during the six months ended June 30, 2022. This increase in the use of cash is primarily attributable to our significant increase in business activity during the 2023 period.

Net Cash Used in Investing Activities. Net cash used in investing activities was $-0- (unaudited) during the six months ended June 30, 2023, compared to $-0- (unaudited) during the six months ended June 30, 2022.

Net Cash Provided by Financing Activities. Net cash provided by financing activities was $70,000 (unaudited)of net cash during the six months ended June 30, 2023, as compared to $75,000 (unaudited) provided during the six months ended June 30, 2022. All of the cash provided by financing activities was proceeds from convertible promissory notes issued.

During the six months ended June 30, 2023, $692,857 in principal amount of outstanding convertible notes were paid by the issuance of a total of 6,298,703 shares of our common stock at a conversion price of $0.11 per share.

Years Ended December 31, 2022 and 2021.

Net Cash Used in Operating Activities. Net cash used in operating activities was $444,805 during the year ended December 31, 2022, compared to $45,723 used during the year ended December 31, 2021. This increase in the use of cash is primarily attributable to our significant increase in business activity during 2022.

Net Cash Used in Investing Activities. Net cash used in investing activities was $-0- during the year ended December 31, 2022, compared to $-0- during the year ended December 31, 2021.

Net Cash Provided by Financing Activities. Net cash provided by financing activities was $836,000 of net cash during the year ended December 31, 2022, as compared to $166,500 provided during the year ended December 31, 2021. All of the cash provided by financing activities was proceeds from convertible promissory notes issued.

Convertible Promissory Notes

The table below sets forth information with respect to the Convertible Notes as of the date of this prospectus. None of the Convertible Notes contains restrictive covenants with respect to the conduct of our business. In addition to the terms set forth in the table below, each of the Convertible Notes (a) may be prepaid by the Company at any time without penalty, (b) would be in default should the Company (i) fail to make any required payment when due, following a five-day cure period, or (ii) file for bankruptcy protection, (iii) become the subject of an involuntary bankruptcy proceeding and such proceeding shall not have been dismissed within 30 days or (iv) there shall have been appointed a receiver of the Company and such appointment shall remain beyond 120 days, (c) require the Company to register the shares of common stock underlying the Convertible Notes in the Registration Statement of which this prospectus forms a part, and (d) no conversion of a Convertible Note shall be permitted should any such conversion cause the converting holder’s ownership of Company common stock to exceed 4.99%.

Description of Terms	Principal Balance as of the Date of this Prospectus
Issue Date, February 7, 2021: $150,000 original principal amount, with $75,000 of original issue discount (OID), issued to Homeopathic Partners, Inc.; payable September 1, 2023; as one of the Subject Convertible Notes, convertible into Conversion Shares at a price equal to 80% of the offering price for all of the Offered Shares. In addition, this note is convertible at any time, at the sole discretion of its holder, into shares of Company common stock at a conversion price of $0.01 per share.	$150,000
Issue Date, November 4, 2021: $250,000 original principal amount, with $125,000 of original issue discount (OID), issued to Homeopathic Partners, Inc.; payable September 1, 2023; as one of the Subject Convertible Notes, convertible into Conversion Shares at a price equal to 80% of the offering price for all of the Offered Shares. In addition, this note is convertible at any time, at the sole discretion of its holder, into shares of Company common stock at a conversion price of $0.01 per share.	$250,000
Issue Date, October 1, 2022: $150,000 original principal amount, with $75,000 of original issue discount (OID), issued to Homeopathic Partners, Inc.; payable October 1, 2023; as one of the Subject Convertible Notes, convertible into Conversion Shares at a price equal to 80% of the offering price for all of the Offered Shares.	$150,000
Issue Date, November 1, 2022: $100,000 original principal amount, with $50,000 of original issue discount (OID), issued to Homeopathic Partners, Inc.; payable September 1, 2023; as one of the Subject Convertible Notes, convertible into Conversion Shares at a price equal to 80% of the offering price for all of the Offered Shares.	$100,000
Issue Date, September 1, 2022: $60,000 original principal amount, with $30,000 of original issue discount (OID), issued to Steven J. Preiss; payable September 1, 2023; as one of the Subject Convertible Notes, convertible into Conversion Shares at a price equal to 80% of the offering price for all of the Offered Shares.	$60,000
Issue Date, August 30, 2022: $50,000 original principal amount, with $25,000 of original issue discount (OID), issued to Michael Magliochetti, Jr.; payable August 31, 2023; as one of the Subject Convertible Notes, convertible into Conversion Shares at a price equal to 80% of the offering price for all of the Offered Shares.	$50,000
Issue Date, August 30, 2022: $100,000 original principal amount, with $50,000 of original issue discount (OID), issued to Michael Magliochetti, Jr.; payable August 31, 2023; as one of the Subject Convertible Notes, convertible into Conversion Shares at a price equal to 80% of the offering price for all of the Offered Shares.	$100,000
Issue Date, August 31, 2022: $80,000 original principal amount, with $40,000 of original issue discount (OID), issued to Christopher Wald; payable September 1, 2023; as one of the Subject Convertible Notes, convertible into Conversion Shares at a price equal to 80% of the offering price for all of the Offered Shares.	$80,000
Issue Date, January 16, 2023: $100,000 original principal amount, with $30,000 of original issue discount (OID), issued to William R. Yahner, Jr.; payable January 16, 2024; as one of the Subject Convertible Notes, convertible into Conversion Shares at a price equal to 80% of the offering price for all of the Offered Shares.	$100,000
Total	$1,040,000.00

Going Concern

The consolidated financial statements included with this prospectus have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As reflected in the financial statements, we had a working capital deficit of $826,167 at December 31, 2022, and had a net loss of $1,559,276 (unaudited) for the six months ended June 30, 2023, which raises substantial doubt as to the Company’s ability to continue as a going concern for a period of one year from the issuance of the financial statements.

Off Balance Sheet Arrangements

At June 30, 2023, we did not have any off balance sheet arrangements that we believe have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenue or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Critical Accounting Policies

Our accounting policies are more fully described in our financial statements, beginning on page F-1. The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Although these estimates are based on our best knowledge of current and anticipated events, actual results could differ from the estimates.

We have identified the following accounting policies as those that require significant judgments, assumptions and estimates and that have a significant impact on our financial condition and results of operations. These policies are considered critical because they may result in fluctuations in our reported results from period to period, due to the significant judgments, estimates and assumptions about complex and inherently uncertain matters and because the use of different judgments, assumptions or estimates could have a material impact on our financial condition or results of operations. We evaluate our critical accounting estimates and judgments required by our policies on an ongoing basis and update them as appropriate based on changing conditions.

Fair Value of Financial Instruments. The Company accounts for financial instruments under Financial Accounting Standards Board (“FASB”) ASC 820, Fair Value Measurements. ASC 820 provides a framework for measuring fair value and requires disclosures regarding fair value measurements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, based on the Company’s principal or, in absence of a principal, most advantageous market for the specific asset or liability.

The Company uses a three-tier fair value hierarchy to classify and disclose all assets and liabilities measured at fair value on a recurring basis, as well as assets and liabilities measured at fair value on a non-recurring basis, in periods subsequent to their initial measurement. The hierarchy requires the Company to use observable inputs when available, and to minimize the use of unobservable inputs, when determining fair value.

The three tiers are defined as follows:

●	Level 1 – Observable inputs that reflect quoted market prices (unadjusted) for identical assets or liabilities in active markets;

●	Level 2 – Observable inputs other than quoted prices in active markets that are observable either directly or indirectly in the marketplace for identical or similar assets and liabilities; and

●	Level 3 – Unobservable inputs that are supported by little or no market data, which require the Company to develop its own assumptions.

The determination of fair value and the assessment of a measurement’s placement within the hierarchy requires judgment. Level 3 valuations often involve a higher degree of judgment and complexity. Level 3 valuations may require the use of various cost, market, or income valuation methodologies applied to unobservable management estimates and assumptions. Management’s assumptions could vary depending on the asset or liability valued and the valuation method used. Such assumptions could include estimates of prices, earnings, costs, actions of market participants, market factors, or the weighting of various valuation methods. The Company may also engage external advisors to assist us in determining fair value, as appropriate.

Derivative Liabilities. The Company analyzes all financial instruments with features of both liabilities and equity under FASB ASC Topic No. 480, (“ASC 480”), “Distinguishing Liabilities from Equity” and FASB ASC Topic No. 815, (“ASC 815”) “Derivatives and Hedging”. Derivative liabilities are adjusted to reflect fair value at each reporting period, with any increase or decrease in the fair value recorded in the results of operations (other income/expense) as change in fair value of derivative liabilities. The Company uses a binomial pricing model to determine fair value of these instruments.

Beneficial Conversion Features. For instruments that are not considered liabilities under ASC 480 or ASC 815, the Company applies ASC 470-20 to convertible securities with beneficial conversion features that must be settled in stock. ASC 470-20 requires that the beneficial conversion feature be valued at the commitment date as the difference between the effective conversion price and the fair market value of the common stock (whereby the conversion price is lower than the fair market value) into which the security is convertible, multiplied by the number of shares into which the security is convertible limited to the amount of the loan. This amount is recorded as a debt discount and amortized to interest expense in the Consolidated Statements of Operations.

Debt Discount. For certain notes issued, the Company may provide the debt holder with an original issue discount. The original issue discount is recorded as a debt discount, reducing the face amount of the note, and is amortized to interest expense over the life of the debt, in the Consolidated Statements of Operations.

Research and Development. The Company accounts for research and development costs in accordance with ASC subtopic 730-10, Research and Development (“ASC 730-10”).

Under ASC 730-10, all research and development costs must be charged to expense as incurred. Accordingly, internal research and development costs are expensed as incurred. Third-party research and development costs are expensed when the contracted work has been performed or as milestone results have been achieved as defined under the applicable agreement. Company-sponsored research and development costs related to both present and future products are expensed in the period incurred.

Stock-based Compensation. The Company accounts for our stock-based compensation under ASC 718 “Compensation – Stock Compensation” using the fair value-based method. Under this method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. This guidance establishes standards for the accounting for transactions in which an entity exchanges it equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments.

The Company uses the fair value method for equity instruments granted to non-employees and use the Black-Scholes model for measuring the fair value of options.

The fair value of stock-based compensation is determined as of the date of the grant or the date at which the performance of the services is completed (measurement date) and is recognized over the vesting periods.

When determining fair value, the Company considers the following assumptions in the Black-Scholes model:

●	Exercise price,
●	Expected dividends,
●	Expected volatility,
●	Risk-free interest rate; and
●	Expected life of option

Recent Accounting Standards. Changes to accounting principles are established by the FASB in the form of Accounting Standards Updates (“ASU’s”) to the FASB’s Codification. We consider the applicability and impact of all ASU’s on our financial position, results of operations, stockholders’ deficit, cash flows, or presentation thereof. Management has evaluated all recent accounting pronouncements as issued by the FASB in the form of Accounting Standards Updates (“ASU”) through the date these financial statements were available to be issued and found the following recent accounting pronouncements issued, but not yet effective accounting pronouncements, are not expected to have a material impact on the financial statements of the Company.

In August 2020, FASB issued ASU 2020-06, Accounting for Convertible Instruments and Contracts in an Entity; Own Equity (“ASU 2020-06”), as part of its overall simplification initiative to reduce costs and complexity of applying accounting standards while maintaining or improving the usefulness of the information provided to users of financial statements. Among other changes, the new guidance removes from GAAP separation models for convertible debt that require the convertible debt to be separated into a debt and equity component, unless the conversion feature is required to be bifurcated and accounted for as a derivative or the debt is issued at a substantial premium. As a result, after adopting the guidance, entities will no longer separately present such embedded conversion features in equity and will instead account for the convertible debt wholly as debt. The new guidance also requires use of the “if-converted” method when calculating the dilutive impact of convertible debt on earnings per share, which is consistent with the Company’s current accounting treatment under the current guidance. The guidance is effective for financial statements issued for fiscal years beginning after December 15, 2023, and interim periods within those fiscal years, with early adoption permitted, but only at the beginning of the fiscal year.

We do not expect the adoption of this pronouncement will have a material effect on the Company’s financial statements.

BUSINESS

Background

The Company was originally organized as a Kentucky corporation on February 11, 1988, as Ludwig Enterprises, Inc. On February 8, 2006, we formed a wholly owned subsidiary, Ludwig Enterprises, Inc., a Nevada corporation. On March 28, 2006, Ludwig Enterprises, Inc., the Kentucky corporation, merged with and into Ludwig Enterprises, Inc., the Nevada corporation, with the Company, Ludwig Enterprises, Inc., the Nevada corporation, being the surviving entity.

During the history of the Company, it has, variously, been involved in the radio paging industry and the broadcasting industry as it relates to “specialized programming” utilizing surplus spectra existing on existing FCC-licensed spectrum. In April 2019, the Company acquired Direct Mortgage Investors, Inc. (“DMI”), a residential mortgage broker. However, due to ongoing disputes between the former owner of DMI and his then-wife, this acquisition was rescinded in September 2021, and the parties returned to status quo ante.

Shortly after the DMI rescission transaction, our management became aware of the potential an mRNA-based business model could provide our company and investigated the opportunity for our company. It was in late 2021 that our mRNA-based business plan gained clarity, after our then-management had learned of its specific potential. At that time, our then-management determined to take initial steps towards achieving our current objectives. Beginning in early 2022, the Company has actively pursued our business plan, putting into action our strategies, including the conceiving and development of our first products. To that end, in the second quarter of 2022, we formed mRNAforLife, Inc. as a wholly-owned subsidiary to operate our supplements business, and, in the third quarter of 2022, we formed Precision Genomics, Inc. as a wholly-owned subsidiary to operate the business surrounding our testing kits and any future related products.

In June 2023, we formed Exousia Ai, Inc. (“EXO”) as a wholly-owned subsidiary. EXO was formed to focus on studying the expression of differentially expressed mRNA genes in various chronic inflammatory diseases. No activities will be undertaken in this regard, unless we obtain additional capital, of which there is no assurance.

Our principal executive offices, and those of our subsidiaries, are located at 1749 Victorian Avenue, #C-350, Sparks, Nevada 89431. Our phone number is (786) 235-9026. Our corporate website is located at www.ludwigent.com. Information on our website is not part of this prospectus.

Our Focus

We are an innovative genomic technology and health related Company that is developing products that use inflammatory genetic markers to potentially assess the occurrence of inflammation, and, as a result, inflammation related diseases and monitor treatment responses. Advancements in genomic technology have awarded us with cutting edge genetic tools, unheard of even a generation ago. These genetic tools, coupled with our proprietary mRNA technology, have the potential to achieve early detection of inflammatory driven diseases, and support customized treatments that may improve patient outcomes.

The immune system and inflammatory processes are involved in not just a few select disorders, but a wide variety of physical health problems that dominate the occurrences of many diseases and worldwide morbidity and mortality. Chronic inflammatory diseases have been recognized as the most significant cause of death in the world today, with more than 50% of all deaths being attributable to inflammation-related diseases, according to [ Furman D, et al. Chronic inflammation in the Etiology of Disease Across The Life Span. Nat Med. 2019 Dec; 25(12): 1822–1832.]

These diseases include but are not limited to heart disease, stroke, cancer, diabetes mellitus, arthritis, autoimmune and neurodegenerative disorders. Furthermore, chronic inflammation has also been linked to mental issues such as depression, according to a study published at the Am J. Psychiatry journal (Frank P, et al. Association Between Systemic Inflammation and Individual Symptoms of Depression: A Pooled Analysis of 15 Population-Based Cohort Studies. Am J Psychiatry. Published online October 14, 2021. doi: 10.1176/appi.ajp.2021.20121776). The risk of developing chronic inflammation may be traced back to early development, and its effects can persist throughout the life span to affect adulthood health and the risk of mortality. With this perspective, the Company’s genomic technology intends to offer promising avenues for future research and medical care intervention.

Through our subsidiary, Precision Genomics, Inc., we have developed proprietary medical machine learning artificial intelligence (“AI”) technology that uses mRNA inflammatory language to potentially capture an inflammatory snapshot of disease and the body’s response to treatment.

Recent Developments

OTCQB Application. In a January 12, 2023, press release, we announced our intention to apply to OTC Markets for listing on its OTCQB market platform. Such application has been prepared and will be submitted shortly after the effective date of the Registration Statement of which this prospectus forms a part.

Sales and Marketing Consulting Agreement. In a February 14, 2023, press release, we announced that we had entered into a sales and marketing consulting agreement with The Fannon Group. Effective September 5, 2023, our company and The Fannon Group terminated the consulting agreement. Pursuant to the termination agreement, we issued 210,000 shares of our common stock to The Fannon Group in payment of the terminated remainder of the agreement. We terminated The Fannon Group agreement in conjunction with our adding two executive officers, after determining The Fannon Group’s involvement in our planned sales and marketing would no longer be necessary.

Program to Support Ketamine Clinics. In a March 7, 2023, press release, we announced that we had entered into an agreement with Dr. Kim Farahay and Dr. Jeff Lee to provide them with our products for use in their Ketamine-centered treatment of patients with Treatment Resistant Depression. At such time as we begin to produce our products, we will begin to execute sales under this agreement.

New Partnerships. In a March 16, 2023, press release, we announced that we had entered into early-stage discussions with a foreign developer of nutraceutical products and with an organization to conduct a diabetes clinical study using our company’s products. These discussions are currently ongoing and are expected to remain in an “early-stage,” until such time as we possess sufficient capital with which to support more substantial involvement by our company.

Cross-Listing on Canadian Stock Exchange. In press releases on March 21, 2023, and March 23, 2023, we announced our intention to cross-list onto the Canadian Stock Exchange and our entering into a consulting agreement with Ontario, Canada-based Summit Bancorp related to such efforts. Our stated intentions with respect to such cross-listing onto the Canadian Stock Exchange continue to be a part of our overall strategy of enhancing shareholder liquidity. In light of current stock market conditions, we have not established a specific time for pursuing such cross-listing.

Plans Within Hair Loss Market. In a May 3, 2023, press release, we announced our plan to launch a new nutraceutical product in the hair loss market and to expand our direct to consumer and direct to professional sales and marketing strategies to include individuals facing hair loss associated with inflammation. At such time in the future as we possess sufficient capital, of which there is no assurance, we intend to complete the formulation and testing of this planned product. However, we are unable to make any prediction as to when we would be able to complete such efforts.

Genomic-Related Patent Addition. In a May 9, 2023, press release, we announced that recently analyzed genomic mRNA data revealed differentially expressed genes when comparing tissue from patients with bladder, breast, and colon cancer, which data has been added to a provisional patent previously filed on September 20, 2022. Described in the patent application is our mRNA Inflammatory Index™ microarray technology, which measures 48 different cytokine and chemokine biomarkers of inflammation within noninvasively obtained patient cheek cells.

Additions to Executive Management. On September 5, 2023, our Sole Director and current President, Anne B. Blackstone, relinquished her position of Chief Executive Officer and, in her stead, appointed Marvin S. Hausman, M.D. to serve as Chief Executive Officer of our company. Prior to his becoming our Chief Executive Officer, Dr. Hausman served as a consultant to our company in the development of medical as well as scientific products. He will continue these efforts, as well as performing duties normally associated with his office. In addition, Thomas Terwilliger was appointed as our Chief Operating Officer, in which role he will direct and oversee our sales and marketing operations. These additions to our executive management team were made in anticipation of our expected increase in business activities during the end of 2023 and into 2024.

What is mRNA?

First, Ribonucleic acid (“RNA”), is a nucleic acid present in all living cells that has structural similarities to deoxyribonucleic acid (“DNA”). Unlike DNA, however, RNA is most often single stranded. An RNA molecule has a backbone made of alternating phosphate groups and the sugar ribose, rather than the deoxyribose found in DNA.

Next, mRNA, or messenger RNA, is, in simple terms, a type of RNA found in cells. mRNA molecules carry the genetic language and information from DNA that is needed to make proteins. They carry the information from the DNA in the nucleus of the cell to the cytoplasm where the proteins are made.

Precision Genomics Philosophy

We believe the future of healthcare will focus on personalized medicine that is preventative, rather than reactive, and we can be at the front of this revolution. We are of the opinion, and believe that many others share our sentiment, that the healthcare system, as it is currently structured, can be improved. The practice of healthcare is often reactive rather than preventative. This means that, in many instances, the detection and/or identification of diseases does not occur until they have already caused a certain amount of damage. This results in higher financial costs overall as well as a lower quality of life for people. We believe that healthcare does not have to remain this way. With precision medicine, of which we want our mRNA genetic indexing and supplementation program to be a part, diseases may be detected early and before they cause irreparable damage.

Recent research has revealed that inflammation plays a key role in many diseases and that reducing it can even prevent heart attacks and strokes, among other diseases. In a truly landmark study called the “CANTOS Trial”, anti-inflammatory therapy, in people who had a prior heart attack, was shown to reduce their likelihood of subsequent heart attacks or strokes by 15 percent. It also decreased the need for major interventions such as angioplasty and bypass surgery by 30 percent, proving that addressing inflammation to prevent heart disease is essential.

The objective of the Precision Genomics program is to measure key mRNA genes that are involved in the production of inflammatory molecules, called cytokines and chemokines, that cause chronic tissue damage, such as those produced in heart attacks, strokes and inflammation related diseases. If caught early enough, appropriate anti-inflammatory treatment can be employed in an attempt to ward off the chronic process before it causes irreparable damage.

Chronic inflammation does not produce symptoms — and most people are not regularly screened for inflammation.

Products

Our products include our proprietary My RNA for Life Home Test Kits and My RNA for Life™ Genetic Centric Supplement.

My RNA for Life Home Test Kits

Our test kits use mRNA genetic indices to measure the expression of cytokines and chemokines, which are small proteins that create cellular signals. Increases and decreases in gene expression levels of pro-inflammatory cytokines and chemokines may be found in patients with active or inactive chronic disease conditions. The combination of mRNA genetic expression and machine learning AI could, we believe, with a certain degree of accuracy, identify individuals with the potential to develop chronic inflammatory diseases, such as cancer and heart disease. Through mRNA indices, we have the potential to obtain a personalized inflammatory score, which is like snapshot or signature, which may have the predictive power to diagnose chronic disease development, which further may provide us with the ability to evaluate treatment response. One example of treatment response is to evaluate patient outcomes to different anti-cancer therapies.

To better understand the relationship between genomic data and patient phenotype and clinical diagnosis the Company has developed, internally, a variety of statistical and data analysis approaches, all centering around a combined representation of machine learning and clustering methodology. We will examine the efficacy of three types of models:

1.	A model using the biomarker embedding alone.
2.	A model using the biomarker embedding in addition to patient demographic information.
3.	A model using the biomarker embedding, patient demographic information, and relevant data extracted from the medical record.

Once individuals test over a certain period of time, we intend to illustrate via the snapshot index or picture how that individual’s health may have changed, whether it is an improvement or worsening of their health by showing the changes in their levels of mRNA genes. We believe our approach will be unique as it is tailored to the individuality of each patient. For instance, we intend to personalize each patient’s care based on their specific needs as determined by our mRNA indexing. We believe the benefits of our approach can potentially lead to earlier detection of inflammation that could lead to chronic disease development, which can improve patient outcomes, and hopefully lower individual healthcare costs.

Machine Learning (AI). In a general sense, machine learning (ML; often used interchangeably with the term “Artificial Intelligence”, or AI) is a set of computational approaches wherein an algorithm is used to learn characteristics of some data set or group together entities in the data based on common characteristics. Machine learning has three main subfields: supervised, unsupervised, and reinforcement learning. In the present set of studies we mainly concern ourselves with supervised and unsupervised machine learning. In the former, labeled data are used to learn important predictive characteristics for some response variable. For example, one might have a set of measurements for a collection of three types of iris flowers. Using supervised methods, one could build a model to predict the species of previously unseen iris flowers based on their own measurements. Unsupervised machine learning is slightly different. Here, we don’t have labels, but use observed characteristics (or features) of entities to cluster together into groups. Ideally, the groupings that result are associated with some latent shared labels (i.e., without using iris species labels we could cluster them based on their measurements and would likely find that flowers of the same species naturally land in the same group).

In the present work we will use a combination of the above methods, but our main proposal is to use the output of our inflammatory biomarker panel, along with patient metadata and clinical notes, in conjunction with a set of algorithms called autoencoders (AEs), to learn a lower dimensional embedding that lends itself to predicting disease state of patients. On their own, autoencoders are systems that learn something called the identity function—that is, their job is to, given some input, produce the same output. By imposing certain constraints on how this process is carried out, we’re able to use these tools to do far more interesting tasks. For example, if we introduce some complexity penalty onto how it learns the identity function, we force the algorithm to make an accuracy/complexity tradeoff, effectively teaching it how to compress data while minimizing loss of information. Here, we impose an additional constraint on the system: given some labeled data (e.g., disease category and disease state), learn a lower dimensional embedding that compresses the data and minimizes information loss, but also does so in such a way that the lower-dimensional representation lends itself to clustering similar patients.

In order to take the above-described approach, we’ll need a significant amount of data. While this is being collected, we will analyze all patient samples using standard approaches out of the frequentist statistical literature linear models corrected for multiple comparisons. This approach allows us to give feedback to patients on disease state, when relevant, but also confirm that there is relevant signal in the data we’re collecting before attempting to derive our new AE-based approach.

My RNA for Life™ Genetic Centric Supplement

Once a personalized inflammatory mRNA signature is obtained, our My RNA for Life™ Genetic Centric Supplement is made with specific ingredients that have anti-inflammatory properties that may be able to modulate a person’s previously measured inflammatory index or even potentially control further inflammatory reactions and continued disease development. Through multiple tests over a certain period of time, individuals can obtain a snapshot picture of possible changes in their health. Our supplement is specifically formulated to target mRNA-associated inflammatory biomarkers with the potential to modulate their expression.

Our supplement contains 20 Ingredients: Alpha Lipoic Acid; N-acetyl cysteine; Zinc picolinate; Coenzyme Q10; Glutathione; Vitamin A; Vitamin C; Vitamin D; Vitamin E; Quercetin dihydrate; Alpha-GPC Choline; Boron Citrate; Resveratrol; Magnesium diglycinate; Curcumin; Folic Acid; Niacin; Riboflavin; Thiamin; Selenium.

These 20 ingredients were selected on the basis of their anti-inflammatory capacity. The focus of the formula of ingredients is the potential modulation and/or reduction of the inflammatory genetic markers associated with chronic disease. Scientific articles in peer reviewed journals were reviewed on each of the compounds in the formula to establish data showing specific activity on mRNA biomarkers. For example: N-acetyl cysteine; Scientific Articles:

Science Related Genetic Application: reduced cytokines TNF-α and NF-κB, IFN-γ, and IL-6 expression in LPS- induced cells in the pig small intestine (Lee, 2019)

a.	Mokhtari et al. A Review on Various Uses of N-Acetyl Cysteine. 2017; Cell Journal, Vol 19, No 1, 11-17.
b.	Salamon, S. et al. Medical and Dietary Uses of N-Acetylcysteine. 2019 Antioxidants, 8, 111.
c.	Lee, SI and Kang, KS. 2019 N-acetylcysteine modulates lipopolysaccharide-induced intestinal dysfunction. Sci. Rep. 30:9(1):1004.
d.	Liao, CY et al. Protective effect of N-acetylcysteine on progression to end-stage renal disease: Necessity for prospective clinical trial. 2019. Europ. J. Int. Med. 44,67-73.
e.	Repine, JE et al. Oxidative Stress in Chronic Obstructive Pulmonary Disease (The Oxidative Stress Study Group). 1997. Am J Respir Crit Care Med Vol. 156. Pp. 341–357.

The role that nutritional components, in particular vitamins and minerals, play in the modulation of mRNA profiles, and consequently health and disease, is increasingly being investigated, and as such it is a timely subject for review and study.

Dietary Supplement Formula License

In December 2022, we entered into a license agreement with Xikoz, Inc., with respect to a dietary supplement that we plan to further develop and market. The license obtained from Xikoz is perpetual and exclusive as to the manufacture and marketing of a dietary supplement formulation known as “FlamaBlue.” In consideration of such license, we issued 1,000,000 shares of our common stock to Xikoz and are obligated to pay a per-bottle-sold royalty equal to $0.10. Under the license agreement, there is no minimum royalty due, nor any further payments due upon our achievement of defined milestones. There are no termination provisions in the license agreement.

After entering into the FlamaBlue license agreement, we decided to rename the product “NuGenea” and to improve the product by using a delayed release capsule formulation that resists dissolution in the acid environment of the stomach. Enteric coating is a polymer applied to oral medication. It serves as a barrier to prevent the gastric acids in the stomach from dissolving or degrading drugs after you swallow them. NuGenea features enteric coated delay release (vegetable-based) capsules, whereas FlamaBlue is manufactured with non-coated (animal-based) gelatin; NuGenea’s label stated 5 mg of Magnesium Bis Glycinate, whereas FlamaBlue’s label states 25 mg of Magnesium Bis Blycinate; and NuGenea’s label states 25 mg of Turmeric 95% extract, whereas FlamaBlue’s label does not show Turmeric.

Current Research Study

In December 2022, we received Institutional Review Board (“IRB”) approval of our study titled “Using Measurements of mRNA and ELISA-based Cytokine/Protein Indices to Evaluate Pre- and Post- Diagnosis and Treatment Response of Patients with Urothelial Carcinoma of the Bladder.” IRB approval is an important step in conducting a research study.

The IRB approved study is titled “Using Measurements of mRNA and Elisa-based Cytokine/Protein Indices to Evaluate Pre- and Post- Diagnosis and Treatment Response of Patients with Urothelial Carcinoma of the Bladder”:

-	The study is anticipated to begin within the next 6 months and will continue for about 1 year after admitting the first patient.
-	This single arm study will admit 300 individuals who qualify.
-	Observational Study Aims and Methodology:
-	There are no specified primary and secondary treatment endpoints.

The objective of this study is to develop a computational risk model using mRNA and Elisa-based protein cellular biomarkers collected from bladder cancer patients who will undergo BCG immunotherapy as part of standard of care. Delivery of BCG intravesical immunotherapy is not an observational study procedure.

Elisa-based protein cellular biomarkers and Elisa technology: the enzyme linked immunosorbent assay ELISA is a powerful method for detecting and quantifying a specific protein in a complex mixture. Originally described by Engvall and Perlmann (1971), the method enables analysis of protein samples immobilized in microplate wells using specific antibodies. ELISA is the main approach for the sensitive quantification of protein biomarkers in body fluids and is currently employed in clinical laboratories for the measurement of clinical markers. As such, it also constitutes the main methodological approach for biomarker validation and further qualification.

ELISAs are typically performed in 96-well or 384-well polystyrene plates, which passively bind antibodies and proteins. It is this binding and immobilization of reagents that makes ELISAs easy to design and perform. Having the reactants of the ELISA immobilized to the microplate surface makes it easy to separate bound from non-bound material during the assay. This ability to use high-affinity antibodies and wash away non-specific bound materials makes ELISA a powerful tool for measuring specific analytes within a crude preparation.

Computational models in medicine are a new development and are used to create a personalized patient-specific model to provide a patient with optimal diagnosis and treatment. As the amount of diagnostic data increases, paralleled by the greater capacity to personalize treatment, the difficulty of using the full array of measurements of a patient to determine an optimal treatment seems also to be paradoxically increasing. Computational models are progressively addressing this issue by providing a common framework for integrating multiple data sets from individual patients. In the Ludwig clinical strategy, we will be using 48 mRNA based inflammatory genes called cytokines and chemokines plus other protein inflammatory biomarkers to obtain a computational diagnostic score relative a specify chronic inflammatory disease, such as bladder cancer, heart disease and preeclampsia, to name a few.

All diagnostic evaluation and treatment protocols are already under use at urological offices and clinics according to established industry standards of care for patients suspected of having urothelial carcinoma of the bladder and potential treatment with BCG Immunotherapy.

This study is purely observational and generated data and genetic risk scores will not be a determining factor in patient diagnosis and treatment.

Statistical analysis will be performed. The mRNA genetic analysis, measurement inflammatory proteins using Elisa technology plus a unique AI bioinformatics strategy may allow development of predictive models prior to onset of obvious manifestations of a disease. The resultant predictive risk profile, ‘L-Statistic’, could also potentially guide the therapeutic approach of the physician and decrease the severity of future associated comorbidities.

Under FDA regulations, IRB review and approval is required for projects that: (i) meet the definition of research, (ii) involve human subjects and (iii) include any interaction or intervention with human subjects or involve access to identifiable private information.

The objective of this clinical study, which will utilize our mRNA genomic-based technology, cytokines and related proteins is to establish a diagnostic paradigm for patients with urothelial carcinoma of the bladder and to use this data to evaluate the efficacy of Bacillus Calmette-Guerin (“BCG”) immunotherapy as a personalized score for the patient. Integrating these disciplines into a computational model can develop a personalized patient diagnostic and treatment response, ‘L- genomic bladder cancer risk’ score, to aid in BCG immunotherapy disease management at a clinical practice level. BCG is approved by the FDA to treat bladder cancer patients. BCG is a non-specific potentiator (a reactant that enhances a physiologic response) of a person’s immune system. The goal of the Company through this planned program is to illustrate the potential of our technology to detect early the development of the inflammation that leads to bladder cancer and to predict patient response to anti-cancer treatment. In anticipation of starting this observational cancer program, we filed a patent that identifies and describes the Company’s proprietary 48 gene mRNA genomic technology plus a proprietary nutritional and supplements program called “My RNA for Life.” These nutritional compounds within the supplement are specifically chosen to target mRNA-associated inflammatory biomarkers with the potential to modulate their expression.

The patient to be tested will swab the right and left buccal area (i.e., cheeks) with a soft flocked tip swab and place the swab in an envelope or tube. Targeted gene sequencing will be performed using a Thermo Fisher Scientific Gene Studio S5 System and Ion Chef CGX and PGX equipment. An Amplicon library for 48 target mRNA inflammatory cytokines was designed with a Thermo Fisher Scientific Ion-Ampliseq Designer; patent filed on the Company’s proprietary 48 mRNA microarray panel.

The buccal cell samples will be analyzed, and expression profiles will be obtained of inflammatory cytokines involved in apoptosis, cellular proliferation, cellular repair, wound healing, etc. ELISA determined levels of proteins, cytokines, and chemokines will be measured in the urine, saliva and blood as dictated by the protocol and chronic disease diagnosis.

The test orders, results, and health information for all patients will be maintained on a centralized HIPAA compliant network containing personal health records.”

All of the individual data points, 48 mRNA genes and approximately 10 Elisa based proteins such as TRAIL, 8oHdG, will be used to come up with an inflammatory index related to each specific chronic inflammatory disease being clinically studied. The number of data points as you can imagine is huge and machine learning AI will be needed to analyze the data points and come up with a computational score. For the bladder cancer study, we used“"L-genomic bladder cancer risk score”" Appropriate names will be used for different clinical disease studies.

We believe that our mRNA inflammatory index has the potential to assess the presence of inflammation that can lead to early-stage bladder cancer and then monitor treatment cancer response to BCG immunotherapy. This genetic signature provides a potential framework to optimize early diagnosis and clinical management with appropriate therapy.

Additional Planned Research Studies

The following planned research studies will need to be submitted for Institutional Review Board (IRB) approval before initiation of the clinical study. Under the IRB system, a clinical protocol and application is completed, and the study is submitted to 1-2 IRB members for review. At a subsequent IRB member meeting this initial review is discussed and a vote for an action is taken. Additional adjustments to the study may be necessitated by IRB review until approved. There is no established timeline or guarantee for receiving IRB approval.

All proposals submitted for either expedited or full review must contain four primary sections:

- Purpose of investigation.

- Procedures.

- Anticipated risk and potential benefits to participants.

- Steps taken to protect the participants.

The criteria for IRB approval of a human research study includes:

- Risks to subjects are minimized.

- Procedures are consistent with sound research design and do not unnecessarily expose subjects to risk.

- Study utilizes procedures already performed for diagnosis/treatment—- when appropriate.

Preeclampsia.

Preeclampsia is a pregnancy specific, hypertensive disorder that is associated with high maternal morbidity and mortality. Placental dysfunction is a major contributor to adverse pregnancy outcomes, including preeclampsia. “This imbalance between pro inflammatory and regulatory cytokines is associated with the placental ischemia that occurs during a preeclamptic pregnancy.” (Harmon AC, et al. The Role of Inflammation in the Pathology of Preeclampsia. Clin. Sci. (Lond). 2016 Mar; 130(6):409-19).

The Precision Genomics mRNA Inflammatory Index™ has the potential to create a genetic signature in patients with preeclampsia.

Primary study endpoint: early diagnosis of preeclamptic condition.

Secondary study endpoint: Substantiate mRNA genetic signature for preeclampsia.

The Company’s mRNA genetic signature may provide a therapeutic framework for the physician to obtain an earlier diagnosis of the preeclamptic condition which is not currently possible. Moreover, importantly, can allow earlier initiation of clinical management procedures which could be lifesaving.

Cardiovascular/Heart Diseases.

Cardiovascular diseases have a major societal impact due to morbidity, mortality, and the associated economic impacts. We intend to develop a paradigm of risk factors to manage cardiovascular disease(s) and conduct clinical studies to integrate data from cardiac genetic risk statistics and the Precision Genomics mRNA Inflammatory Index™.

Our ability to move forward with any additional planned research studies will be dependent on our ability to raise funds from this and other offerings.

Primary study endpoint: early diagnosis of cardiac condition.

Secondary study endpoint: Substantiate mRNA genetic signature for specific cardiovascular conditions, including but not limited to heart attacks, vascular clotting disorders, hypertension, and myocarditis.

This genetic signature may provide a therapeutic framework for the physician to obtain an earlier diagnosis of the preeclamptic condition which is not currently possible. Moreover, importantly, can allow earlier initiation of clinical management procedures which could be lifesaving.

Our Strategy

In terms of making assessments using RNA vs DNA, the flexibility of RNA is important. DNA holds the genetic blueprint for humans, but RNA actually carries out its instructions to create functional proteins. This means real time information is being translated into cellular language. Our objective is to capture a snapshot in real time of important inflammatory signaling biomarkers, called cytokines, present in specific cells and tissues.

The importance of RNA is that mRNA allows us to identify differentially expressed genes (“DEGs”) involved in the inflammatory process associated with development of chronic diseases. Our Precision Genomics mRNA Inflammatory Index™ is intended to provide guidance as a predictive model, prior to onset of obvious manifestations of a disease. By utilizing machine learning AI and mRNA indices, we may discover hidden patterns and diagnostic markers within different biologic systems and organs. We have chosen 48 mRNA genes that our technology then uses to assess snapshots, creating a diagnostic disease index that is calculated from the gene panels. The mRNA genes chosen were based on specific chronic inflammatory diseases, such as heart disease, diabetes, cancer of the colon, breast and bladder, preeclampsia and osteoarthritis. The number 48 was based on the ability of Thermo Fisher Scientific to sequence the genes and place them on a microarray chip. Moreover, the uncovering of these hidden inflammatory patterns my allow anti-inflammatory nutritional interventions at an early stage before disease onset. We plan to combine measured levels of mRNA genes with machine learning AI to generate a statistical score. The objective is to develop a personalized inflammatory genetic signature for a patient and their respective disease(s).

With a portion of the proceeds of this offering, we expect to analyze approximately 3,000 mRNA samples obtained from patients with various chronic inflammatory diseases and choose the most significant mRNA diagnostic genes. Once we identify the key diagnostic genes related to specific diseases, we expect to develop a specific research plan that may include an internal lab or contracting with an outside lab, or a major pharmaceutical company to target the chosen genes. Our plan is to develop specific antibodies that bind to these genes and market them to biotech- and pharma-companies to treat chronic inflammatory diseases, such as cancer, diabetes and heart disease. Given the nascent stage of our development, we have yet to determine the precise strategies by which we would market our developed antibodies.

We believe that there are many medical technologies in current practices that are outdated; however, emerging technologies have recently started including nanomedicine and genome based personalized medicine to aid in care and treatment. Our technology is intended to enable physicians to employ new treatment modalities for their patients. Inflammation can be silent, present at one time, and undetected at others, similar to a light switch that can be turned on and off. The problem, however, is that it can stay on and cause both silent and visible diseases. We believe our technology provides an opportunity to integrate genetic technology into the diagnosis and treatment continuum of a patient.

We also aspire to provide more individualized care through nutritional supplementation, tailored to the genetic makeup of the individual. Our approach focuses on the body’s cellular communication and responses.

Our Analysis Method

To understand inflammation, we will analyze both acute and chronic inflammation. Acute inflammation is how the body fights infections and helps speed up the healing process, which, in this context, is beneficial since it protects the body. However, if inflammation becomes chronic, it can lead to major diseases such as heart disease, diabetes, cancer, stroke and others. With both of the foregoing forms of inflammation, the goal is to recognize that something is awry and requires attention.

Chronic diseases are long-term medical conditions that are progressive. Examples of chronic diseases include cancer, diabetes, cardiovascular disease, chronic kidney disease, arthritis and stroke, and others. The root causes of these diseases are usually lifestyle, diet, stress, physical activity and the environment. The common denominators for all of chronic diseases are inflammation, cellular damage, and apoptosis (i.e., programmed cellular death).

Our solution is to integrate genetic disciplines into a computational model to increase diagnostic yield and provide a clearer genetic picture to determine actionable events to improve healthcare. These nutritional compounds within our supplement are specifically chosen to target mRNA-associated inflammatory biomarkers with the potential to modulate their expressions. After an initial test, the results of the assessment could lead to regular screenings and/or appointments in a doctor’s office. The doctor and/or the patient may choose to use our nutritional supplement. After a period of no less than 3 months the individual may test again to assess their inflammatory index and the relationship to their current health status.

By using our Precision Genomics mRNA Inflammatory Index™ to match disease with its unique fingerprint mRNA, we believe treatment can be personally modified based on the patient’s individual genetic makeup. With the help of machine learning AI, our proprietary Precision Genomics mRNA Inflammatory Index™ enables the modulation of key inflammatory related biomarkers with the potential to coordinate medical therapy through the use of our nutraceutical supplement. It is anticipated that our proprietary mRNA Inflammatory Index will be able to measure intercellular communication, subsequently allowing us to discover hidden gene patterns related to inflammatory causation of specific diseases.

The patient to be tested will swab the right and left buccal area (i.e., cheeks) with a soft flocked tip swab and place the swab in an envelope or tube. Targeted gene sequencing will be performed using a Thermo Fisher Scientific Gene Studio S5 System and Ion Chef CGX and PGX equipment. An Amplicon library for 48 target mRNA inflammatory cytokines was designed with a Thermo Fisher Scientific Ion-Ampliseq Designer; patent filed on the Company’s proprietary 48 mRNA microarray panel.

The buccal cell samples will be analyzed, and expression profiles will be obtained of mRNA-based inflammatory cytokines, as well as proteins, involved in apoptosis, cellular proliferation, cellular repair, wound healing, etc. ELISA determined levels of proteins, cytokines, and chemokines will also be measured in the urine, saliva and blood as dictated by the protocol and chronic disease diagnosis.

The test orders, results, and health information for all patients will be maintained on a centralized HIPAA compliant network containing personal health records.

Intellectual Property

We have applied for the following Utility and/or Clinical Use patents:

Application Number	Title	Country	Application Date	Status
63/376,400 63/500,901	Inflammatory Disease Gene Panel Inflammatory Disease Gene Panel	U.S.A. U.S.A.	September 20, 2022 May 8, 2023	Pending Pending

These patents, via their inventor, our Chief Executive Officer, Marvin S. Hausman, M.D., identifies and describes the 48 genes mRNA genomic technology plus a proprietary nutritional and supplement program called My RNA For Life.

The non-provisional applications and/or PCT applications must be filed on or before the non-extendible due dates of September 20, 2023, and May 8, 2024, respectively. Non-provisional patents will be filed by such dates, with expiration dates of 20 years from the date of filing of the respective non-provisional patents.

The Precision Genomics Objectives.

●	Establish diagnoses and show response to treatment;

●	Expand core AI facilities for better developed machine learning methods for genetic analysis.

●	Pre and post treatment snapshots allowing assessment of therapeutic response; and

●	Modulating inflammatory genetic biomarkers and potentially disease states with nutritional supplementation.

The Long-Term Strategy. We intend to provide patients with cutting edge genetic tools using proprietary mRNA genetic methodology. These diagnostic tools will provide both physicians and patients with an optimized proactive approach in preventing disease. Execution of this strategy will require Precision Genomics to implement adequate infrastructure to offer screening and supplement programs in the United States and Canada. We believe the future of the Company is poised for continued adoption of its technology and success in the coming years. With a strong team in place and a clear vision for the future, we are well positioned to continue our growth trajectory.

Our core catalysts and value drivers are the following:

●	mRNA Proprietary Inflammatory Panel, for which our patent has been filed.

●	Additional clinical research studies.

●	My RNA for Life™ Genetic Centric Supplement.

●	Apoptotic Index™ technology, measuring DNA damage, cell damage and death, and

●	mRNA Inflammatory Indices data bank; potential value to pharmaceutical companies and drug development programs.

Our Planned Programs and Services

We intend to offer a “My RNA For Life” program, which we intend to be a comprehensive genetic test program that will provide an unparalleled snapshot of an individual’s health by measuring the body’s response to stressors. This program will allow anyone with a health concern to get an assessment of their health with a certain degree of accuracy. This snapshot uses the patent pending mRNA index coupled with machine learning AI to provide patient specific information, thus helping to diagnose chronic inflammation which can lead to other potential diseases. The test results can be reviewed with a physician or an My RNA for Life counselor to provide patients with an in-depth analysis and treatment plan.

Our nutritional supplement contains compounds with the potential to modulate expression of mRNA genes that produce inflammation. Our supplement has been formulated with the intent to help prevent disease, aid in healing and also improve overall health. By utilizing snapshots of the body’s mRNA to track a patient’s progress before and after supplementation, we believe we can demonstrate progress and overall efficacy in improving their health.

We intend for this snapshot to be able to be performed with our proprietary mRNA technology on specimens collected at a primary care physician’s office or at home with a My RNA for Life Home Test Kit. Upon analyzing a patient’s snapshots, we will utilize machine learning AI to predict, identify, and help to prevent the inflammation that leads to many common diseases. Our nutritional supplement will be integrated into the personalized genetic program. The objective is for an individual to build up an internal warehouse of these important anti-inflammatory nutritional compounds while one is healthy. When disease hits, your body can summon these needed compounds to naturally enhance the immune system and neutralize the out-of-control inflammatory processes. The objective of the unique formula of ingredients is the potential modulation and/or reduction of the inflammatory genetic markers associated with chronic disease.

Patient personal health and laboratory data will be stored on a trusted HIPAA-Compliant Cloud Storage platform.

In addition to the foregoing, we have entered into an agreement with Dr. Kim Farahay and Dr. Jeff Lee, with respect to our selling products to their Ketamine-centered treatment of patients with Treatment Resistant Depression. Under this agreement, Drs. Farahay and Lee have agreed to begin to purchase our NuGenea product for use in their treatment protocols, at such time as we have begun commercial sales of NuGenea. We expect commercial sales of NuGenea to begin late in the fourth quarter of 2023.

Our Planned Marketing and Distribution

As further described below, we have an initial marketing plan for each of B2B and B2C sales in order to market and distribute our products.

Our B2B approach will be to focus on engaging wellness center physicians as well as medical facilities to sell our My RNA for Life Home Test Kits. The physician or its staff would perform the cheek swab and send it back to us for testing. Once results have been finalized the result would be sent back to the ordering physician to be reviewed with the patient. There is no insurance coverage for our test kits at this time. As we approach the time that our test kits will be ready for sale to customers, we will attempt to obtain product liability insurance coverage. Should we fail to obtain product liability insurance for our test kits, it is possible that the Company would face significant losses for, or even be forced to cease operations by, successful product liability claims, including through litigation. We are not currently in any negotiations with any physicians or facilities that will sell our products.

We plan to market to physicians directly and will provide them with patient education tools such as pamphlets and handouts to educate them on our product and its benefits. We will also engage in special outreach programs which will include online seminars and educational tools in order to create new customers. We believe that physicians are key opinion leaders in the healthcare industry, and we hope to increase sales by encouraging them to engage with our product. We intend to negotiate with different pharmacies in order to have them sell our product. We believe that this multi-faceted approach will help us to successfully reach our target audiences and, in turn, generate sales.

In furtherance of these efforts, we had retained the business consulting services of Fannon Group, a Del Ray Beach, Florida-based consulting firm. Our agreement with Fannon Group commenced on April 1, 2023, and continues on a month-to-month basis until January 2024. The agreement with Fannon Group may be terminated by either party at any time, upon thirty-days’ notice. The Fannon Group is to be compensated under its agreement, as follows: $5,000 in cash as a signed bonus; the issuance of 50,000 shares of our common stock as a further signing bonus; a monthly fee of $5,000 in cash; the issuance of 50,000 shares of our common stock as a further monthly fee, which share amount shall be reduced to 5,000 shares upon the effectiveness of the Registration Statement of which this prospectus forms a part. At such time as we obtain the first $10,000,000 in proceeds in this offering, of which there is no assurance, the monthly cash fee payable to Fannon Group would increase to $12,500. Effective September 5, 2023, our company and Fannon Group terminated the consulting agreement. Pursuant to the termination agreement, we issued 210,000 shares of our common stock to The Fannon Group in payment of the terminated remainder of the agreement.

We terminated the Fannon Group agreement in conjunction with our adding two executive officers, after determining The Fannon Group’s involvement in our planned sales and marketing would no longer be necessary. Our new Chief Operating Officer, Thomas Terwilliger, will direct the implementation of our sales and marketing strategies.

Our B2C approach will utilize various marketing strategies to engage the individual at home. We intend to create marketing partnerships with certain health influencers to promote our products. Our initial approach will be to work with health influencers on a commission basis which we believe will incentivize them to promote our products. We plan to offer the My RNA for Life Home Test Kit to individuals directly via online websites. With our B2C approach, we intend to offer a service in which a “Certified Genetic Counselor” (which will be someone who has been trained as a geneticist and has a MD, PhD or Master’s Degree) will provide a one-time call and an email to the patient after the patient has received their results.

We intend to engage social media marketing such as Facebook, Instagram and Twitter to reach potential customers. We will also utilize ad campaigns based on the successful models of similar companies.

Our ability to market and distribute our products will be dependent on our ability to raise capital through this Offering.

Laboratory Developed Test (LDT)

We intend to launch and market our testing kits as a Laboratory Developed Test (LDT). A LDT is defined by the FDA as “a type of in vitro diagnostic test that is designed, manufactured and used within a single laboratory.” (Source: Laboratory Developed Tests, US Food and Drug Administration https://www.fda.gov/medical devices/in vitro diagnostics/laboratory developed tests Accessed 11/23/2022).

The classification of an LDT is partly dependent on its components. LDTs must use only in-house materials, general purpose reagents (GPRs), and analyte specific reagents (ASRs). GPRs are chemical reagents that might commonly be used in a laboratory, such as a pH buffer. ASRs are substances essential to the function of the diagnostic test and which act as the “active ingredient” in the test. ASRs might be “antibodies, both polyclonal and monoclonal, specific receptor proteins, ligands, nucleic acid sequences, and similar reagents which, through specific binding or chemical reactions with substances in a specimen, are intended for use in a diagnostic application for identification and quantification of an individual chemical substance or ligand in biological specimens” (21 CFR 864.4020). LDTs can use GPRs and ASRs manufactured by parties other than the laboratory developing the LDT – this does not affect the single laboratory requirement for the LDT.

The FDA requirements for a diagnostic test to be classed as LDT, and therefore subject to regulatory discretion, include single laboratory development and use, authorized physician instruction, and “CLIA” ( Clinical Laboratory Improvement Amendments program) certification and accreditation. First, the development and performance of the test must be conducted by a single laboratory. The test can no longer be classified as an LDT if any aspect of the LDT extends beyond a single laboratory, such as the test having been developed in a separate laboratory, used in multiple laboratories, or relying on third party manufacturers for critical components not deemed ASRs, and will instead be classed as an IVD. Second, the LDT must be performed because of an instruction from an authorized physician or healthcare professional. An LDT cannot be offered direct-to-consumer, and a physician ordering the test must be independent from the laboratory offering the LDT. Third, the laboratory must be appropriately certified under the CLIA program as able to “perform high-complexity testing.” The single laboratory requirement for test development and use refers to a single CLIA certification.

The FTC and the FDA share jurisdiction over the marketing of supplements as well as drugs, foods, devices and other health related products. FTC regulates the advertising of these products, including infomercials and other direct to consumer methods. The Company if not diligent in its accuracy of its representations to the market on its products could be at risk of a cease-and-desist order for marketing its products. This would result in a deleterious effect on the Company.

Our supplement manufacturer must follow Good Manufacturing Practices (GMP) established by the FDA, Department of Health and Human Services and the USDA. We are at risk if our principal manufacturer fails inspection for deploying GMP’s. If our primary manufacturer were to cease operations, we would immediately halt sales and would be required to potentially recall our products and find new manufacturing capability. This could cause the Company to cease to exist.

Our inflammatory assessment tool is manufactured, distributed and analyzed by a third part CLIA and CAP certified laboratory. The Laboratory has made large investments in equipment, human resources and capital in order to facilitate the Company’s business. If the Laboratory fails CLIA or CAP inspections the Company would cease to operate until a replacement Laboratory is established. The time and expense required by a Laboratory to come up to speed would be at least 12 months potentially causing the Company to cease to exist.

The CLIA require laboratories that perform clinical testing (including IVDs and LDTs) to be certified by the Centers for Medicare and Medicaid Services (CMS) before accepting materials derived from the human body for the purpose of providing information for the diagnosis, prevention, or treatment of any disease or the impairment of, or assessment of the health of human beings (42 CFR Part 493). CLIA requirements for certification depend on the complexity of tests conducted by the laboratory; LDTs are classed as high complexity and as such, the requirements include demonstration of the analytical validity of the test, quality assurance protocols, and presence of qualified personnel (42 CFR 493). The focus of the CLIA is to ensure accurate and reliable diagnostic test results. Laboratories must receive CLIA certification before releasing any test results and will be inspected by the CMS to ensure compliance with the requirements. All analytical validity assessments are conducted only within the laboratory because the test will be used only within the laboratory and therefore validation conducted outside the laboratory environment is not necessary or relevant. The validation is reviewed during its routine two-yearly survey.

There are no CLIA requirements for clinical validity, meaning there is no assessment of how well a test can diagnose or predict a clinical condition. Instead, the CMS evaluates whether the test successfully detects the substance it is designed to detect, for instance, assessing whether a test can accurately and reliably measure the presence of a biomarker associated with lung cancer rather than assessing whether the test can accurately diagnose lung cancer. Clinical validity requirements fall under FDA authority in the FD&C Act during the premarket review, something with which LDTs are not required to comply via enforcement discretion.5 LDTs are also not required to comply with the FDA’s quality system regulations. However, enforcement discretion toward LDTs does not equal exemption, and the FDA can chose to enforce full regulatory compliance of an LDT “when appropriate, such as when it is appropriate to address significant public health concerns.”6 In summary, the FDA focuses on ascertaining the safety and effectiveness of a diagnostic, and, if it is an IVD, the design and manufacture quality, whereas the CMS checks the scientific performance of the test.

Should any of our products be determined not to be LDT products, we would be forced to cease the sale of any such products, which could have a material adverse effect on our operating results. No prediction can be made in this regard, however. (See “Risk Factor—-Risks Related to Our Business”).

According to the FDA, “LDT’s are important to the continued development of personalized medicine, so it is important that in vitro diagnostics are accurate so that patients and health care providers do not seek unnecessary treatments, delay needed treatments, or become exposed to inappropriate therapies.

Some common examples of LDT’s include: flow cytometry, next generation sequencing of DNA and RNA, liquid and gas chromatography and liquid biopsy. All of these are considered to be key tests in personalized/precision medicine.

We intend to perform its LDT testing in a CLIA Certified, CAP Accredited, High Complexity Molecular Laboratory under the direction of a qualified Laboratory Director with fully licensed Medical Laboratory Scientists.

Currently, there is legislation that would clarify FDA authority to regulate LDTs. This is HR 4128: VALID Act of 2021 introduced on June 24, 2021. (Source: H.R. 4128 C 117th Congress: VALID Act of 2021.@ www.GovTrack.us. 2021. November 23, 2022 https://www.govtrack.us/congress/bills/117/hr4128 Accessed 11/23/2022). Should this bill pass and be signed into law, the earliest implementing regulations would take effect would be in 2027. Additionally, the VALID Act includes grandfathered status for tests that were first offered for clinical use by a laboratory prior to the date of enactment. (Source: Epstein, Becker and Green, Health Law Advisor, May 20, 2022 https://www.healthlawadvisor.com/2022/05/20/the valid act senate action brings fda regulation of ldts closer to fruition/ Accessed 11/23/2022).

We believe that our proprietary testing will fully qualify for grandfather status, should the VALID Act pass.

Manufacturing and Distribution

We are currently in negotiations with several manufacturers regarding our mRNA for Life, Inc.’s Genetic Centric Supplement. We believe that our chosen manufacturer will be able to manufacture the necessary products at the highest quality standard. We intend to store our finished products in our own facilities, once we secure the necessary warehouse facility, and distribute our products to consumers through physician offices, wellness centers and established chain pharmacies. We intend to have all of our products produced and manufactured in the U.S. at facilities with good manufacturing practices. We intend that our initial distribution facility will be located in Florida. We are not currently aware of any material issues concerning the sourcing and availability of the raw materials used in our formulation.

We use Grace Health Technology Inc. as our Clinical Research Organization (“CRO”); Grace Health Technology contracts with Designer Genomics International, Inc. for the performance of certain CRO-related functions (our company has no contractual relationship with Designer Genomics International). The agreement with Grace Health Technology is for an initial term ending in July 2023, with automatic renewal terms of one year, unless terminated by either party. Each month, in payment of its services, we are obligated to pay Grace Health Technology an amount equal to its hard expenses incurred in performing its services plus 11.5% of such total hard expenses. The agreement is terminable upon any breach of the agreement, in the discretion of the non-breaching party. Through our agreement with Grace Health Technology, Genetics Institute of America (“GIA”) is to manufacture and distribute our testing kits.

Raw Materials

We do not anticipate difficulties in procuring the ingredients needed for the production of our nutritional supplement, as there exist numerous sources for such ingredients.

Competitive Environment

We believe there are few existing comparable competitors with an mRNA focus. We feel the closest competitors are companies that engage in direct-to-consumer DNA genetic testing, such as 23andME Inc., Alpha Laboratories Ltd., Centrillion Technology Holding Ltd., and others. According to Cision PR Newswire, the global direct to consumer Genetic Testing Market is positioned to grow by $1.38 billion USD through 2025, with a compound annual growth rate of 16.73%. We believe that advances in next generation genetic sequencing will be one of the key driving forces in the market through 2025. These trends are expected to have a major impact as companies expand into this new territory, which leads us to believe that this market will be fragmented.

We believe a main difference between us and any of the comparable companies described above is that we are focused on mRNA, while they focus on DNA. The mRNA changes day by day while DNA is permanent. That means they can suggest hereditary health concerns based on DNA indexes but cannot provide the detailed specificity that a mRNA index can provide. We believe this differentiates us from others, but also allows us to tap into a market that is not very saturated at this point. Since mRNA is everchanging, we will not have the single-service limitation that models that employ DNA-based testing have.

Our market industry is classified into two main distribution channels, direct sales and retail sales. We believe the direct sales segment will contribute the largest share of the market. Direct sales channels can give consumers access to their personal genetic and health information, regardless of the time and place. We understand consumers purchase genetic testing services directly based on quick turnaround time for test results and accessibility to the tests themselves. This has fueled the demand for online orders of genetic tests, thus boosting revenue growth in the direct sales segment.

We believe that we have little direct competition, due to its unique proposition of solely using mRNA patent-pending indexes for screening health. In addition, the patent-pending supplementation will also be a product unique in its markets. Due to these factors, we believe the primary barriers to entry are awareness and education.

Additionally, we believe our products and services could be used by many patients if supply and logistics were of no issue. Our initial target patient profile is an individual over the age of 35 that is health conscious, demonstrates buying habits of a healthy lifestyle (e.g., gym memberships, use of dietary supplements), and earns more than the mean U.S. yearly income.

Properties

We own no real property interest. The Company leases a small office that is sufficient for our current operations at a monthly rental of $400.

Employees

Currently, we have three executive officers who perform all required administrative functions, in addition to their respective executive officer activities. Further, we retain persons who perform required professional services on our behalf as consultants.

Corporate Information

The Company was originally organized as a Kentucky corporation on February 11, 1988. On February 8, 2006, we formed a wholly owned subsidiary, Ludwig Enterprises, Inc., a Nevada corporation. On March 28, 2006, Ludwig Enterprises, Inc., our Kentucky corporation, merged with and into Ludwig Enterprises, Inc., our Nevada corporation, with the Company, Ludwig Enterprises, Inc., the Nevada corporation, being the surviving entity.

Our principal executive offices, and our subsidiaries, are located at 1749 Victorian Avenue, #C-350, Sparks, Nevada 89431; our telephone number is (954) 908-3366; our corporate website is located at www.ludwigent.com. No information found on, or connected to, the Company’s website is incorporated by reference into, any you must not consider the information to a part of, this prospectus.

MANAGEMENT

Executive Officers and Directors

Below is a list of our executive officers and directors as of the date of this prospectus.

Name	Age	Position
Anne B. Blackstone	70	President and Director
Marvin S. Hausman, M.D.	82	Chief Executive Officer and Chief Science Officer
Thomas Terwilliger	78	Chief Operating Officer, Treasurer and Secretary

Our directors serve until the earlier occurrence of the election of his or her successor at the next meeting of shareholders, death, resignation or removal by the Board of Directors. Officers serve at the discretion of our Board of Directors. There are no family relationships between or among our directors and executive officers.

Certain information regarding the backgrounds of our officers and director is set forth below.

Anne B. Blackstone has served as our President and sole director since June 1, 2022, and served as our Chief Executive Officer from June 1, 2022, to September 5, 2023. Ms. Blackstone is certified registered nurse and has been employed at Envision Physician Services in such capacity since 1997. For more than 20 years, Ms. Blackstone has been a Certified Registered Nurse Anesthetist in Level 1 Trauma Center facility management. She received her Bachelor’s Degree in Fine Arts from the University of Florida and her Master’s of Science from Barry University, Miami Shores, Florida. We believe Ms. Blackstone’s vast experience in the medical industry qualifies her to serve as a member on our board of directors.

Marvin S. Hausman, M.D. has served as our Chief Executive Officer and Chief Science Officer since September 5, 2023, after serving as a key consultant to our company since July 2022. Dr. Hausman is an Immunologist and Board-Certified Urological Surgeon with more than 30 years of drug research and development experience with various pharmaceutical companies, including Bristol Myers International, Mead Johnson Pharmaceutical Co., E.R. Squibb, Medco Research, and Axonyx. An accomplished executive with domestic and international experience, Dr. Hausman successfully executed acquisitions of breakthrough medical technology, in conjunction with formation, funding and launch of several corporations. He is a co-founder of Medco Research Inc., a NYSE biopharmaceutical company acquired by King Pharmaceutical Inc. He is a founder of Axonyx Inc., acquired by Torrey Pines Therapeutics, Inc. He is a founder of Entia Biosciences, Inc., which designs and develops natural organic antioxidant food-based products to be used as nutritional supplements in humans and animals. He is Founder and President of Northwest Medical Research Partners, Inc., a company specializing in the identification and acquisition of breakthrough pharmaceutical and nutraceutical products. Dr. Hausman is a Member of the Board of Governors of New York University School of Medicine Alumni Association.

Thomas Terwilliger has served as our Chief Operating Officer, Treasurer and Secretary since September 5, 2023. Immediately prior to his joining our company as Chief Operating Officer, from July 2022 through September 5, 2023, Mr. Terwilliger, in his role as consultant to Homeopathic Partners, Inc., provided administrative services to our company, under our now-terminated consulting agreement with Homeopathic Partners, Inc.

Mr. Terwilliger originally incorporated our company in the State of Kentucky, in 1988. He served as our chief executive officer and a director from incorporation through March 2006, when we completed a change-in-state-of-incorporation merger (the “Reincorporation Merger”), which served to change our state of domicile to the State of Nevada. While serving as our chief executive officer, Mr. Terwilliger acted as the incorporator of our Nevada subsidiary that was the surviving entity in the Reincorporation Merger. From the March 2006 closing of the Reincorporation Merger until July 2022, Mr. Terwilliger did not serve as an officer or director of, or consultant to, our company.

Since 2006, Mr. Terwilliger has owned Corporate World, Inc., a Commercial Registered Agent in the State of Nevada that provides an array of corporate services in Nevada, including registered agent services to Nevada corporations. Mr. Terwilliger is not involved in the day-to-day operations of Corporate World, Inc. Corporate World, Inc. has served as our company’s registered agent in the State of Nevada since our incorporation as a subsidiary in February 2006. We pay Corporate World, Inc. $350 annually for its registered agent services, which include mail-forwarding and similar administrative services.

Mr. Terwilliger has over 40 years as a small investment banker helping public and private start-up companies with legal, accounting and regulatory issues. He has been president of a 12 state Association of Long-Distance Telephone Companies for 13 years, served on the President’s Oversight Committee of the U.S. Small Business Administration for Telecommunications. He is well known on Capitol Hill for his involvement with telecommunications and other regulatory issues. For about 30 years he has owned or operated both public and private research and development companies specializing in emerging technologies. Mr. Terwilliger’s technologies have been deployed in the U.S., Mexico and in many countries in Latin, South and Central America. He holds several patents relating to health technologies specific to food preservation and edible oils extraction/longevity. From the early 1970’s through 2009, Mr. Terwilliger served on the boards of communications companies, Kentucky Indiana Telephone Co. Inc., Kentucky Telephone A Service Corporation, Super Tel Com, Inc., SFM&T, Inc., Armed Forces Services, Inc., T-Tom-CATV, Inc., Trans American Cable, Inc., and financial services companies, Carco Leasing, Inc. and LL Holdings, Inc. From 2011 through 2016, Mr. Terwilliger was a Director of Home Health Care Associates, Inc., a Florida-based health care services company. During 2019 and 2020, Mr. Terwilliger was a Director of Employ Capital, Inc., a Florida-based financial services company. He currently is chairperson of a State of Florida chartered 3rd party voter registration organization. He was LSBC’s fund raising chairperson for the Love Jen (Kids with Cancer) foundation at Joe DiMaggio Children’s Hospital. He has been active with fund raising for Honor Flight being a 4-time Guardian to America’s veterans. From 2020 to 2021, he served as CFO and CEO of Winners, Inc. (OTC:WNRS). During 2021, Mr. Terwilliger was a Director of ClickStream Corporation (OTC:CLIS).

Key Consultant

Kyle Ambert, PhD. Dr. Ambert is currently Director of Data Science at Nike, Inc. and has extensive experience in data analytics, machine learning, artificial intelligence and applied analytics. His previous experience includes postings with the National Library of Medicine and Intel Corp. Dr. Ambert holds a PhD in Biomedical Informatics from Oregon Health & Science University.

Additionally, Dr. Ambert has interests in the following: applied analytics, multivariate statistics, machine learning and deep learning, text mining and natural language processing, biomedical informatics, distributed computing, information visualization, and behavioral economics. These interests give him skills in technical communication, data analysis, data visualization, analytics, programing, deep learning frameworks, and health and life sciences, all of which we believe are of great value to the Company.

Under our consulting agreement dated July 1, 2022, with Dr. Ambert, we pay Dr. Ambert $2,500 per month. In addition, we issued Dr. Ambert 250,000 shares of our common stock upon his entering into the agreement. Dr. Ambert provides us with Biomedical Informatics Services, which includes developing data mining tools to quantitate, analyze and perform cluster analysis of DNA and RNA panels. The agreement is for a term of one year, which renews for additional one-year periods, unless either party elects not to renew the agreement.

Conflicts of Interest

Our executive officers, our sole director and our key consultant are engaged in other businesses, either individually or through partnerships and corporations in which they may have an interest, hold an office or serve on a board of directors. As a result, certain conflicts of interest may arise. We will attempt to resolve such conflicts of interest in favor of our company. In general, our officers and directors are accountable to us and our shareholders as fiduciaries, which requires that these officers and directors exercise good faith and integrity in handling our company’s affairs. A shareholder may be able to institute legal action on behalf of our company or on behalf of itself and other similarly situated shareholders to recover damages or for other relief in cases of the resolution of conflicts is in any manner prejudicial to us.

Involvement in Certain Legal Proceedings

None of our executive officers and directors has, during the past ten years:

●	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

●	had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

●

been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

●	been found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

●	been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

●	been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Code of Business Conduct and Ethics

As of the date of this prospectus, our Board of Directors has not adopted a code of ethics with respect to our directors, officers and employees. Our Board of Directors intends to adopt a Code of Business Conduct and Ethics in the near future.

Corporate Governance

We do not have a separate Compensation Committee, Audit Committee or Nominating Committee. These functions are conducted by our sole director. During the year ended December 31, 2021, our sole director did not hold a meeting, but instead took actions by written consent in lieu of a meeting.

There are no understandings between the sole director of the Company or any other person pursuant to which our sole officer or director was or is to be selected as an officer or director.

Independence of Board of Directors

Our sole director is not independent, within the meaning of definitions established by the SEC or any self-regulatory organization. We are not currently subject to any law, rule or regulation requiring that all or any portion of our Board of Directors include independent directors.

Shareholder Communications with Our Board of Directors

The Company welcomes comments and questions from our shareholders. Shareholders should direct all communications to our President, Anne B. Blackstone, at our executive offices. However, while we appreciate all comments from shareholders, we may not be able to respond individually to all communications. We will attempt to address shareholder questions and concerns in our press releases and documents filed with the SEC, so that all shareholders have access to information about us at the same time. Ms. Blackstone collects and evaluates all shareholder communications. All communications addressed to our directors and executive officers will be reviewed by those parties, unless the communication is clearly frivolous.

EXECUTIVE COMPENSATION

Named Executive Officers

Our Named Executive Officers are Anne B. Blackstone, Marvin S. Hausman, M.D., and Thomas Terwilliger.

Compensation of our Executive Officers for 2022 and 2021

Compensation Summary

The following table summarizes information concerning the compensation awarded, paid to or earned by, our named executive officers.

Name and Principal Position	Year Ended 12/31	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)		Non-Equity Incentive Plan Compensation ($)	Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Anne B. Blackstone (1)	2022	10,500	—	—	5,200	(2)	—	—	—	15,700	(2)
President (Former Chief Executive Officer and Secretary)	2021	—	—	—	—		—	—	—	—
Marvin S. Hausman, M.D. (3) Chief Executive Officer Thomas Terwilliger (4) Chief Operating Officer	2022 2021 2022 2021	— — — —	— — — —	— — — —	— — — —		— — — —	— — — —	— — — —	— — — —
Jean Cherubin	2022	—	—	—	—		—	—	—	—
Former Chief Executive Officer	2021	—	—	—	—		—	—	—	—

Note 1 Ms. Blackstone did not become our Chief Executive Officer until June 1, 2022.

Note 2 We issued 200,000 shares of common stock to Ms. Blackstone as a bonus, which shares were valued at $.026 per share, based on the closing price of our common stock on the date of issuance.

Note 3 Dr. Hausman did not become our Chief Executive Officer until September 5, 2023.

Note 4 Mr. Terwilliger did not become our Chief Operating Officer until September 5, 2023

Employment Agreements

Anne B. Blackstone. In June 2022, we entered into an employment agreement with our sole executive officer, Anne B. Blackstone. The employment agreement has a one-year term and is terminable by us or Ms. Blackstone at any time, upon 15-days’ notice. Under the employment agreement, Ms. Blackstone was issued 200,000 shares of our common stock, which shares were valued at $0.026 per share, or $5,200, in the aggregate. In addition, Ms. Blackstone is paid $1,500 per month and is entitled to a commission equal to 10% of the net proceeds on any business generated by her during the term of the employment agreement, payable in perpetuity in cash. Effective September 5, 2023, Ms. Blackstone’s employment agreement was amended to remove the duties of CEO from her responsibilities; she currently serves as our President, under her employment agreement, as amended.

Marvin S. Hausman, M.D. On September 5, 2023, we entered into an employment agreement with Marvin S. Hausman, M.D., pursuant to which Dr. Hausman serves as our Chief Executive Officer. Under his employment agreement, we will pay Dr. Hausman $5,000 per month. In addition, we will pay Dr. Hausman an amount equal to 10% of gross sales revenues attributable to Dr. Hausman’s efforts, in perpetuity.

From July 1, 2022, to September 5, 2023, Dr. Hausman provided services on behalf of our company, pursuant to a consulting agreement. Under his consulting agreement, we paid Dr. Hausman $5,000 per month. In addition, we were responsible for paying Dr. Hausman an amount equal to 10% of gross sales revenues attributable to Dr. Hausman’s efforts, in perpetuity. We made no payments to Dr. Hausman based on sales, during the term of his consulting agreement.

Thomas Terwilliger. On September 5, 2023, we entered into an employment agreement with Thomas Terwilliger, pursuant to which Mr. Terwilliger serves as our Chief Operating Officer, Treasurer and Secretary. Under his employment agreement, we will pay Mr. Terwilliger $5,000 per month. In addition, we will pay Mr. Terwilliger an amount equal to 10% of gross sales revenues attributable to Mr. Terwilliger’s efforts, in perpetuity.

Outstanding Equity Awards

The following table sets forth information regarding equity awards held by our Named Executive Officers as of the date of this prospectus.

Name	Number of Shares Underlying Unexercised Options # Exercisable	Number of Shares Underlying Unexercised Options # Unexercisable	Equity Incentive Plan Awards: Number of Shares Underlying Unexercised Options	Option Exercise Price	Option Expiration Date
Anne B. Blackstone	—	—	—	—	—
Marvin S. Hausman, M.D.	—	—	—	—	—
Thomas Terwilliger	—	—	—	—	—

Outstanding Equity Awards

Our Board of Directors has made no equity awards and no such award is pending.

Long Term Incentive Plans

We currently have no employee incentive plans.

Director Compensation

We have made no payments to our directors in consideration of their services to date, and there is currently no agreement or arrangement to pay any of our directors for their service as directors in the future.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock by (i) each 5% shareholder, (ii) each director, (iii) each executive officer and (iv) all directors and executive officers as a group. Unless otherwise indicated, the address of each executive officer and director is c/o Ludwig Enterprises, Inc., 1749 Victorian Avenue, #C 350, Sparks, Nevada 89431. As of October 19, 2023 , there were 152,408,220 shares of our common stock issued and outstanding.

The number of shares of common stock beneficially owned by each shareholder is determined under rules issued by the SEC regarding the beneficial ownership of securities. This information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership of shares of our common stock includes (1) any shares as to which the person or entity has sole or shared voting power or investment power and (2) any shares as to which the person or entity has the right to acquire beneficial ownership within 60 days after the date hereof. Each holder’s percentage ownership after this Offering is based on shares of common stock to be outstanding immediately after the consummation of this Offering. The percentages assume no exercise by the underwriters of their option to purchase additional shares.

	Share Ownership Before This Offering					Share Ownership After This Offering
Name of Shareholder	Number of Shares Beneficially Owned				% Beneficially Owned(1)	Number of Shares Beneficially Owned				% Beneficially Owned(2)	Effective Voting Power After this Offering(2)
Common Stock
Executive Officers and Directors
Anne B. Blackstone	200,000				*	200,000				*	200,000				*
Marvin S. Hausman, M.D.	244,500,000	(3)			23.89%	244,500,000	(3)			22.84%	244,500,000	(3)			22.84%
Thomas Terwilliger	28,159,040	(4)			2.75%	28,159,040	(4)			2.63%	28,159,040	(4)			2.63%
Officers and directors, as a group (3 persons) 5% Owners	272,859,040		(3	)(4)	26.66%	272,859,040		(3	)(4)	25.49%	272,859,040		(3	)(4)	25.49%
Barranquilla Investments, LLC(5)	200,000,000	(6)			19.54%	200,000,000	(6)			18.68%	200,000,000	(6)			18.68%
Homeopathic Partners, Inc.(7)	300,000,000	(8)			29.31%	300,000,000	(8)			28.02%	300,000,000	(8)			28.02%
Vasaio Capital, Inc.(9)	200,000,000	(10)			19.54%	200,000,000	(10)			18.68%	200,000,000	(10)			18.68%
Convertible Preferred Stock(11)
Barranquilla Investments, LLC(5)	2,000,000				28.57%	2,000,000				28.57%	200,000,000				18.68%
Homeopathic Partners, Inc.(7)	3,000,000				42.86%	3,000,000				42.86%	300,000,000				28.02%
Vasaio Capital, Inc.(9)	2,000,000				28.57%	2,000,000				28.57%	200,000,000				18.68%

*	Less than 1%
(1)	Based on 852,408,220 shares outstanding, which includes (a) 152,408,220 issued shares, and (b) 700,000,000 unissued shares that underlie shares of Convertible Preferred Stock convertible within 60 days of the date of this prospectus, before this Offering.
(2)	Based on 899,408,220 shares outstanding, which includes (a) 199,408,220 issued shares, assuming the sale of all of the Offered Shares, and (b) 700,000,000 unissued shares that underlie shares of Convertible Preferred Stock convertible within 60 days of the date of this prospectus, after this Offering.
(3)	200,000,000 of these shares are unissued, but underlie currently convertible shares of our Convertible Preferred Stock.
(4)	25,830,338 of these shares are owned by SH Fund LLC, an entity owned by Mr. Terwilliger, our Chief Operating Officer; 1,175,992 of these shares are owned by Tadas Trust, James Williams, Trustee, the beneficiary of which is Mr. Terwilliger; and 102,710 of these shares are owned by Barr Irrevocable Trust, the trustee of which trust is Mr. Terwilliger.
(5)	The manager of Barranquilla Investments, LLC is Marvin S. Hausman, M.D., our Chief Executive Officer. Dr. Hausman has the sole voting and dispositive control over the shares held by Barranquilla Investments, LLC. The address of this shareholder is 1309 Coffeen Avenue, Suite 1200, Sheridan, Wyoming 82801.
(6)	These shares are unissued, but underlie currently convertible shares of our Convertible Preferred Stock owned by Barranquilla Investments, LLC.
(7)	Carl Rubin is the Chief Executive Officer of Homeopathic Partners, Inc. Mr. Rubin has the sole voting and dispositive control over the shares held by Homeopathic Partners, Inc. The address of this shareholder is 2363 Arbordale Avenue, The Villages, Florida 32162.
(8)	These shares are unissued, but underlie currently convertible shares of our Convertible Preferred Stock owned by Homeopathic Partners, Inc.
(9)	Corain McGinn is the Chief Executive Officer of Vasaio Capital, Inc. Mr. McGinn has the sole voting and dispositive control over the shares held by Vasaio Capital, Inc. The address of this shareholder is 288 Grove Streeet, Suite 361, Braintree, Massachusetts 02184.
(10)	These shares are unissued, but underlie currently convertible shares of our Convertible Preferred Stock owned by Vasaio Capital, Inc.
(11)	Each share of Convertible Preferred Stock (a) is convertible into 100 shares of our common stock at any time and (b) has the following voting rights: each share of Convertible Preferred Stock shall vote on all matters as a class with the holders of common stock and each share of Convertible Preferred Stock shall be entitled to the number of votes equal to the “conversion rate,” or 100 votes per share.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except as disclosed herein, no director, executive officer, shareholder holding at least 5% of shares of our common stock, or any family member thereof, had any material interest, direct or indirect, in any transaction, or proposed transaction since January 1, 2021, in which the amount involved in the transaction exceeds the lesser of $120,000 or one percent of the average of our total assets at the year-end for the last two completed fiscal years.

Employment Agreements

Anne B. Blackstone. In June 2022, we entered into an employment agreement with our Chief Executive Officer, Anne B. Blackstone. The employment agreement has an initial one-year term, which renews automatically for one-year terms, unless terminated by either party. Ms. Blackstone’s employment agreement is terminable by us or Ms. Blackstone at any time, upon 15-days’ notice. Under the employment agreement, Ms. Blackstone was issued 200,000 shares of our common stock, which shares were valued at $0.026 per share, or $5,200, in the aggregate. In addition, Ms. Blackstone is paid $1,500 per month and is entitled to a commission equal to 10% of the net proceeds on any business generated by her during the term of the employment agreement, payable in perpetuity in cash. Effective September 5, 2023, Ms. Blackstone’s employment agreement was amended to remove the duties of CEO from her responsibilities; she currently serves as our President, under her employment agreement, as amended.

Marvin S. Hausman, M.D. On September 5, 2023, we entered into an employment agreement with Marvin S. Hausman, M.D., pursuant to which Dr. Hausman serves as our Chief Executive Officer. Under his employment agreement, we will pay Dr. Hausman $5,000 per month. In addition, we will pay Dr. Hausman an amount equal to 10% of gross sales revenues attributable to Dr. Hausman’s efforts, in perpetuity.

From July 1, 2022, to September 5, 2023, Dr. Hausman provided services on behalf of our company, pursuant to a consulting agreement. Under his consulting agreement, we paid Dr. Hausman $5,000 per month. In addition, we were responsible for paying Dr. Hausman an amount equal to 10% of gross sales revenues attributable to Dr. Hausman’s efforts, in perpetuity. We made no payments to Dr. Hausman based on sales, during the term of his consulting agreement.

Thomas Terwilliger. On September 5, 2023, we entered into an employment agreement with Thomas Terwilliger, pursuant to which Mr. Terwilliger serves as our Chief Operating Officer, Treasurer and Secretary. Under his employment agreement, we will pay Mr. Terwilliger $5,000 per month. In addition, we will pay Mr. Terwilliger an amount equal to 10% of gross sales revenues attributable to Mr. Terwilliger’s efforts, in perpetuity.

Common Stock Repurchase Agreement

Effective August 10, 2023, we entered into a Common Stock Repurchase Agreement (the “Repurchase Agreement”) with Worthington Financial Services, Inc. (“Worthington”), pursuant to which we repurchased 171,162,746 shares of our common stock (the “Worthington Shares”). In payment of such shares, we issued a promissory note (the “Worthington Note”) in the principal amount of $122,873 that bears interest at 8% per annum. The Worthington Note is due on the earlier to occur of (1) our receipt of the first $500,000 in proceeds in this offering (of which there is no assurance) and (2) August 31, 2024. Under the Worthington Note, an event of default occurs if (1) we fail on the maturity date to pay timely the principal and accrued interest or (2) fail to timely file with OTC Markets or any regulatory agency, including the SEC, a required filing or (3) fail to timely pay, in full, any creditor or note holder of our company. Upon any such event of default, the then-unpaid principal amount shall bear interest at 18% per annum. In addition to customary rights of a creditor, upon an event of default under the Worthington Note, Worthington shall have the right, in its sole discretion, to rescind the Repurchase Agreement and to have the Worthington Shares reissued to it.

Consulting Agreement

Homeopathic Partners, Inc. Effective July 1, 2022, we entered into a consulting agreement with Homeopathic Partners, Inc. for the provision of general business consulting services. Upon the signing of this agreement, we issued Homeopathic Partners 2,000,000 shares of our Series B Preferred Stock. We pay Homeopathic Partners $10,000 per month. In addition, we are responsible to pay Homeopathic Partners an amount equal to 10% of gross sales revenues attributable to Homeopathic Partners’ efforts, in perpetuity. The agreement is for a term of one year, which renews for additional one-year periods, unless either party elects not to renew the agreement; provided, however, that Homeopathic Partners’ consulting agreement can be terminated at any time by either party, upon 15-days’ notice.

Effective September 5, 2023, in conjunction with our adding two executive officers, we terminated the consulting agreement with Homeopathic Partners, pursuant to its terms of termination.

Commercial Registered Agent

Since 2006, our Chief Operating Officer, Thomas Terwilliger, has owned Corporate World, Inc., a Commercial Registered Agent in the State of Nevada that provides an array of corporate services in Nevada, including registered agent services to Nevada corporations. Mr. Terwilliger is not involved in the day-to-day operations of Corporate World, Inc. Corporate World, Inc. has served as our company’s registered agent in the State of Nevada since February 2006. We pay Corporate World, Inc. $350 annually for its registered agent services, which include mail-forwarding and similar administrative services.

Policy for approval of related-person transactions

Prior to this Offering, we have not had a formal policy regarding approval of transactions with related persons. In connection with this Offering, our Board of Directors has adopted a related-person transaction policy that sets forth our procedures for the identification, review, consideration and approval or ratification for the review of any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $120,000 and one of our executive officers, directors, director nominees or each person whom we know to beneficially own more than 5% of our outstanding shares of common stock (a “5% shareholder”) (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related-person transaction,” the related person must report the proposed related-person transaction to our outside general counsel. The policy calls for the proposed related-person transaction to be reviewed by and if deemed appropriate approved by, the audit committee of our board of directors. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the audit committee will review and, in its discretion, may ratify the related-person transaction. The policy also permits the chair of the audit committee to review, and if deemed appropriate approve, proposed related-person transactions that arise between audit committee meetings, subject to ratification by the audit committee at its next meeting. Any related-person transactions that are ongoing in nature will be reviewed annually.

A related-person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the audit committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the committee will review and consider:

●	the related person’s interest in the related-person transaction;

●	the approximate dollar amount involved in the related-person transaction;

●	the approximate dollar amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

●	whether the transaction was undertaken in the ordinary course of our business;

●	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

●	the purpose of, and the potential benefits to us of, the related-person transaction; and

●	any other information regarding the related-person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The audit committee may approve or ratify the transaction only if the audit committee determines that, under all of the circumstances, the transaction is not inconsistent with our best interests. The audit committee may impose any conditions on the related-person transaction that it deems appropriate.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the compensation committee of our board of directors in the manner specified in its charter.

DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of (a) 1,250,000,000 shares of common stock, $.001 par value per share; and (b) 7,000,000 shares of preferred stock, $.001 par value per share, all of which have been designated Convertible Preferred Stock.

As of the date of this prospectus, there were (x) 152,408,220 shares of our common stock issued and outstanding held by approximately 28 holders of record; and (y) 7,000,000 shares of Convertible Preferred Stock were issued and outstanding held by three (3) holders of record.

Common Stock

General. The holders of our common stock currently have (a) equal ratable rights to dividends from funds legally available therefore, when, as and if declared by our Board of Directors; (b) are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of the affairs of the Company; (c) do not have preemptive, subscriptive or conversion rights and there are no redemption or sinking fund provisions or rights applicable thereto; and (d) are entitled to one non-cumulative vote per share on all matters on which shareholders may vote. Our bylaws provide that, at all meetings of the shareholders for the election of directors, a plurality of the votes cast shall be sufficient to elect. On all other matters, except as otherwise required by Nevada law or our Articles of Incorporation, as amended, a majority of the votes cast at a meeting of the shareholders shall be necessary to authorize any corporate action to be taken by vote of the shareholders.

Non-cumulative Voting. Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of our directors.

Pre-emptive Rights. As of the date of this prospectus, no holder of any shares of our capital stock has pre-emptive or preferential rights to acquire or subscribe for any unissued shares of any class of our capital stock not otherwise disclosed herein.

Convertible Preferred Stock

Voting Rights. The Convertible Preferred Stock has the following voting rights: each share of Convertible Preferred Stock shall vote on all matters as a class with the holders of common stock and each share of Convertible Preferred Stock shall be entitled to the number of votes equal to the “conversion rate,” or 100 votes per share.

Dividends. The shares of Convertible Preferred Stock shall be treated pari passu with our common stock, except that the dividend on each share of Convertible Preferred Stock shall be equal to the amount of the dividend declared and paid on each share of common stock multiplied by the Conversion Rate, or 100 shares.

Conversion Rights. Each share of Convertible Preferred Stock is convertible into 100 shares of our common stock at any time.

Convertible Promissory Notes

The table below sets forth information with respect to the Convertible Notes as of the date of this prospectus. None of the Convertible Notes contains restrictive covenants with respect to the conduct of our business. In addition to the terms set forth in the table below, each of the Convertible Notes (a) may be prepaid by the Company at any time without penalty, (b) would be in default should the Company (i) fail to make any required payment when due, following a five-day cure period, or (ii) file for bankruptcy protection, (iii) become the subject of an involuntary bankruptcy proceeding and such proceeding shall not have been dismissed within 30 days or (iv) there shall have been appointed a receiver of the Company and such appointment shall remain beyond 120 days, (c) require the Company to register the shares of common stock underlying the Convertible Notes in the Registration Statement of which this prospectus forms a part, and (d) no conversion of a Convertible Note shall be permitted should any such conversion cause the converting holder’s ownership of Company common stock to exceed 4.99%.

Description of Terms	Principal Balance as of the Date of this Prospectus
Issued Date, February 7, 2021: $150,000 original principal amount, with $75,000 of original issue discount (OID), issued to Homeopathic Partners, Inc.; payable September 1, 2023; as one of the Subject Convertible Notes, convertible into Conversion Shares at a price equal to 80% of the offering price for all of the Offered Shares. In addition, this note is convertible at any time, at the sole discretion of its holder, into shares of Company common stock at a conversion price of $0.01 per share.	$150,000
Issue Date, November 4, 2021: $250,000 original principal amount, with $125,000 of original issue discount (OID), issued to Homeopathic Partners, Inc.; payable September 1, 2023; as one of the Subject Convertible Notes, convertible into Conversion Shares at a price equal to 80% of the offering price for all of the Offered Shares. In addition, this note is convertible at any time, at the sole discretion of its holder, into shares of Company common stock at a conversion price of $0.01 per share.	$250,000
Issue Date, October 1, 2022: $150,000 original principal amount, with $75,000 of original issue discount (OID), issued to Homeopathic Partners, Inc.; payable October 1, 2023; as one of the Subject Convertible Notes, convertible into Conversion Shares at a price equal to 80% of the offering price for all of the Offered Shares.	$150,000
Issue Date, November 1, 2022: $100,000 original principal amount, with $50,000 of original issue discount (OID), issued to Homeopathic Partners, Inc.; payable September 1, 2023; as one of the Subject Convertible Notes, convertible into Conversion Shares at a price equal to 80% of the offering price for all of the Offered Shares.	$100,000
Issue Date, September 1, 2022: $60,000 original principal amount, with $30,000 of original issue discount (OID), issued to Steven J. Preiss; payable September 1, 2023; as one of the Subject Convertible Notes, convertible into Conversion Shares at a price equal to 80% of the offering price for all of the Offered Shares.	$60,000
Issue Date, August 30, 2022: $50,000 original principal amount, with $25,000 of original issue discount (OID), issued to Michael Magliochetti, Jr.; payable August 31, 2023; as one of the Subject Convertible Notes, convertible into Conversion Shares at a price equal to 80% of the offering price for all of the Offered Shares.	$50,000
Issue Date, August 30, 2022: $100,000 original principal amount, with $50,000 of original issue discount (OID), issued to Michael Magliochetti, Jr.; payable August 31, 2023; as one of the Subject Convertible Notes, convertible into Conversion Shares at a price equal to 80% of the offering price for all of the Offered Shares.	$100,000
Issue Date, August 31, 2022: $80,000 original principal amount, with $40,000 of original issue discount (OID), issued to Christopher Wald; payable September 1, 2023; as one of the Subject Convertible Notes, convertible into Conversion Shares at a price equal to 80% of the offering price for all of the Offered Shares.	$80,000
Issue Date, January 16, 2023: $100,000 original principal amount, with $30,000 of original issue discount (OID), issued to William R. Yahner, Jr.; payable January 16, 2024; as one of the Subject Convertible Notes, convertible into Conversion Shares at a price equal to 80% of the offering price for all of the Offered Shares.	$100,000
Total	$$1,040,000.00

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this Offering, there has been a limited public market for our common stock and a liquid trading market for our common stock may not develop or be sustained after this Offering. Future sales of our common stock in the public market after this Offering, or the perception that those sales may occur, could cause the prevailing market price for our common stock to fall or impair our ability to raise equity capital in the future. Future sales of our common stock in the public market either before (to the extent permitted) or after restrictions lapse, or the perception that those sales may occur, could adversely affect the prevailing market price of our common stock at such time and our ability to raise equity capital at a time and price we deem appropriate.

Sale of restricted shares

All of the shares of common stock to be sold in this Offering, and any shares sold upon exercise of the underwriters’ option to purchase additional shares of common stock, will be freely tradable in the public market without restriction or further registration under the Securities Act, unless the shares are held by any of our “affiliates” as such term is defined in Rule 144 of the Securities Act. All remaining shares of common stock held by existing shareholders immediately prior to the consummation of this Offering will be “restricted securities” as such term is defined in Rule 144. These restricted securities were issued and sold by us in private transactions and are eligible for public sale only if registered under the Securities Act or if they qualified for an exemption from registration under the Securities Act, including the exemptions provided by Rule 144 or Rule 701.

Rule 144

In general, under Rule 144, as currently in effect, once we have been subject to the public company reporting requirements of the Exchange Act, for at least 90 days, a person (or persons whose shares are required to be aggregated) who is not deemed to have been one of our “affiliates” for purposes of Rule 144 at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months, including the holding period of any prior owner other than one of our “affiliates,” is entitled to sell those shares in the public market (subject to the lock-up agreement referred to below, if applicable) without complying with the manner of sale, volume limitations or notice provisions of Rule 144, but subject to compliance with the public information requirements of Rule 144. Rule 144(a)(1) defines an “affiliate” of an issuing company as a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such issuer. Directors, officers and holders of ten percent or more of our voting securities (including securities which are issuable within the next 60 days) are deemed to be affiliates of the issuing company. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than “affiliates,” then such person is entitled to sell such shares in the public market without complying with any of the requirements of Rule 144 (subject to the lock-up agreement referred to below, if applicable). In general, under Rule 144, as currently in effect, once we have been subject to the public company reporting requirements of the Exchange Act for at least 90 days, our “affiliates,” as defined in Rule 144, who have beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than one of our “affiliates,” are entitled to sell in the public market, upon expiration of any applicable lock-up agreements and within any three-month period, a number of those shares of our common stock that does not exceed the greater of:

●	1% of the number of shares of common stock then outstanding, which will equal approximately 10,000,000 shares of common stock immediately after this Offering, assuming the sale of all of the Offered Shares; or

●	the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Such sales under Rule 144 by our “affiliates” or persons selling shares on behalf of our “affiliates” are also subject to certain manner of sale provisions, notice requirements and to the availability of current public information about us.

PLAN OF DISTRIBUTION

The Offered Shares will be sold in a “direct public offering” through our Sole Officer and Director, Anne B. Blackstone, who may be considered an underwriter as that term is defined in Section 2(a)(11). Ms. Blackstone will not receive any commission in connection with the sale of shares, although we may reimburse her for expenses incurred in connection with the offer and sale of the Offered Shares. Ms. Blackstone intends to sell the Offered Shares being registered according to the following plan of distribution:

●	Offered Shares will be offered to friends, family and business associates and contacts of Ms. Blackstone. Ms. Blackstone will be relying on, and complying with, Rule 3a4 1(a)(4)(ii) of the Securities Exchange Act of 1934 as a “safe harbor” from registration as a broker dealer in connection with the offer and sales of the Offered Shares. In order to rely on such “safe harbor” provisions provided by Rule 3a4 1(a) (4) (ii), Ms. Blackstone must be in compliance with all of the following:

●	she must not be subject to a statutory disqualification;

●	she must not be compensated in connection with such selling participation by payment of commissions or other payments based either directly or indirectly on such transactions;

●	she must not be an associated person of a broker dealer;

●	she must primarily perform, or is intended primarily to perform at the end of the Offering, substantial duties for or on behalf of the Company otherwise than in connection with transactions in securities; and

●	she must perform substantial duties for the issuer after the close of the Offering not connected with transactions in securities, and not have been associated with a broker or dealer for the preceding 12 months, and not participate in selling an offering of securities for any issuer more than once every 12 months.

Ms. Blackstone will comply with the guidelines enumerated in Rule 3a4 1(a)(4)(ii). Neither Ms. Blackstone, nor any of her affiliates, will be purchasing shares in this Offering.

You may purchase Offered Shares by completing and manually executing a subscription agreement and delivering it with your payment in full for all subscribed Offered Shares to our offices. A form of the required subscription agreement is attached as an exhibit to our registration statement of which this Prospectus is a part. Your subscription shall not become effective until accepted by us and approved by our counsel. Acceptance will be based upon confirmation that you have purchased the Offered Shares in a state in which the Offered Shares have been registered or in a state for which there is an exemption from registration. Our subscription process is as follows:

●	Prospectus, with subscription agreement, will be delivered by us to each offeree;

●	the subscription is completed by the offeree and sent to Ms. Blackstone, as instructed in the subscription agreement;

●	each subscription will be reviewed by our counsel to confirm the subscribing party completed the form, and to confirm the state of acceptance;

●	once approved by counsel, the subscription will be accepted by Ms. Blackstone, and the subscribing party will be directed to deliver funds to us, as directed by Ms. Blackstone;

●	subscriptions not accepted will be returned, together with all funds, if any, with the subscription within three business days of our receipt of such subscription, without interest or deduction of any kind.

In addition, and upon the effectiveness of this Offering, a total of $940,000 of principal amount of the Convertible Notes will, by their terms, be eligible for conversion into the Conversion Shares, at the election of their respective holders, at a price equal to 80% of the offering price for all of the Offered Shares, or $___[0.75-1.00] per Conversion Share. (See “Use of Proceeds and A Description of Securities Convertible Promissory Notes”).

TRANSFER AGENT AND REGISTRAR

Transfer Agent

We have retained the services of Standard Registrar & Transfer Co., Inc., 440 East 400 South, Suite 200, Salt Lake City, Utah 84111, as the transfer agent for our common stock. Standard Registrar & Transfer Co.’s website is located at: www.standardtransferco.com. No information found on Standard Registrar & Transfer Co.’s website is part of this Prospectus.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

On September 30, 2022, we engaged Assurance Dimensions, Inc. as our independent registered public accounting firm. During the two most recent fiscal years, and the subsequent interim period through the date of engagement, neither we, nor anyone engaged on our behalf, consulted with Assurance Dimensions, Inc. regarding either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements.

The engagement of our independent public accountants was approved by our Sole Director.

LEGAL MATTERS

The validity of the securities offered by this Prospectus will be passed upon for us by Newlan Law Firm, PLLC, Flower Mound, Texas.

EXPERTS

Our balance sheets as of December 31, 2022 and 2021, and the related statements of operations, changes in stockholders’ equity and cash flows for the years ended December 31, 2022 and 2021, included in this Prospectus have been audited by Assurance Dimensions, Inc., independent registered public accounting firm, as indicated in their report with respect thereto, and have been so included in reliance upon the report of such firm given on their authority as experts in accounting and auditing.

DISCLOSURE OF COMMISSION’S POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

In the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and is, therefore, unenforceable. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

NEVADA ANTI-TAKEOVER LAW

The provisions of Nevada law may have the effect of delaying, deferring or preventing another party from acquiring control of us. These provisions, summarized below, may discourage and prevent coercive takeover practices and inadequate takeover bids.

Nevada law contains a provision governing “acquisition of controlling interest.” This law provides generally that any person or entity that acquires 20% or more of the outstanding voting shares of a publicly held Nevada corporation in the secondary public or private market may be denied voting rights with respect to the acquired shares, unless a majority of the disinterested shareholders of the corporation elects to restore such voting rights in whole or in part. The control share acquisition act provides that a person or entity acquires “control shares” whenever it acquires shares that, but for the operation of the control share acquisition act, would bring its voting power within any of the following three ranges: 20 to 33 1/3%; 33 1/3 to 50%; or more than 50%.

A “control share acquisition” is generally defined as the direct or indirect acquisition of either ownership or voting power associated with issued and outstanding control shares. The shareholders or board of directors of a corporation may elect to exempt the stock of the corporation from the provisions of the control share acquisition act through adoption of a provision to that effect in the articles of incorporation or bylaws of the corporation. Our articles of incorporation and bylaws do not exempt our common stock from the control share acquisition act.

The control share acquisition act is applicable only to shares of “Issuing Corporations” as defined by the Nevada law. An Issuing Corporation is a Nevada corporation which (i) has 200 or more shareholders, with at least 100 of such shareholders being both shareholders of record and residents of Nevada, and (ii) does business in Nevada directly or through an affiliated corporation.

At this time, we do not believe we have 100 shareholders of record resident of Nevada and we do not conduct business in Nevada directly. Therefore, we do not believe that the provisions of the control share acquisition act will apply to acquisitions of our shares and will not until such time as these requirements have been met. At such time as they may apply, the provisions of the control share acquisition act may discourage companies or persons interested in acquiring a significant interest in or control of us, regardless of whether such acquisition may be in the interest of our shareholders.

The Nevada “Combination with Interested Stockholders Statute” may also have an effect of delaying or making it more difficult to effect a change in control of us. This statute prevents an “interested stockholder” and a resident domestic Nevada corporation from entering into a “combination,” unless certain conditions are met. The statute defines “combination” to include any merger or consolidation with an “interested stockholder,” or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions with an “interested stockholder” having (i) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation, (ii) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation, or (iii) representing 10% or more of the earning power or net income of the corporation.

An “interested stockholder” means the beneficial owner of 10% or more of the voting shares of a resident domestic corporation, or an affiliate or associate thereof. A corporation affected by the statute may not engage in a “combination” within three years after the interested stockholder acquires its shares unless the combination or purchase is approved by the board of directors before the interested stockholder acquired such shares. If approval is not obtained, then after the expiration of the three year period, the business combination may be consummated with the approval of the board of directors or a majority of the voting power held by disinterested stockholders, or if the consideration to be paid by the interested stockholder is at least equal to the highest of (i) the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which he became an interested stockholder, whichever is higher, (ii) the market value per common share on the date of announcement of the combination or the date the interested stockholder acquired the shares, whichever is higher, or (iii) if higher for the holders of preferred stock, the highest liquidation value of the preferred stock.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC the Registration Statement on Form S 1 under the Securities Act with respect to the Shares being offered by this Prospectus. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information in the Registration Statement and its exhibits. For further information with respect to the Company and the Shares offered by this Prospectus, you should refer to the Registration Statement and the exhibits filed as a part thereof. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete and, in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the Registration Statement. Each of these statements is qualified in all respects by this reference.

We are subject to the informational requirements of the Exchange Act and file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings, including the Registration Statement, over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1 800 SEC 0330 for further information on the operation of the public reference facilities. You may also request a copy of these filings, at no cost, by writing or telephoning us at: Ludwig Enterprises, Inc., 1749 Victorian Avenue, #C-350, Sparks, Nevada 89431; our telephone number is (954) 908-3366.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS, OR OF ANY SALE OF OUR COMMON STOCK.

INDEX TO FINANCIAL STATEMENTS

Ludwig Enterprises, Inc.
Financial Statements

Six Months Ended June 30, 2023 and 2022

Years Ended December 31, 2022 and 2021

	June 30, 2023	December 31, 2022
	(Unaudited)

Assets

Current Assets
Cash	$85,770	$516,195
Prepaids	5,906	—
Inventory	46,829	—
Total Current Assets	138,505	516,195

Total Assets	$138,505	$516,195

Liabilities and Stockholder’' Deficit

Current Liabilities
Accounts payable and accrued expenses	$50,447	$6,882
Notes payable –- net	507,136	507,136
Convertible notes payable–- net	578,267	828,344
Total Current Liabilities	1,135,850	1,342,362

Stockholder’' Deficit
Preferred stock - $0.001 par value; convertible,
7,000,000 shares authorized; 7,000,000 and 7,000,000 shares
issued and outstanding, respectively	7,000	7,000
Common stock - $0.001 par value, 1,250,000,000 shares authorized
323,360,966 and 315,188,929 shares issued and outstanding, respectively	323,360	315,188
Additional paid-in capital	2,017,503	637,577
Accumulated deficit	(3,345,208)	(1,785,932)
Total Stockholder’' Deficit	(997,345)	(826,167)

Total Liabilities and Stockholder’' Deficit	$138,505	$516,195

	Six Months Ended June 30,
	2023	2022

Operating expenses
Research and development	$394,210	$45,245
General and administrative expenses	684,256	83,527
Total operating expenses	1,078,466	128,772

Loss from operations	(1,078,466)	(128,772)

Other income (expense)
Amortization of debt discount	(372,781)	(183,489)
Gain on debt extinguishment	—	44,475
Inducement expense	(102,857)	—
Interest expense	(5,172)	(8,808)
Total other income (expense)–- net	(480,810)	(147,822)

Net loss	$(1,559,276)	$(276,594)

Loss per share –- basic and diluted	$(0.00)	$(0.00)

Weighted average number of shares –- basic and diluted	318,241,235	311,838,929

	Convertible				Additional		Total
	Preferred Stock		Common Stock		Paid-in	Accumulated	Stockholder’'
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit

December 31, 2022	7,000,000	$7,000	315,188,929	$315,188	$637,577	$(1,785,932)	$(826,167)

Stock issued for license fee ($0.37.share)	—	—	1,000,000	1,000	369,000	—	370,000

Stock issued for services ($0.10 - $0.36/share)	—	—	873,334	873	221,510	—	222,383

Conversion of debt to common stock ($0.11/share)
including inducement expense	—	—	6,298,703	6,299	789,416	—	795,715

Net loss	—	—	—	—	—	(1,559,276)	(1,559,276)

June 30, 2023	7,000,000	$7,000	323,360,966	$323,360	$2,017,503	$(3,345,208)	$(997,345)

	Convertible				Additional		Total
	Preferred Stock		Common Stock		Paid-in	Accumulated	Stockholder’'
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit

December 31, 2021	—	$—	311,838,929	$311,838	$451,227	$(820,782)	$(57,717)

Debt discount –- beneficial conversion feature	—	—	—	—	75,000	—	75,000

Stock issued for option to acquire common stock ($0.001/share)	1,000,000	1,000	—	—	—	—	1,000

Stock issued for services ($0.26/share)	—	—	2,250,000	2,250	56,250	—	58,500

Stock issued for services–-related party ($0.26/share)	—	—	200,000	200	5,000	—	5,200

Cancellation of common stock ($0.001/share)	—	—	(100,000)	(100)	100	—	—

Net loss	—	—	—	—	—	(276,594)	(276,594)

June 30, 2022	1,000,000	$1,000	314,188,929	$314,188	$587,577	$(1,097,376)	$(194,611)

	Six Months Ended June 30,
	2023	2022

Operating activities
Net loss	$(1,559,276)	$(276,594)
Adjustments to reconcile net loss to net cash used in operations
Stock issued for services	222,383	58,500
Stock issued for services–-related party	—	5,200
Stock issued for option to acquire common stock	—	1,000
Stock issued for license fee	370,000	—
Amortization of debt discount	372,781	183,489
Inducement expense	102,857	—
Changes in operating assets and liabilities
(Increase) decrease in
Prepaids	(5,906)	—
Inventory	(46,829)	—
Increase (decrease) in
Accounts payable and accrued expenses	43,565	(35,666)
Net cash used in operating activities	(500,425)	(64,071)

Financing activities
Proceeds from convertible notes payable –- net	70,000	75,000
Net cash provided by financing activities	70,000	75,000

Net increase (decrease) in cash	(430,425)	10,929

Cash–-beginning of period	516,195	125,000

Cash–-end of period	$85,770	$135,929

Supplemental disclosure of cash flow information
Cash paid for interest	$—	$—
Cash paid for income tax	$—	$—

Supplemental disclosure of non-cash investing and financing activities
Original issuance debt discount	$30,000	$—
Debt discount–-beneficial conversion feature	$—	$75,000
Conversion of notes payable into common stock	$692,858	$—
Conversion of accrued interest into convertible notes payable	$—	$9,473

LUDWIG ENTERPRISES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2023

Note 1–- Organization and Nature of Operations

Organization and Nature of Operations

Ludwig Enterprises, Inc. (collectively, “we,” “us,” “our” or the “Company”), a Nevada Corporation (incorporated February 2006).

The Company is currently seeking to develop products and services through the use of cutting-edge technologies in the health care industry.

Formation of Subsidiaries

On May 18, 2022, the Company formed mRNA for Life, Inc. (“mRNA”), a Wyoming corporation, which is a wholly-owned subsidiary of the Company. mRNA is expected to produce supplements to address clinical diagnoses from mRNA cheek swabs.

On November 18, 2022, the Company formed Precision Genomics, Inc. (“PGI”), a Wyoming corporation, which is a wholly-owned subsidiary of the Company. PGI will be developing proprietary medical artificial intelligence (“AI”) technology that uses mRNA inflammatory language to potentially capture an inflammatory snapshot of disease and the body’s response to treatment.

On June 6, 2023, the Company formed Exousia Ai, Inc. (“EXO”), a Wyoming corporation, which is a wholly-owned subsidiary of the Company. EXO was formed to focus on studying the expression of differentially expressed mRNA genes in various chronic inflammatory diseases.

Liquidity, Going Concern and Management’s Plans

These financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business.

As reflected in the accompanying financial statements, for the six months ended June 30, 2023, the Company had:

●	Net loss of $1,559,276; and
●	Net cash used in operations was $500,425

Additionally, at June 30, 2023, the Company had:

●	Accumulated deficit of $3,345,208
●	Stockholders’ deficit of $997,345; and
●	Working capital deficit of $997,345

The Company has cash on hand of $85,770 at June 30, 2023. The Company does not expect to generate sufficient revenues and positive cash flows from operations to meet its current obligations. However, the Company may seek to raise debt or equity-based capital at favorable terms, though such terms are not certain.

These factors create substantial doubt about the Company’s ability to continue as a going concern within the twelve-month period subsequent to the date that these financial statements are issued.

The consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern. Accordingly, the financial statements have been prepared on a basis that assumes the Company will continue as a going concern and which contemplates the realization of assets and satisfaction of liabilities and commitments in the ordinary course of business.

Management’s strategic plans include the following:

●	Execute business operations more fully during the year ended December 31, 2023,
●	Seek out strategic acquisitions of health care technology; and
●	Explore prospective partnership opportunities

Note 2–- Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial statements (“U.S. GAAP”). Accordingly, they do not contain all information and footnotes required by accounting principles generally accepted in the United States of America for annual financial statements.

In the opinion of the Company’s management, the accompanying unaudited consolidated financial statements contain all of the adjustments necessary (consisting only of normal recurring accruals) to present the financial position of the Company as of June 30, 2023 and the results of operations and cash flows for the periods presented. The results of operations for the six months ended June 30, 2023 are not necessarily indicative of the operating results for the full fiscal year or any future period.

These unaudited consolidated financial statements should be read in conjunction with the financial statements and related notes thereto included in the Company’s registration statement on Form S1 for the year ended December 31, 2022, initially filed with the SEC on April 26, 2023. The Company continues to file amendments to their registration statement pending declaration of effectiveness.

Management acknowledges its responsibility for the preparation of the accompanying unaudited consolidated financial statements which reflect all adjustments, consisting of normal recurring adjustments, considered necessary in its opinion for a fair statement of its consolidated financial position and the consolidated results of its operations for the periods presented.

Principles of Consolidation

These consolidated financial statements have been prepared in accordance with U.S. GAAP and include the accounts of the Company and its wholly owned subsidiaries mRNA and EXO. All intercompany transactions and balances have been eliminated.

Business Segments

The Company uses the “management approach” to identify its reportable segments. The management approach requires companies to report segment financial information consistent with information used by management for making operating decisions and assessing performance as the basis for identifying the Company’s reportable segments. The Company has identified one single reportable operating segment. The Company manages its business on the basis of one operating and reportable segment.

Use of Estimates

Preparing financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period. Actual results could differ from those estimates, and those estimates may be material.

Changes in estimates are recorded in the period in which they become known. The Company bases its estimates on historical experience and other assumptions, which include both quantitative and qualitative assessments that it believes to be reasonable under the circumstances.

Significant estimates during the six months ended June 30, 2023 and 2022 include valuation of stock-based compensation, uncertain tax positions, and the valuation allowance on deferred tax assets.

Fair Value of Financial Instruments

The Company accounts for financial instruments under Financial Accounting Standards Board (“FASB”) ASC 820, Fair Value Measurements. ASC 820 provides a framework for measuring fair value and requires disclosures regarding fair value measurements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, based on the Company’s principal or, in absence of a principal, most advantageous market for the specific asset or liability.

The Company uses a three-tier fair value hierarchy to classify and disclose all assets and liabilities measured at fair value on a recurring basis, as well as assets and liabilities measured at fair value on a non-recurring basis, in periods subsequent to their initial measurement. The hierarchy requires the Company to use observable inputs when available, and to minimize the use of unobservable inputs, when determining fair value.

The three tiers are defined as follows:

●	Level 1–-Observable inputs that reflect quoted market prices (unadjusted) for identical assets or liabilities in active markets;
●	Level 2–-Observable inputs other than quoted prices in active markets that are observable either directly or indirectly in the marketplace for identical or similar assets and liabilities; and
●	Level 3–-Unobservable inputs that are supported by little or no market data, which require the Company to develop its own assumptions.

The determination of fair value and the assessment of a measurement’s placement within the hierarchy requires judgment. Level 3 valuations often involve a higher degree of judgment and complexity. Level 3 valuations may require the use of various cost, market, or income valuation methodologies applied to unobservable management estimates and assumptions. Management’s assumptions could vary depending on the asset or liability valued and the valuation method used. Such assumptions could include estimates of prices, earnings, costs, actions of market participants, market factors, or the weighting of various valuation methods. The Company may also engage external advisors to assist us in determining fair value, as appropriate.

Although the Company believes that the recorded fair value of our financial instruments is appropriate, these fair values may not be indicative of net realizable value or reflective of future fair values.

The Company’s financial instruments are carried at historical cost. At June 30, 2023 and December 31, 2022, respectively, the carrying amounts of these instruments approximated their fair values because of the short-term nature of these instruments.

ASC 825-10 “Financial Instruments” allows entities to voluntarily choose to measure certain financial assets and liabilities at fair value (“fair value option”). The fair value option may be elected on an instrument-by-instrument basis and is irrevocable unless a new election date occurs. If the fair value option is elected for an instrument, unrealized gains and losses for that instrument should be reported in earnings at each subsequent reporting date. The Company did not elect to apply the fair value option to any outstanding financial instruments.

Cash and Cash Equivalents and Concentration of Credit Risk

For purposes of the statements of cash flows, the Company considers all highly liquid instruments with a maturity of three months or less at the purchase date and money market accounts to be cash equivalents.

At June 30, 2023 and December 31, 2022, respectively, the Company did not have any cash equivalents.

The Company is exposed to credit risk on its cash and cash equivalents in the event of default by the financial institutions to the extent account balances exceed the amount insured by the FDIC, which is $250,000.

At June 30, 2023 and December 31, 2022, the Company’s cash balances exceeded FDIC insured limits by $0 and $256,583, respectively. The Company did not have any losses on cash in excess of the insured FDIC limit.

Inventory

Inventory consists solely of finished goods and is stated at the lower of cost or net realizable value. Specifically, the Company has bottles of vitamin supplements.

Cost is determined using the first-in, first-out (FIFO) method of inventory valuation.

Management assesses the recoverability and establishes reserves of the various inventory components on a quarterly basis and is based on the estimated net realizable values of respective finished inventory.

Slow moving and obsolete inventories are written down based on a comparison of on-hand quantities to historical and projected usages.

Inventory at June 30, 2023 and December 31, 2022 was $46,829 and $0, respectively.

Derivative Liabilities

The Company analyzes all financial instruments with features of both liabilities and equity under FASB ASC Topic No. 480, (“ASC 480”), “Distinguishing Liabilities from Equity” and FASB ASC Topic No. 815, (“ASC 815”) “Derivatives and Hedging”. Derivative liabilities are adjusted to reflect fair value at each reporting period, with any increase or decrease in the fair value recorded in the results of operations (other income/expense) as a gain or loss on the change in fair value of derivative liabilities. The Company uses a binomial pricing model to determine fair value of these instruments.

Upon conversion or repayment of a debt instrument in exchange for shares of common stock, where the embedded conversion option has been bifurcated and accounted for as a derivative liability (generally convertible debt and warrants), the Company records the shares of common stock at fair value, relieves all related debt, derivatives, and debt discounts, and recognizes a net gain or loss on debt extinguishment.

Equity instruments that are initially classified as equity that become subject to reclassification under ASC Topic 815 are reclassified to liabilities at the fair value of the instrument on the reclassification date.

At June 30, 2023 and December 31, 2022, the Company had no derivative liabilities.

Convertible Notes with Fixed Rate Conversion Options

The Company may enter into convertible notes, some of which may contain fixed rate conversion features, whereby the outstanding principal and accrued interest may be converted, by the holder, into common shares at a fixed discount to the price of the common stock at the time of conversion. The Company measures the fair value of the notes at the time of issuance, which is the result of the share price discount at the time of conversion and records the premium to interest expense on the note issuance date.

Beneficial Conversion Features

For instruments that are not considered liabilities under ASC 480 or ASC 815, the Company applies ASC 470-20 to convertible securities with beneficial conversion features that must be settled in stock. ASC 470-20 requires that the beneficial conversion feature be valued at the commitment date as the difference between the effective conversion price and the fair market value of the common stock (whereby the conversion price is lower than the fair market value) into which the security is convertible, multiplied by the number of shares into which the security is convertible limited to the amount of the loan. This amount is recorded as a debt discount and amortized to interest expense in the Consolidated Statements of Operations.

Debt Discount

For certain notes issued, the Company may provide the debt holder with an original issue discount. The original issue discount is recorded as a debt discount, reducing the face amount of the note, and is amortized to interest expense over the life of the debt, in the Consolidated Statements of Operations.

Debt Issue Cost

Debt issuance cost paid to lenders, or third parties are recorded as debt discounts and amortized to interest expense over the life of the underlying debt instrument, in the Consolidated Statements of Operations.

Research and Development

The Company accounts for research and development costs in accordance with ASC subtopic 730-10, Research and Development (“ASC 730-10”).

Under ASC 730-10, all research and development costs must be charged to expense as incurred. Accordingly, internal research and development costs are expensed as incurred. Third-party research and development costs are expensed when the contracted work has been performed or as milestone results have been achieved as defined under the applicable agreement. Company-sponsored research and development costs related to both present and future products are expensed in the period incurred.

The Company incurred research and development expenses of $394,210 and $45,245 for the six months ended June 30, 2023 and 2022, respectively.

Income Taxes

The Company accounts for income tax using the asset and liability method prescribed by ASC 740, “Income Taxes”. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the year in which the differences are expected to reverse. The Company records a valuation allowance to offset deferred tax assets if based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rates is recognized as income or loss in the period that includes the enactment date.

The Company follows the accounting guidance for uncertainty in income taxes using the provisions of ASC 740 “Income Taxes”. Using that guidance, tax positions initially need to be recognized in the financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities.

As of June 30, 2023 and December 31, 2022, respectively, the Company had no uncertain tax positions that qualify for either recognition or disclosure in the financial statements.

The Company recognizes interest and penalties related to uncertain income tax positions in other expense. No interest and penalties related to uncertain income tax positions were recorded during the six months ended June 30, 2023 and 2022, respectively.

Advertising Costs

Advertising costs are expensed as incurred. Advertising costs are included as a component of general and administrative expense in the statements of operations.

The Company recognized $71,606 and $1,811 in marketing and advertising costs during the six months ended June 30, 2023 and 2022, respectively.

Stock-Based Compensation

The Company accounts for our stock-based compensation under ASC 718 “Compensation – Stock Compensation” using the fair value-based method. Under this method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. This guidance establishes standards for the accounting for transactions in which an entity exchanges it equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments.

The Company uses the fair value method for equity instruments granted to non-employees and use the Black-Scholes model for measuring the fair value of options.

The fair value of stock-based compensation is determined as of the date of the grant or the date at which the performance of the services is completed (measurement date) and is recognized over the vesting periods.

When determining fair value, the Company considers the following assumptions in the Black-Scholes model:

●	Exercise price,
●	Expected dividends,
●	Expected volatility,
●	Risk-free interest rate; and
●	Expected life of option

Basic and Diluted Earnings (Loss) per Share

Pursuant to ASC 260-10-45, basic loss per common share is computed by dividing net loss by the weighted average number of shares of common stock outstanding for the periods presented. Diluted loss per share is computed by dividing net loss by the weighted average number of shares of common stock, common stock equivalents and potentially dilutive securities outstanding during the period. Potentially dilutive common shares may consist of common stock issuable upon the conversion of stock options and warrants (using the treasury stock method), convertible preferred stock, convertible notes and contingently issuable shares. These common stock equivalents may be dilutive in the future.

At June 30, 2023 and 2022, respectively, the Company had the following common stock equivalents, which are potentially dilutive equity securities:

	June 30, 2023	June 30, 2022

Convertible Preferred Stock	700,000,000	100,000,000

Each share of preferred stock (7,000,000 and 1,000,000 shares, respectively) is convertible into 100 shares of common stock.

Related Parties

Parties are considered to be related to the Company if the parties, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal with if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests.

Recent Accounting Standards

Changes to accounting principles are established by the FASB in the form of Accounting Standards Updates (“ASU’s”) to the FASB’s Codification. We consider the applicability and impact of all ASU’s on our financial position, results of operations, stockholders’ deficit, cash flows, or presentation thereof. Management has evaluated all recent accounting pronouncements as issued by the FASB in the form of Accounting Standards Updates (“ASU”) through the date these financial statements were available to be issued and found the following recent accounting pronouncements issued, but not yet effective accounting pronouncements, are not expected to have a material impact on the financial statements of the Company.

In August 2020, FASB issued ASU 2020-06, Accounting for Convertible Instruments and Contracts in an Entity; Own Equity (“ASU 2020-06”), as part of its overall simplification initiative to reduce costs and complexity of applying accounting standards while maintaining or improving the usefulness of the information provided to users of financial statements. Among other changes, the new guidance removes from GAAP separation models for convertible debt that require the convertible debt to be separated into a debt and equity component, unless the conversion feature is required to be bifurcated and accounted for as a derivative or the debt is issued at a substantial premium. As a result, after adopting the guidance, entities will no longer separately present such embedded conversion features in equity and will instead account for the convertible debt wholly as debt. The new guidance also requires use of the “if-converted” method when calculating the dilutive impact of convertible debt on earnings per share, which is consistent with the Company’s current accounting treatment under the current guidance. The guidance is effective for financial statements issued for fiscal years beginning after December 15, 2023, and interim periods within those fiscal years, with early adoption permitted, but only at the beginning of the fiscal year.

This guidance was adopted on January 1, 2023. The adoption of ASU 2020-06 did not have a material impact on the Company’s consolidated financial statements.

In March 2022, the Financial Accounting Standards Board (the “FASB”) issued ASU 2022-02, Financial Instruments – Credit Losses (Topic 326): Troubled Debt Restructurings and Vintage Disclosures (“ASU 2022-02”), which eliminates the accounting guidance on troubled debt restructurings (“TDRs”) for creditors in ASC 310, Receivables (Topic 310), and requires entities to provide disclosures about current period gross write-offs by year of origination. Also, ASU 2022-02 updates the requirements related to accounting for credit losses under ASC 326, Financial Instruments – Credit Losses (Topic 326), and adds enhanced disclosures for creditors with respect to loan refinancings and restructurings for borrowers experiencing financial difficulty. ASU 2022-02 was effective for the Company January 1, 2023. The adoption of ASU 2022-02 did not have a material impact on the Company’s consolidated financial statements.

This guidance was adopted on January 1, 2023. The adoption of ASU 2022-02 did not have a material impact on the Company’s consolidated financial statements.

Note 3 – Notes Payable and Convertible Notes Payable

Notes Payable–- Net

The Company had the following activity related to its notes payable:

Balance–- December 31, 2021	$432,136
Proceeds (face amount of note)	150,000
Original issue debt discount	(75,000)
Balance–- December 31, 2022	507,136
No activity in 2023	—
Balance–- June 30, 2023	$507,136

Notes payable are summarized as follows:

Issue Date	Maturity Date	Interest Rate	Collateral	June 30, 2023	December 31, 2022

June 2012	January 2024	8%	Unsecured	$6,240	$6,240
May 2014	January 2024	8%	Unsecured	3,456	3,456
June 2016	January 2024	8%	Unsecured	38,216	38,216
January 2017	January 2024	8%	Unsecured	7,344	7,344
November 2020	January 2024	12%	Unsecured	46,480	46,480
March 2021	January 2024	8%	Unsecured	5,400	5,400
November 2021	January 2024	0%	Unsecured	250,000	250,000
February 2022	January 2024	0%	Unsecured	150,000	150,000
				$507,136	$507,136

Modification of Notes Payable

All of the notes listed above were originally due at various dates in 2023. In 2023, the Company extended the maturity dates of these notes listed above to January 2024.

The Company evaluated the modification of terms under ASC 470-50, “Debt–- Modification and Extinguishment”, and concluded that the extension of the maturity dates did not result in significant and consequential changes to the economic substance of the debt and thus resulted in a modification of the debt and not extinguishment of the debt. Accordingly, no gain or loss on debt extinguishment was recorded.

Specifically, on the date of modification, the Company determined that the present value of the cash flows of the modified debt instruments were less than 10% different from the present value of the remaining cash flows under the original debt instruments.

Convertible Notes Payable–- Net

The Company had the following activity related to its convertible notes payable:

Balance–- December 31, 2021	$—
Proceeds (face amount of note)	1,307,857
Original issue debt discount	(552,857)
Debt discount–- beneficial conversion feature	(75,000)
Amortization of debt discount	138,871
Conversion of accrued interest into convertible notes payable	9,473
Balance–- December 31, 2022	828,344
Proceeds (face amount of note)	100,000
Original issue debt discount	(30,000)
Amortization of debt discount	372,781
Conversion of debt into common stock	(692,858)
Balance–- June 30, 2023	$578,267

Convertible Notes Payable are summarized as follows:

Issue Date	Maturity Date	Interest Rate	Collateral	June 30, 2023	December 31, 2022

October 2022	August–- September 2023	0%	Unsecured	$440,000	$440,000
November 2022	November 2023	0%	Unsecured	—	200,000
December 2022	January 2024	0%	Unsecured	100,000	592,857
January 2023	January 2024	0%	Unsecured	100,000	—
				640,000	1,232,857
		Less: unamortized debt discount 65		61,733	404,513
		Convertible notes payable–-net 55		$578,267	$828,344

Note Issued in 2023

In 2023, the Company issued an unsecured, one (1) year, original issue discount convertible note with a face amount of $100,000. This note contained an original issue discount of $30,000, resulting in net proceeds of $70,000.

The total debt discount of $30,000 is being amortized over the life of the convertible note and has been recorded as a component of other income (expense) – net in the accompanying consolidated statements of operations.

This note is convertible at a 20% discount to market upon the effectiveness of the Company’s Form S-1 registration statement. This convertible note contains an embedded contingent conversion feature that until the contingency is resolved (declared effectiveness of the S1 registration statement) is not required to be accounted for in accordance with the related accounting guidance. The embedded feature in this convertible note was not accounted for at June 30, 2023 and December 31, 2022, respectively, given the probability of the S1 not becoming effective as determined by the Company.

See below for discussion of inducement expense.

Notes Issued in 2022

During 2022, the Company issued a convertible note payable for $150,000. In connection with the issuance of this note, the Company recorded an original discount of $75,000. Additionally, due to the fixed rate embedded conversion feature, the Company also recorded a beneficial conversion feature of $75,000, resulting in an increase to additional paid in capital. The Company received $75,000 in net proceeds.

The total debt discount of $150,000 is being amortized over the life of the convertible note and has been recorded as a component of other income (expense) – net in the accompanying consolidated statements of operations.

The remaining convertible notes issued in 2022 totaling $1,232,857 contained original issue discounts totaling $477,857, resulting in net proceeds of $755,000. These original issue discounts are being amortized over the life of the notes and have been recorded as a component of other income (expense) – net in the accompanying consolidated statements of operations.

Each of these convertible notes aggregating $1,232,857 are convertible at a 20% discount to market upon the effectiveness of the Company’s Form S-1 registration statement. These convertible notes each contain an embedded contingent conversion feature that until the contingency is resolved (declared effectiveness of the S1 registration statement) is not required to be accounted for in accordance with the related accounting guidance. The embedded feature in these convertible notes was not accounted for at December 31, 2022 given the probability of the S1 not becoming effective as determined by the Company.

See below regarding inducement expense.

Modification and Extinguishment of Convertible Notes Payable and Inducement Expense (Year Ended December 31, 2022 and Six Months Ended June 30, 2023)

Year Ended December 31, 2022

Elimination of Conversion Options and Balance Sheet Classification

In April and June 2022, the Company eliminated the conversion options ($0.001 - $0.01/share) associated with all of its then outstanding convertible notes payable, including certain original issue discount notes.

On the date of modification, the Company determined that the present value of the cash flows of the modified debt instruments (including accrued interest) were greater than 10% different from the present value of the remaining cash flows under the original debt instruments. Additionally, the Company determined that the elimination of the conversion options were substantive on the date of modification.

As a result, the Company recorded a gain on debt extinguishment of $44,475 as follows:

Debt–-prior to modification	$151,611
Debt–-after modification	107,136
Gain on debt extinguishment	$44,475

Conversion of Accrued Interest Payable into Notes Payable

$9,473 of accrued interest payable on the convertible notes payable outstanding at the time of modification were added to the existing balance of various notes and carried forward as new notes.

Interest Rate Change

Prior to the modification, the convertible notes payable bore interest ranging from 8% to 15%. In connection with the modification, interest rates ranged from 8% to 12%. There is no default interest rate for any notes or convertible notes issued.

Six Months Ended June 30, 2023

Maturity Date, Note Modification in 2022 and New Note Modification in 2023

Prior to the modification, the convertible notes payable matured on various dates ranging from 2020 and prior through 2022. In connection with the 2022 modification, maturity dates ranged from April 2023 to May 2023. In May 2023, certain of the notes listed above were again extended to January 2024.

The Company evaluated the modification of terms under ASC 470-50, “Debt–-Modification and Extinguishment”, and concluded that the extension of the maturity date did not result in significant and consequential changes to the economic substance of the debt and thus resulted in a modification of the debt and not extinguishment of the debt. Accordingly, no gain or loss on debt extinguishment was recorded.

Specifically, on the date of modification, the Company determined that the present value of the cash flows of the modified debt instrument was less than 10% different from the present value of the remaining cash flows under the original debt instrument.

In May 2023, as part of the outstanding $1,232,857 in convertible notes payable balance, $692,857 of these notes were converted to 6,298,703 shares of common stock ($0.11/share) (see Note 4 and below regarding inducement).

As a result, $540,000 in convertible notes remained from this initial debt modification (October 2022 - $440,000, and December 2022 - $100,000).

Inducement

In May 2023, the Company added a second conversion feature to certain notes aggregating $342,857. The Company, in addition to allowing conversion at a discount to market pending the effectiveness of their S1 registration statement, allowed these debt holders an option to convert their debt at a fixed rate of $0.11/share.

In adding this substantive conversion option ($0.11/share), the Company determined that an inducement had occurred. Of the $692,857 in debt converted, $342,857 was the amount of debt that received a fixed rate conversion option ($0.11/share), the remaining $350,000 in debt did not receive a fixed rate conversion option, however, was converted at an agreed upon amount of $0.11/share.

The entire $692,857 was converted into 6,298,703 shares of common stock. See Note 4.

The fair value of the Company’s common stock on the date of inducement was in excess of the value of the debt converted by $102,857 as follows during the six months ended June 30, 2023:

Fair value of common stock on conversion date	$445,714
Fair value of debt subject to inducement	342,857
Inducement expense	$102,857

Note 4 – Stockholders’ Deficit

The Company has two (2) classes of stock:

Common Stock

●	1,250,000,000 shares authorized
●	$0.001 par value
●	Voting at 1 vote per share

Preferred Stock

In May 2022 and December 2022, the Company’s Articles of Incorporation, as amended, authorized the issuance of 7,000,000 shares of preferred stock which may be amended from time to time in one or more series. The Board of Directors is authorized to determine, prior to issuing any such series of preferred stock and without any vote or action by the shareholders, the rights, preferences, privileges and restrictions of the shares of such series, including dividend rights, voting rights, terms of redemption, the provisions of any purchase, retirement or sinking fund to be provided for the shares of any series, conversion and exchange rights, the preferences upon any distribution of the assets of the Company, including in the event of voluntary or involuntary liquidation, dissolution or winding up of the Company, and the preferences and relative rights among each series of preferred stock.

The Board of Directors has made the following designations of its preferred stock:

Series A, Convertible Preferred Stock

●	7,000,000 shares authorized.
●	$0.001 par value.
●	Conversion feature–-each share of preferred stock is convertible into 100 shares of common stock.
●	Voting–-on an as converted basis with common stock, at the applicable conversion rate (100 votes for each share of convertible preferred held).
●	Dividends–-accrued only upon declaration of the board of directors, at the applicable conversion rate.
●	Mandatorily redeemable (automatic conversion) on January 1, 2025. (See below amendment)
●	Anti-dilution provision – rights exist for the period of two years after the convertible preferred shares were converted into common stock. Additionally, holders of the convertible preferred stock will have full ratchet anti-dilution protection rights at the rate of 65% calculated on a fully diluted basis. (See below amendment)

In connection with the issuance of these Series A, convertible preferred shares, the Company determined that there were no provisions within ASC 815 that were met, which would require derivative liability accounting treatment. Specifically, as noted below, upon amending the terms of the Series A, convertible preferred stock, at that time, there had been no new stock issuances of any type which may have triggered the anti-dilution provision.

In December 2022, the Company amended its articles of incorporation related to certain terms of its Series A, convertible preferred stock. At that time, the Company, along with approval from its convertible preferred stockholders agreed to remove provisions related to mandatory redemption as well as anti-dilution rights.

At June 30, 2023 and December 31, 2022, the Company had 7,000,000 and 7,000,000 shares issued and outstanding, respectively. See below for related issuances.

Equity Transactions for the Six Months Ended June 30, 2023

Stock Issued for Services

The Company issued 873,334 shares of common stock for services rendered, having a fair value of $222,383 ($0.10 - $0.36/share), based upon the quoted closing trading price.

Stock Issued for License

The Company issued 1,000,000 shares of common stock in exchange for the right to license, manufacture and market nutraceutical products. These shares had a fair value of $370,000 ($0.37/share), based upon the quoted closing trading price. Additionally, the Company was required to pay $0.10/bottle of product sold. In 2023, there were no sales of product.

The Company will expense the issuance of these shares as a component of research and development, since shortly after paying for the license, management concluded that it could not commercialize the technology.

Pursuant to Accounting Standard Codification 350 “Goodwill and Other Intangible Assets” (“ASC 350”), this guidance requires that assets with indefinite lives no longer be amortized, but instead be subject to annual impairment tests.

During the quarter ended March 31, 2023, management qualitatively assessed this intangible (license agreement) to determine whether testing was necessary.

Factors that management considered in this assessment included macroeconomic conditions, industry and market considerations, overall financial performance (both current and projected), changes in management and strategy, and changes in the composition and carrying amounts of net assets. This qualitative assessment indicated that it was more likely than not that the fair value of the reporting unit was less than it’s carrying value, a quantitative assessment was then performed. Based on the qualitative analysis conducted during the quarter, management performed a quantitative analysis determining that the asset was not recoverable and would need to be expensed (and not capitalized) on the grant date.

In reaching our conclusion to expense the issuance on the grant date and in accordance with ASC 350-30-35-3, we evaluated pertinent factors in arriving at this estimate including the Company no longer pursuing commercialization of the license.

Ultimately, we concluded that since the intellectual property cannot be commercialized at this time, the expected use of the asset as well as the Company’s historical experience (very limited) would not support capitalizing an asset that would have been deemed non recoverable on the acquisition date.

Extinguishment of Convertible Notes Payable and Debt Converted into Common Stock

In May 2023, the Company amended certain original issue discount notes aggregating $342,857 by adding a fixed rate conversion option of $0.11/share (inducement to convert). These notes already contained a conversion feature reflecting a 20% discount to market, pending declaration of effectiveness of their Form S1. The addition of the fixed rate conversion option at $0.11/share was deemed substantive.

On the date of modification, the Company determined that the present value of the cash flows of the modified debt instruments (including unamortized debt discount) were greater than 10% different from the present value of the remaining cash flows under the original debt instruments. The Company determined that the addition of the fixed rate conversion option was substantive on the date of modification.

On the date of the modification, holders of these notes simultaneously converted an aggregate $692,857 into 6,298,703 shares of common stock ($0.11/share). Of the total debt converted to common stock, $342,857 was converted into 3,116,882 shares of common stock (this conversion was related to the inducement of including a fixed rate conversion option of $0.11/share). An additional $350,000 was converted into 3,181,821 shares of common stock (these conversion were at an agreed upon $0.11/share, no fixed rate conversion option had been added to these debt instruments).

Accordingly, no gain or loss was recognized upon debt extinguishment. On the date of debt conversion, the remaining unamortized debt discount associated with these notes was fully amortized, resulting in each of these notes being accreted to their face value at the time of conversion.

See Note 3 for discussion of inducement expense.

Equity Transactions for the Year Ended December 31, 2022

Stock Issued for Cash

The Company issued 6,000,000 shares of Series A, convertible preferred stock for $6,000 ($0.001/share).

Stock Issued for Option to Acquire Common Stock

The Company issued 1,000,000 shares of Series A, convertible preferred stock to an existing stockholder for the right to repurchase 172,159,473 shares of common stock for $122,873. The Company has until December 31, 2023 to exercise this option. At this time, the Company does not expect to exercise the option.

The Company recorded an expense of $1,000 ($0.001/share), based upon recent cash offerings of preferred stock with third parties. The expense has been included as a component of general and administrative expenses on the accompanying statements of operations.

Stock Issued for Services

The Company issued 2,450,000 shares of common stock for services rendered, having a fair value of $91,500 ($0.026 - $0.23/share), based upon the quoted closing trading price.

Stock Issued for Services – Related Party

The Company issued 200,000 shares of common stock to its Chief Executive Officer for services rendered, having a fair value of $5,200 ($0.026/share), based upon the quoted closing trading price of its common stock.

Acquisition of Designer Genomics, Inc. (Asset Purchase)

On July 1, 2022, the Company acquired the assets of Designer Genomics International, Inc. (“DGI”) a start-up entity) in exchange for 1,000,000 shares of common stock, having a fair value of $18,000 ($0.018/share), based upon the quoted closing trading price.

The assets of DGI consisted solely of the technological know-how of its owners. The Company was a dormant inactive entity at the time of asset purchase. The Company has recorded $18,000 as research and development expense in the accompanying consolidated statements of operations.

Pursuant to ASU 2017-01, Business Combinations (Topic 805): “Clarifying the Definition of a Business”, this acquisition was determined to be that of an asset and not a business, therefore, there was not a business combination requiring acquisition accounting or related financial reporting. Since this was deemed to be an asset purchase, this did not result in the recognition of goodwill or other identifiable intangible assets.

Cancellation of Common Stock

The Company cancelled 100,000 shares of common stock at par value. The net effect on stockholders’ deficit was $0. These shares were originally issued in 2019 for a research and development project that was never completed.

Beneficial Conversion Feature

The Company recorded a beneficial conversion feature of $75,000 in connection with the issuance of a convertible note payable resulting in an increase to additional paid in capital.

See Note 3.

Note 5 – Subsequent Events

Common Stock Repurchase Agreement and Note Payable

Subsequent to June 30, 2023, the Company repurchased 171,162,746 shares of common stock in exchange for a note totaling $122,873. The note bears interest at 8% and is unsecured. The note is due on the earlier of (a) $500,000 in proceeds from the Company’s S-1 offering and (b) August 31, 2024.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Of Ludwig Enterprises Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Ludwig Enterprises, Inc. and Subsidiaries (the Company) as of December 31, 2022 and 2021, and the related statements of operations, changes in stockholders’ deficit and cash flows for each of the two years in the period ended December 31, 2022, and the related notes (collectively referred to as the financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021 and the results of its operations and its cash flows for each of the years in the two year period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters are matters arising from the current period audit of the financial statements that are required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

We did not identify any critical audit matters that need to be communicated.

We have served as the Company’s auditor since 2022.

Margate, Florida April 14, 2023

Ludwig Enterprises, Inc.

Consolidated Balance Sheets

	December 31, 2022	December 31, 2021

Assets

Current Assets
Cash	$516,195	$125,000
Total Current Assets	516,195	125,000

Total Assets	$516,195	$125,000

Liabilities and Stockholder’' Deficit

Current Liabilities
Accounts payable and accrued expenses	$6,882	$46,762
Notes payable–-net	507,136	—
Convertible notes payable–-net	828,344	135,955
Total Current Liabilities	1,342,362	182,717

Stockholder’' Deficit
Preferred stock - $0.001 par value; convertible,
7,000,000 shares authorized; 7,000,000 and 0 shares
issued and outstanding, repsectively	7,000	—
Common stock - $0.001 par value, 1,250,000,000 shares authorized
315,188,929 and 311,838,929 shares issued and outstanding, respectively	315,188	311,838
Common stock issuable (200,000 and 0 shares, respectively, at $0.001 par value)	33,000	—
Additional paid-in capital	604,577	451,227
Accumulated deficit	(1,785,932)	(820,782)
Total Stockholder’' Deficit	(826,167)	(57,717)

Total Liabilities and Stockholder’' Deficit	$516,195	$125,000

The accompanying notes are an integral part of these consolidated financial statements

Ludwig Enterprises, Inc.

Consolidated Statements of Operations

	Year Ended December 31,
	2022	2021

Operating expenses
Research and development	$447,260	$45,723
General and administrative expenses	113,245	—
Total operating expenses	560,505	45,723

Loss from operations	(560,505)	(45,723)

Other income (expense)
Amortization of debt discount	(435,052)	(79,792)
Interest expense	(14,068)	(11,952)
Gain on debt extinguishment	44,475
Total other income (expense) – net	(404,645)	(91,744)

Net loss	$(965,150)	$(137,467)

Loss per share–-basic and diluted	$(0.00)	$(0.00)

Weighted average number of shares–-basic and diluted	313,736,463	331,209,483

The accompanying notes are an integral part of these consolidated financial statements

Ludwig Enterprises, Inc.

Consolidated Statements of Changes in Stockholders’ Deficit

	Convertible						Additional		Total
	Preferred Stock		Common Stock		Common Stock Issuable		Paid-in	Accumulated	Stockholder’'
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit

December 31, 2021	—	$—	311,838,929	$311,838	—	$—	$451,227	$(820,782)	$(57,717)

Stock issued for cash	6,000,000	6,000	—	—	—	—	—	—	6,000

Stock issued for option to acquire common stock	1,000,000	1,000	—	—	—	—	—	—	1,000

Stock issued for services	—	—	2,250,000	2,250	200,000	33,000	56,250	—	91,500

Stock issued for services–- related party	—	—	200,000	200	—	—	5,000	—	5,200

Stock issued for asset purchase	—	—	1,000,000	1,000	—	—	17,000	—	18,000

Cancellation of common stock	—	—	(100,000)	(100)	—	—	100	—	—

Debt discount–- beneficial conversion feature	—	—	—	—	—	—	75,000	—	75,000

Net loss	—	—	—	—	—	—	—	(965,150)	(965,150)

December 31, 2022	7,000,000	$7,000	315,188,929	$315,188	200,000	$33,000	$604,577	$(1,785,932)	$(826,167)

The accompanying notes are an integral part of these consolidated financial statements

Ludwig Enterprises, Inc.

Consolidated Statements of Changes in Stockholders’ Deficit

	Convertible				Additional		Total
	Preferred Stock		Common Stock		Paid-in	Accumulated	Stockholder’'
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit

December 31, 2020	—	$—	335,891,762	$335,891	$180,500	$(683,315)	$(166,924)

Conversion of notes payable into common stock	—	—	8,047,167	8,047	72,127	—	80,174

Cancellation of common stock	—	—	(32,100,000)	(32,100)	32,100	—	—

Debt discount–- beneficial conversion feature	—	—	—	—	166,500	—	166,500

Net loss	—	—	—	—	—	(137,467)	(137,467)

December 31, 2021	—	$—	311,838,929	$311,838	$451,227	$(820,782)	$(57,717)

The accompanying notes are an integral part of these consolidated financial statements

Ludwig Enterprises, Inc.

Consolidated Statements of Cash Flows

	For the Year Ended December 31,
	2022	2021

Operating activities
Net loss	$(965,150)	$(137,467)
Adjustments to reconcile net loss to net cash used in operations
Stock issued for services	91,500	—
Stock issued for services–-related party	5,200	—
Stock issued for option to acquire common stock	1,000	—
Stock issued for asset purchase	18,000	—
Amortization of debt discount	435,052	79,792
Gain on debt extinguishment	(44,475)	—
Changes in operating assets and liabilities
Increase (decrease) in
Accounts payable and accrued expenses	14,068	11,952
Net cash used in operating activities	(444,805)	(45,723)

Financing activities
Proceeds from preferred stock issued for cash	6,000	—
Proceeds from convertible notes payable–-net	830,000	166,500
Net cash provided by financing activities	836,000	166,500

Net increase in cash	391,195	120,777

Cash–-beginning of year	125,000	4,223

Cash–-end of year	$516,195	$125,000

Supplemental disclosure of cash flow information
Cash paid for interest	$—	$9,364
Cash paid for income tax	$—	$—

Supplemental disclosure of non-cash investing and financing activities
Cancellation of common stock	$100	$3,210
Conversion of accrued interest into convertible notes payable	$9,473	$80,174
Original issuance debt discount	$552,857	$125,000
Debt discount–-beneficial conversion feature	$75,000	$166,500
Reclassification from convertible notes to notes payable	$507,136	$—
Conversion of notes payable and accrued interest payable into common stock	$—	$80,174

The accompanying notes are an integral part of these consolidated financial statements

LUDWIG ENTERPRISES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1–- Organization and Nature of Operations

Organization and Nature of Operations

Ludwig Enterprises, Inc. (collectively, “we,” “us,” “our” or the “Company”), a Nevada Corporation (incorporated February 2006).

The Company is currently seeking to develop products and services through the use of cutting-edge technologies in the health care industry.

Formation of Subsidiaries

On May 18, 2022, the Company formed mRNA for Life, Inc. (“mRNA”), a Wyoming corporation, which is a wholly-owned subsidiary of the Company. mRNA is expected to produce supplements to address clinical diagnoses from mRNA cheek swabs.

On November 18, 2022, the Company formed Precision Genomics, Inc. (“PGI”), a Wyoming corporation, which is a wholly-owned subsidiary of the Company. PGI will be developing proprietary medical artificial intelligence (“AI”) technology that uses mRNA inflammatory language to potentially capture an inflammatory snapshot of disease and the body’s response to treatment.

Liquidity, Going Concern and Management’s Plans

These financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business.

As reflected in the accompanying financial statements, for the year ended December 31, 2022, the Company had:

⦁	Net loss of $965,150; and

⦁ Net cash used in operations was $444,805

Additionally, at December 31. 2022, the Company had:

⦁ Accumulated deficit of $1,785,932

⦁ Stockholders’ deficit of $826,167; and

⦁ Working capital deficit of $826,167

The Company has cash on hand of $516,195 at December 31, 2022. The Company does not expect to generate sufficient revenues and positive cash flows from operations to meet its current obligations. However, the Company may seek to raise debt or equity-based capital at favorable terms, though such terms are not certain.

These factors create substantial doubt about the Company’s ability to continue as a going concern within the twelve-month period subsequent to the date that these financial statements are issued.

The consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern. Accordingly, the financial statements have been prepared on a basis that assumes the Company will continue as a going concern and which contemplates the realization of assets and satisfaction of liabilities and commitments in the ordinary course of business.

Management’s strategic plans include the following:

⦁ Execute business operations more fully during the year ended December 31, 2023,

·	Seek out strategic acquisitions of health care technology; and
·	Explore prospective partnership opportunities

Note 2–- Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Principles of Consolidation

These consolidated financial statements have been prepared in accordance with U.S. GAAP and include the accounts of the Company and its wholly owned subsidiary mRNA. All intercompany transactions and balances have been eliminated.

Business Segments

The Company uses the “management approach” to identify its reportable segments. The management approach requires companies to report segment financial information consistent with information used by management for making operating decisions and assessing performance as the basis for identifying the Company’s reportable segments. The Company has identified one single reportable operating segment. The Company manages its business on the basis of one operating and reportable segment.

Use of Estimates

Preparing financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period. Actual results could differ from those estimates, and those estimates may be material.

Changes in estimates are recorded in the period in which they become known. The Company bases its estimates on historical experience and other assumptions, which include both quantitative and qualitative assessments that it believes to be reasonable under the circumstances.

Significant estimates during the years ended December 31, 2022 and 2021 include valuation of stock-based compensation, uncertain tax positions, and the valuation allowance on deferred tax assets.

Fair Value of Financial Instruments

The Company accounts for financial instruments under Financial Accounting Standards Board (“FASB”) ASC 820, Fair Value Measurements. ASC 820 provides a framework for measuring fair value and requires disclosures regarding fair value measurements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, based on the Company’s principal or, in absence of a principal, most advantageous market for the specific asset or liability.

The Company uses a three-tier fair value hierarchy to classify and disclose all assets and liabilities measured at fair value on a recurring basis, as well as assets and liabilities measured at fair value on a non-recurring basis, in periods subsequent to their initial measurement. The hierarchy requires the Company to use observable inputs when available, and to minimize the use of unobservable inputs, when determining fair value.

The three tiers are defined as follows:

⦁	Level 1–- Observable inputs that reflect quoted market prices (unadjusted) for identical assets or liabilities in active markets;
⦁	Level 2–- Observable inputs other than quoted prices in active markets that are observable either directly or indirectly in the marketplace for identical or similar assets and liabilities; and
⦁	Level 3–-Unobservable inputs that are supported by little or no market data, which require the Company to develop its own assumptions.

The determination of fair value and the assessment of a measurement’s placement within the hierarchy requires judgment. Level 3 valuations often involve a higher degree of judgment and complexity. Level 3 valuations may require the use of various cost, market, or income valuation methodologies applied to unobservable management estimates and assumptions. Management’s assumptions could vary depending on the asset or liability valued and the valuation method used. Such assumptions could include estimates of prices, earnings, costs, actions of market participants, market factors, or the weighting of various valuation methods. The Company may also engage external advisors to assist us in determining fair value, as appropriate.

Although the Company believes that the recorded fair value of our financial instruments is appropriate, these fair values may not be indicative of net realizable value or reflective of future fair values.

The Company’s financial instruments are carried at historical cost. At December 31, 2022 and 2021, respectively, the carrying amounts of these instruments approximated their fair values because of the short-term nature of these instruments.

ASC 825-10 “Financial Instruments” allows entities to voluntarily choose to measure certain financial assets and liabilities at fair value (“fair value option”). The fair value option may be elected on an instrument-by-instrument basis and is irrevocable unless a new election date occurs. If the fair value option is elected for an instrument, unrealized gains and losses for that instrument should be reported in earnings at each subsequent reporting date. The Company did not elect to apply the fair value option to any outstanding financial instruments.

Cash and Cash Equivalents and Concentration of Credit Risk

For purposes of the statements of cash flows, the Company considers all highly liquid instruments with a maturity of three months or less at the purchase date and money market accounts to be cash equivalents.

At December 31, 2022 and 2021, respectively, the Company did not have any cash equivalents.

The Company is exposed to credit risk on its cash and cash equivalents in the event of default by the financial institutions to the extent account balances exceed the amount insured by the FDIC, which is $250,000.

At December 31, 2022 and 2021, the Company’s cash balances exceeded FDIC insured limits by $256,583 and $0, respectively. The Company did not have any losses on cash in excess of the insured FDIC limit.

Derivative Liabilities

The Company analyzes all financial instruments with features of both liabilities and equity under FASB ASC Topic No. 480, (“ASC 480”), “Distinguishing Liabilities from Equity” and FASB ASC Topic No. 815, (“ASC 815”) “Derivatives and Hedging”. Derivative liabilities are adjusted to reflect fair value at each reporting period, with any increase or decrease in the fair value recorded in the results of operations (other income/expense) as change in fair value of derivative liabilities. The Company uses a binomial pricing model to determine fair value of these instruments.

Upon conversion or repayment of a debt instrument in exchange for shares of common stock, where the embedded conversion option has been bifurcated and accounted for as a derivative liability (generally convertible debt and warrants), the Company records the shares of common stock at fair value, relieves all related debt, derivatives, and debt discounts, and recognizes a net gain or loss on debt extinguishment.

Equity instruments that are initially classified as equity that become subject to reclassification under ASC Topic 815 are reclassified to liabilities at the fair value of the instrument on the reclassification date.

At December 31, 2022 and 2021, the Company had no derivative liabilities.

Convertible Notes with Fixed Rate Conversion Options

The Company may enter into convertible notes, some of which may contain fixed rate conversion features, whereby the outstanding principal and accrued interest may be converted, by the holder, into common shares at a fixed discount to the price of the common stock at the time of conversion. The Company measures the fair value of the notes at the time of issuance, which is the result of the share price discount at the time of conversion and records the premium to interest expense on the note issuance date.

Beneficial Conversion Features

For instruments that are not considered liabilities under ASC 480 or ASC 815, the Company applies ASC 470-20 to convertible securities with beneficial conversion features that must be settled in stock. ASC 470-20 requires that the beneficial conversion feature be valued at the commitment date as the difference between the effective conversion price and the fair market value of the common stock (whereby the conversion price is lower than the fair market value) into which the security is convertible, multiplied by the number of shares into which the security is convertible limited to the amount of the loan. This amount is recorded as a debt discount and amortized to interest expense in the Consolidated Statements of Operations.

Debt Discount

For certain notes issued, the Company may provide the debt holder with an original issue discount. The original issue discount is recorded as a debt discount, reducing the face amount of the note, and is amortized to interest expense over the life of the debt, in the Consolidated Statements of Operations.

Debt Issue Cost

Debt issuance cost paid to lenders, or third parties are recorded as debt discounts and amortized to interest expense over the life of the underlying debt instrument, in the Consolidated Statements of Operations.

Research and Development

The Company accounts for research and development costs in accordance with ASC subtopic 730-10, Research and Development (“ASC 730-10”).

Under ASC 730-10, all research and development costs must be charged to expense as incurred. Accordingly, internal research and development costs are expensed as incurred. Third-party research and development costs are expensed when the contracted work has been performed or as milestone results have been achieved as defined under the applicable agreement. Company-sponsored research and development costs related to both present and future products are expensed in the period incurred.

The Company incurred research and development expenses of $113,245 and $0 for the years ended December 31, 2022 and 2021, respectively.

Income Taxes

The Company accounts for income tax using the asset and liability method prescribed by ASC 740, “Income Taxes”. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the year in which the differences are expected to reverse. The Company records a valuation allowance to offset deferred tax assets if based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rates is recognized as income or loss in the period that includes the enactment date.

The Company follows the accountin” gui’ance for uncertainty in income taxes using the provisions of ASC 740 “Income Taxes”. Using that guidance, tax positions initially need to be recognized in the financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities.

As of December 31, 2022 and 2021, respectively, the Company had no uncertain tax positions that qualify for either recognition or disclosure in the financial statements.

The Company recognizes interest and penalties related to uncertain income tax positions in other expense. No interest and penalties related to uncertain income tax positions were recorded during the years ended December 31, 2022 and 2021, respectively.

Advertising Costs

Advertising costs are expensed as incurred. Advertising costs are included as a component of general and administrative expense in the statements of operations.

The Company recognized $79,931 and $0 in marketing and advertising costs during the years ended December 31, 2022 and 2021, respectively.

Stock-Based Compensation

The Company accounts for our stock-based compensation under ASC 718 “Compensation – Stock Compensation” using the fair value-based method. Under this method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. This guidance establishes standards for the accounting for transactions in which an entity exchanges it equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments.

The Company uses the fair value method for equity instruments granted to non-employees and use the Black-Scholes model for measuring the fair value of options.

The fair value of stock-based compensation is determined as of the date of the grant or the date at which the performance of the services is completed (measurement date) and is recognized over the vesting periods.

When determining fair value, the Company considers the following assumptions in the Black-Scholes model:

⦁ Exercise price,

⦁ Expected dividends,

⦁ Expected volatility,

⦁ Risk-free interest rate; and

⦁ Expected life of option

Basic and Diluted Earnings (Loss) per Share

Pursuant to ASC 260-10-45, basic loss per common share is computed by dividing net loss by the weighted average number of shares of common stock outstanding for the periods presented. Diluted loss per share is computed by dividing net loss by the weighted average number of shares of common stock, common stock equivalents and potentially dilutive securities outstanding during the period. Potentially dilutive common shares may consist of common stock issuable for stock options and warrants (using the treasury stock method), convertible preferred stock, convertible notes and common stock issuable. These common stock equivalents may be dilutive in the future.

At December 31, 2022 and 2021, respectively, the Company had the following common stock equivalents, which are potentially dilutive equity securities:

	December 31, 2022	December 31, 2021

Convertible Preferred Stock	700,000,000	—

Each share of preferred stock (7,000,000 and 0 shares, respectively) is convertible into 100 shares of common stock.

Related Parties

Parties are considered to be related to the Company if the parties, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal with if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests.

Recent Accounting Standards

Changes to accounting principles are established by the FASB in the form of Accounting Standards Updates (“ASU’s”) to the FASB’s Codification. We consider the applicability and impact of all ASU’s on our financial position, results of operations, stockholders’ deficit, cash flows, or presentation thereof. Management has evaluated all recent accounting pronouncements as issued by the FASB in the form of Accounting Standards Updates (“ASU”) through the date these financial statements were available to be issued and found the following recent accounting pronouncements issued, but not yet effective accounting pronouncements, are not expected to have a material impact on the financial statements of the Company.

In August 2020, FASB issued ASU 2020-06, Accounting for Convertible Instruments and Contracts in an Entity; Own Equity (“ASU 2020-06”), as part of its overall simplification initiative to reduce costs and complexity of applying accounting standards while maintaining or improving the usefulness of the information provided to users of financial statements. Among other changes, the new guidance removes from GAAP separation models for convertible debt that require the convertible debt to be separated into a debt and equity component, unless the conversion feature is required to be bifurcated and accounted for as a derivative or the debt is issued at a substantial premium. As a result, after adopting the guidance, entities will no longer separately present such embedded conversion features in equity and will instead account for the convertible debt wholly as debt. The new guidance also requires use of the “if-converted” method when calculating the dilutive impact of convertible debt on earnings per share, which is consistent with the Company’s current accounting treatment under the current guidance. The guidance is effective for financial statements issued for fiscal years beginning after December 15, 2023, and interim periods within those fiscal years, with early adoption permitted, but only at the beginning of the fiscal year.

We do not expect the adoption of this pronouncement will have a material effect on the Company’s financial statements.

Note 3 – Notes Payable and Convertible Notes Payable

Notes payable and Convertible Notes Payable are summarized as follows:

Maturity Date	Interest Rate	December 31,2022	December 31, 2021
April 2023	8% - 12%	$53,824	$45,300
May 2033	8%	53,312	49,363
August 2023	0%	150,000	—
September 2023	0%	790,000	250,000
November 2023	0%	692,858	—
		1,739,994	347,663
Less: unamortized debt discount		(404,514)	(211,709)
		$1,335,480	$135,954

Notes payable are detailed as follows:

Terms	Notes Payable	Notes Payable	Total

Issuance dates of notes	2020 and prior	2021
Maturity date	April 2023–- May 2023	November 2022–-May 2023
Interest rate	Unsecured	Unsecured
Collateral	See below	See below
Conversion rate

Balance–-December 31, 2020	$121,163	$—	$121,163
Proceeds (face amount of note)	—	291,500	291,500
Original issue debt discount	—	(125,000)	(125,000)
Debt discount–-beneficial conversion feature	—	(166,500)	(166,500)
Amortization of debt discount	—	79,792	79,792
Conversion of notes payable to common stock	—	(65,000)	(65,000)
Balance–-December 31, 2021	$121,163	$14,792	$135,955
Proceeds (face amount of note)	—	150,000	150,000
Original issue debt discount	—	(75,000)	(75,000)
Amortization of debt discount	—	296,181	296,181
Balance–-December 31, 2022	$121,163	$385,973	$507,136

* See Note 4 regarding conversion of debt to equity.

Convertible Notes Payable are detailed as follows:

Convertible
Terms	Notes Payable

Issuance dates of notes	February–- December 2022
Maturity date	November 2022–-November 2023
Interest rate	Unsecured
Collateral	See below
Conversion rate

Balance–-December 31, 2021	$—
Proceeds (face amount of note)	1,307,857
Original issue debt discount	(552,857)
Debt discount–-beneficial conversion feature	(75,000)
Amortization of debt discount	138,871
Conversion of notes payable to common stock	9,473
Balance–-December 31, 2022	$828,344

Notes Issued in 2022

During 2022, the Company issued a convertible note payable for $150,000. In connection with the issuance of this note, the Company recorded an original discount of $75,000. Additionally, due to the fixed rate embedded conversion feature, the Company also recorded a beneficial conversion feature of $75,000, resulting in an increase to additional paid in capital. The Company received $75,000 in net proceeds.

The total debt discount of $150,000 is being amortized over the life of the convertible note and has been recorded as a component of other income (expense) – net in the accompanying consolidated statements of operations.

The remaining convertible notes issued in 2022 totaling $1,232,857 contained original issue discounts totaling $477,857, resulting in net proceeds of $755,000. These original issue discounts are being amortized over the life of the notes and have been recorded as a component of other income (expense) – net in the accompanying consolidated statements of operations.

Each of these convertible notes aggregating $1,232,857 are convertible at a 20% discount to market upon the effectiveness of the Company’s Form S-1 registration statement. These convertible notes each contain an embedded contingent conversion feature that until the contingency is resolved (declared effectiveness of the S1 registration statement) is not required to be accounted for in accordance with the related accounting guidance. The embedded feature in these convertible notes was not accounted for at December 31, 2022.

Notes Issued in 2021

During 2021, the Company issued convertible notes payable totaling $291,500. In connection with the issuance of these notes, the Company recorded an original discount of $125,000. Additionally, due to the fixed rate embedded conversion feature, the Company also recorded a beneficial conversion feature of $166,500, resulting in an increase to additional paid in capital.

The total debt discount of $291,500 is being amortized over the life of the convertible notes and has been recorded as a component of other expenses in the accompanying statements of operations.

For the years ended December 31, 2022 and 2021, the Company recorded amortization of debt discount of $435,052 and $79,792, respectively.

Modification and Extinguishment of Convertible Notes Payable (Year Ended December 31, 2022)

Elimination of Conversion Options and Balance Sheet Classification

In April and June 2022, the Company eliminated the conversion options ($0.001 - $0.01/share) associated with all of its then outstanding convertible notes payable, including certain original issue discount notes.

On the date of modification, the Company determined that the present value of the cash flows of the modified debt instruments (including accrued interest) were greater than 10% different from the present value of the remaining cash flows under the original debt instruments. Additionally, the Company determined that the elimination of the conversion options were substantive on the date of modification.

As a result, the Company recorded a gain on debt extinguishment of $44,475 as follows:

Debt–-prior to modjfication	$151,611
Debt–-after modification	107,136
Gain on debt extinguishment	$44,475

All classification terminology on the accompanying balance sheets for these notes was changed from convertible notes payable–- net to notes payable – net for 2022, whereas the classification of convertible notes payable – net was reflected for the year ended December 31, 2021 since at that time, these notes had an effective conversion option.

All notes issued subsequent to the modifications are classified as convertible notes in the accompanying consolidated balance sheets.

Conversion of Accrued Interest Payable into Notes Payable

$9,473 of accrued interest payable on the convertible notes payable outstanding at the time of modification were added to the existing balance of various notes and carried forward as new notes.

Interest Rate

Prior to the modification, the convertible notes payable bore interest ranging from 8% to 15%. In connection with the modification, interest rates ranged from 8% to 12%.

There is no default interest rate for any notes or convertible notes issued.

Maturity Date

Prior to the modification, the convertible notes payable matured on various dates ranging from 2020 and prior through 2022. In connection with the modification, maturity dates ranged from April 2023 to May 2023.

Note 4 – Stockholders’ Deficit

The Company has two (2) classes of stock:

Common Stock

-	1,250,000,000 shares authorized
-	$0.001 par value
-	Voting at 1 vote per share

Preferred Stock

In May 2022 and December 2022, the Company’s Articles of Incorporation, as amended, authorized the issuance of 7,000,000 shares of preferred stock which may be amended from time to time in one or more series. The Board of Directors is authorized to determine, prior to issuing any such series of preferred stock and without any vote or action by the shareholders, the rights, preferences, privileges and restrictions of the shares of such series, including dividend rights, voting rights, terms of redemption, the provisions of any purchase, retirement or sinking fund to be provided for the shares of any series, conversion and exchange rights, the preferences upon any distribution of the assets of the Company, including in the event of voluntary or involuntary liquidation, dissolution or winding up of the Company, and the preferences and relative rights among each series of preferred stock.

The Board of Directors has made the following designations of its preferred stock.

Series A, Convertible Preferred Stock

-	7,000,000 shares authorized.
-	$0.001 par value.
-	Conversion feature–-each share of preferred stock is convertible into 100 shares of common stock.
-	Voting–-on an as converted basis with common stock, at the applicable conversion rate (100 votes for each share of convertible preferred held).
-	Dividends–-accrued only upon declaration of the board of directors, at the applicable conversion rate.
-	Mandatorily redeemable (automatic conversion) on January 1, 2025. (See below amendment)
-	Anti-dilution provision – rights exist for the period of two years after the convertible preferred shares were converted into common stock. Additionally, holders of the convertible preferred stock will have full ratchet anti-dilution protection rights at the rate of 65% calculated on a fully diluted basis. (See below amendment)

In connection with the issuance of these Series A, convertible preferred shares, the Company determined that there were no provisions within ASC 815 that were met, which would require derivative liability accounting treatment.  Specifically, as noted below, upon amending the terms of the Series A, convertible preferred stock, at that time, there had been no new stock issuances of any type which may have triggered the anti-dilution provision.

In December 2022, the Company amended its articles of incorporation related to certain terms of its Series A, convertible preferred stock.  At that time, the Company, along with approval from its convertible preferred stockholders agreed to remove provisions related to mandatory redemption as well as anti-dilution rights.

At December 31, 2022 and 2021, the Company had 7,000,000 and 0 shares issued and outstanding, respectively. See below for related issuances.

Equity Transactions for the Year Ended December 31, 2022

Stock Issued for Cash

The Company issued 6,000,000 shares of Series A, convertible preferred stock for $6,000 ($0.001/share).

Stock Issued for Option to Acquire Common Stock

The Company issued 1,000,000 shares of Series A, convertible preferred stock to an existing stockholder for the right to repurchase 172,159,473 shares of common stock for $122,873. The Company has until December 31, 2023 to exercise this option. At this time, the Company does not expect to exercise the option.

The Company recorded an expense of $1,000 ($0.001/share), based upon recent cash offerings of preferred stock with third parties. The expense has been included as a component of general and administrative expenses on the accompanying statements of operations.

Stock Issued for Services

The Company issued 2,450,000 shares of common stock for services rendered, having a fair value of $91,500 ($0.026 - $0.23/share), based upon the quoted closing trading price.

Stock Issued for Services – Related Party

The Company issued 200,000 shares of common stock to its Chief Executive Officer for services rendered, having a fair value of $5,200 ($0.026/share), based upon the quoted closing trading price of its common stock.

Acquisition of Designer Genomics International Corporation (Asset Purchase)

On July 1, 2022, the Company acquired the assets of Designer Genomics International Corporation (“DGI”) (a start-up entity) in exchange for 1,000,000 shares of common stock, having a fair value of $18,000 ($0.018/share), based upon the quoted closing trading price.

The assets of DGI consisted solely of the technological know-how of its owners. The Company was a dormant inactive entity at the time of asset purchase. The Company has recorded $18,000 as research and development expense in the accompanying consolidated statements of operations.

Pursuant to ASU 2017-01, Business Combinations (Topic 805): “Clarifying the Definition of a Business”, this acquisition was determined to be that of an asset and not a business, therefore, there was not a business combination requiring acquisition accounting or related financial reporting. Since this was deemed to be an asset purchase, this did not result in the recognition of goodwill or other identifiable intangible assets.

Cancellation of Common Stock

The Company cancelled 100,000 shares of common stock at par value. The net effect on stockholders’ deficit was $0. These shares were originally issued in 2019 for a research and development project that was never completed.

Beneficial Conversion Feature

The Company recorded a beneficial conversion feature of $75,000 in connection with the issuance of a convertible note payable resulting in an increase to additional paid in capital. See Note 3.

Equity Transactions for the Year Ended December 31, 2021

Conversion of Notes Payable into Common Stock

The Company issued 8,047,167 shares of common stock in exchange for notes and related accrued interest of $80,174 ($0.01/share). Of the total, $65,000 was note principal and $15,174 was related accrued interest payable. Accordingly, there was no gain or loss on debt extinguishment.

Cancellation of Common Stock

The Company cancelled 31,850,000 shares of common stock at par value. The net effect on stockholders’ deficit was $0. These shares were originally issued in 2019 for a research and development project that was never completed. The Company also returned shares it had received in the initial transaction.

Beneficial Conversion Feature

The Company recorded a beneficial conversion feature of $75,000 in connection with the issuance of a convertible note payable resulting in an increase to additional paid in capital.

Note 5 – Income Taxes

The Compan’'s tax expense differs from the“"expecte”" tax expense for the period (computed by applying the blended corporate and state tax rates of 24.52% to loss before taxes), are approximately as follows:

	December 31,2022	December 31, 2021
Federal income tax benefit–-20.06%	$(194,000)	$(38,000)
State income tax–-4.458%	(4-3,000)	(6,000)
Non-deductible items	(11,000)
Subtotal	(248,000)	(34,000)
Change in valuation allowance	248,000	34,000
Income tax benefit	$—	$—

The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities at December 31, 2022 and 2021 are approximately as follows:

	December 31,2022	December 31,2021
Amortization of debt discount	$(87,000)	$(20,000)
Share based payments	(28,000)	—
Net operating lass carryforwards	(294,000)	(182,000)
Total deferred Tax assets	(409,000)	(202,000)
Less valuation allowance	409,000	202,000
Net deferred tax asset recorded	$—	$—

Deferred tax assets and liabilities are computed by applying the federal and state income tax rates in effect to the gross amounts of temporary differences and other tax attributes, such as net operating loss carryforwards. In assessing if the deferred tax assets will be realized, the Company considers whether it is more likely than not that some or all of these deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the period in which these deductible temporary differences reverse.

During the year ended December 31, 2022, the valuation allowance increased by approximately $207,000. The total valuation allowance results from the Company’s estimate of its uncertainty in being unable to recover its net deferred tax assets.

At December 31, 2022, the Company has federal net operating loss carryforwards, which are available to offset future taxable income, of approximately $1,200,000. The Company is in the process of analyzing their NOL and has not determined if the Company has had any change of control issues that could limit the future use of these NOL’s.

NOL carryforwards that were generated after 2017 of approximately $1,200,000 may only be used to offset 80% of taxable income and are carried forward indefinitely.

These carryforwards may be subject to an annual limitation under Section 382 and 383 of the Internal Revenue Code of 1986, and similar state provisions if the Company experienced one or more ownership changes which would limit the amount of NOL and tax credit carryforwards that can be utilized to offset future taxable income and tax, respectively. In general, an ownership change, as defined by Section 382 and 383, results from transactions increasing ownership of certain stockholders or public groups in the stock of the corporation by more than 50 percentage points over a three- year period. The Company has not completed an IRC Section 382/383 analysis. If a change in ownership were to have occurred, NOL and tax credit carryforwards could be eliminated or restricted.

If eliminated, the related asset would be removed from the deferred tax asset schedule with a corresponding reduction in the valuation allowance. Due to the existence of the valuation allowance, limitations created by future ownership changes, if any, will not impact the Company’s effective tax rate.

The Company files corporate income tax returns in the United States and Florida jurisdictions. Due to the Company’s net operating loss posture, all tax years are open and subject to income tax examination by tax authorities. The Company’s policy is to recognize interest expense and penalties related to income tax matters as tax expense. At December 31, 2022 and 2021, respectively, there were no unrecognized tax benefits, and there are no significant accruals for interest related to unrecognized tax benefits or tax penalties.

Note 6 – Subsequent Events

Stock Issued for Services

In February 2023, the Company issued 490,000 shares of common stock for services rendered, having a fair value of $176,400 ($0.36/share), based upon the quoted closing trading price.

Stock Issued for License

In February 2023, the Company issued 1,000,000 shares of common stock in exchange for the right to license, manufacture and market nutraceutical products. These shares had a fair value of $370,000 ($0.37/share), based upon the quoted closing trading price. The Company will expense the issuance of these shares as a component of research and development. Additionally, the Company will pay $0.10/bottle of product sold.

Convertible Note Payable

In January 2023, the Company issued an unsecured, one-year (one), original issue discount convertible note with a face amount of $100,000. This note contained an original issue discount of $30,000, resulting in net proceeds of $70,000.

This note is convertible at a 20% discount to market upon the effectiveness of the Company’s Form S-1 registration statement. This convertible note contains an embedded contingent conversion feature that until the contingency is resolved (declared effectiveness of the S1 registration statement) is not required to be accounted for in accordance with the related accounting guidance.

Ludwig Enterprises, Inc.

47,000,000 Shares of Common Stock

PROSPECTUS

___________, 2023

Through and including ________, 2023 (the 40th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder. No expenses will be borne by the Selling Stockholder. All of the amounts shown are estimates, except for the SEC registration fee.

Type	Amount
SEC registration fee	$6,474.25
Accounting fees and expenses*	10,000
Legal fees and expenses*	17,500
Printing expenses*	2,000
Miscellaneous fees and expenses*	10,000
Total expenses*	45,974.25
* Estimated

Item 14. Indemnification of Directors and Officers

Our Bylaws provide that the Company shall indemnify our directors and officers from and against any liability arising out of their service as a director or officer of the Company or any subsidiary or affiliate of which they serve as an officer or director at our request to the fullest extent not prohibited by NRS Chapter 78. The effect of this provision of our bylaws is to eliminate our right and our stockholders (through stockholders’ derivative suits on behalf of the Company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our bylaws are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15. Recent Sales of Unregistered Securities

The following is a summary of transactions by us within the past three years involving sales or our securities that were not registered under the Securities Act.

Item 16. Exhibits and Financial Statement Schedules

(10) Exhibits

Exhibit No.:	Description of Exhibit	Incorporated by Reference to:
3.1	Articles of Incorporation, as amended through November 30, 2022	Filed previously.
3.2	Certificate of Amendment to Articles of Incorporation filed December 19, 2022	Filed previously.
3.3	Bylaws	Filed previously .
4.1	Promissory Note dated February 7, 2022, in favor of Homeopathic Partners, Inc.	Filed previously.
4.2	Promissory Note dated November 4, 2021, in favor of Homeopathic Partners, Inc.	Filed previously.
4.3	Promissory Note dated October 1, 2022, in favor of Homeopathic Partners, Inc.	Filed previously.
4.4	Promissory Note dated November 1, 2022, in favor of Homeopathic Partners, Inc.	Filed previously.
4.5	Promissory Note dated September 1, 2022, in favor of Steven J. Preiss	Filed previously.
4.6	Promissory Note dated August 30, 2022, in favor of Michael Magliochetti, Jr.	Filed previously.
4.7	Promissory Note dated August 30, 2022, in favor of Michael Magliochetti, Jr.	Filed previously.
4.8	Promissory Note dated August 31, 2022, in favor of Christopher Wald	Filed previously.
4.9	Promissory Note dated December 1, 2022, in favor of Brandon Ivery	Filed previously.
4.10	Promissory Note dated December 1, 2022, in favor of Carlesha Chambers	Filed previously.
4.11	Promissory Note dated November 28, 2022, in favor of Jeffery Lee	Filed previously.
4.12	Promissory Note dated November 28, 2022, in favor of Kim Farahay	Filed previously.
4.13	Promissory Note dated December 1, 2022, in favor of Kim Farahay	Filed previously.
4.14	Promissory Note dated January 12, 2022, in favor of Eileen Farahay	Filed previously.
4.15	Promissory Note dated January 12, 2022, in favor of Russ Kaminski	Filed previously.
4.16	Promissory Note dated December 1, 2022, in favor of John Dymond	Filed previously.
4.17	Promissory Note dated December 1, 2022, in favor of Carl La Rue	Filed previously.
4.18	Promissory Note dated December 1, 2022, in favor of Brent Lunde	Filed previously.
4.19	Specimen Stock Certificate evidencing the shares of common stock	Filed herewith.
4.20	Note Extension Agreements between Registrant and Michael Magliochetti, Jr.	Filed previously.
4.21	Note Extension Agreement between Registrant and Homeopathic Partners, Inc. (2/7/22 Promissory Note)	Filed previously.
4.22	Note Extension Agreement between Registrant and Homeopathic Partners, Inc. (11/4/22 Promissory Note)	Filed previously.
4.23	Note Extension Agreement between Registrant and Homeopathic Partners, Inc. (10/21/22 Promissory Note)	Filed previously.
4.24	Note Extension Agreement between Registrant and Steven J. Preiss	Filed previously.
4.25	Note Extension Agreement between Registrant and Christopher Wald	Filed previously.
4.26	Promissory Note dated January 16, 2023, in favor of William R. Yahner, Jr.	Filed previously.
4.27	Promissory Note date August 10, 2023, in favor of Worthington Financial Services, Inc.	Filed previously.
5.1	Opinion of Newlan Law Firm, PLLC	Filed previously.
10.1	Stock Option Agreement dated June 27, 2020, between Registrant and Worthington Financial Services	Filed previously.
10.2	Amendment to Stock Option Agreement dated June 27, 2020, between Registrant and Worthington Financial Services	Filed previously.
10.3	Employment Agreement dated June 15, 2022, between Registrant and Anne B. Blackstone	Filed previously.
10.4	Consulting Agreement dated July 1, 2022, between Registrant and Homeopathic Partners, Inc.	Filed previously.
10.5	Consulting Agreement dated July 1, 2022, between Registrant and Marvin S. Hausman, M.D.	Filed previously.
10.6	Business Services Contract dated July 2, 2022, between Registrant and Grace Health Technology Corporation	Filed previously.
10.7	Consulting Agreement dated July 1, 2022, between Registrant and Kyle Ambert, PhD	Filed previously.
10.8	Agreement between Registrant and Xikoz, Inc.	Filed previously.
10.9	Asset Purchase agreement between the Registrant and Designer Genomics International Corporation.	Filed previously.
10.10	Agreement between Registrant and Fannon Group.	Filed previously.
10.11	Agreement between Registrant and Dr. Kim Farhay and Dr. Jeff Lee	Filed previously.
10.12	Common Stock Repurchase Agreement between Registrant and Worthington Financial Services, Inc.	Filed previously.
10.13	Termination Agreement between Registrant and Marvin S. Hausman, M.D.	Filed previously.
10.14	Termination Agreement between Registrant and Homeopathic Partners, Inc.	Filed previously.
10.15	Termination Agreement between Registrant and The Fannon Group	Filed previously.
10.16	Executive Employment Agreement between Registrant and Marvin S. Hausman, M.D.	Filed previously.
10.17	Executive Employment Agreement between Registrant and Thomas Terwilliger	Filed previously.
10.18	Amendment No. 1 Employment Agreement between Registrant and Anne B. Blackstone	Filed herewith.
22.1	Subsidiaries of Registrant	Filed previously.
23.1	Consent of Assurance Dimensions, Inc., Independent Registered Public Accounting Firm	Filed herewith.
23.2	Consent of Newlan Law Firm, PLLC (included in Exhibit 5.1)	Filed previously.
107	Filing Fee Table	Filed previously.

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i), (a)(1)(ii), and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the Offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the Offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the Offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the Offering made by the undersigned registrant to the purchaser.

(b) That, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes:

(1) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the Offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2) That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Form S-1 and has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Sparks, Nevada, on  October 20 , 2023.

LUDWIG ENTERPRISES, INC.

By:	/s/ Marvin S. Hausman, M.D.
Marvin S. Hausman, M.D.
Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-1 has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Name	Title(s)	Date
/s/ Marvin S. Hausman, M.D. Marvin S. Hausman, M.D.	Chief Executive Officer [Principal Executive Officer] and Chief Science Officer	October 20 , 2023
/s/ Anne B. Blackstone Anne B. Blackstone	President, Acting Chief Financial Officer [Principal Accounting Officer] and Director	October 20 , 2023
/s/ Thomas Terwilliger Thomas Terwilliger	Chief Operating Officer, Treasurer and Secretary	October 20 , 2023